UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Air Products and Chemicals, Inc.

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Proxy Statement for 2021 Annual Meeting of Shareholders Thursday, January 28, 2021 2:00 p.m. (Eastern Time) Virtual Meeting Website: www.virtualshareholdermeeting.com/APD2021

Proxy Statement

We have provided you this Notice of Annual Meeting and proxy statement because the Board of Directors (the “Board”) of Air Products and Chemicals, Inc. (the “Company” or “Air Products”) is soliciting your proxy to vote at the Company’s 2021 Annual Meeting of Shareholders on January 28, 2021 (the “Annual Meeting”). This proxy statement contains information about the items to be voted on at the Annual Meeting and information about the Company. Instructions on how to access this proxy statement and our 2020 Annual Report to Shareholders on the Internet or paper copies of the proxy statement and Annual Report are first being sent to shareholders on or about December 9, 2020.

Message to Our Shareholders

December 9, 2020

Dear Fellow Shareholder:

On behalf of the Board of Directors, I am pleased to invite you to attend the 2021 Annual Meeting of Shareholders of Air Products and Chemicals, Inc. to be held on Thursday January 28, 2021 at 2:00 p.m. (Eastern Time). This year’s Annual Meeting will be held in a virtual format through a live audio webcast, which can be accessed at www.virtualshareholdermeeting.com/APD2021. Shareholders participating in the meeting will have the ability to submit questions during the live audio webcast.

Attached you will find a Notice of Annual Meeting and proxy statement that contain additional information, including the items of business and methods you can use to vote your proxy, such as the telephone or Internet. Your vote is important. I encourage you to sign and return your proxy card or use Internet, mobile device or telephone voting prior to the meeting, so that your shares of common stock will be represented and voted at the meeting, even if you cannot attend.

Over the past six years, we have transformed Air Products into the best performing industrial gas company in the world. As we continue to execute our strategic Five-Point Plan, we are creating sustainable growth opportunities to deliver value to our shareholders, customers, employees and communities around the world.

In 2020, we were presented with unprecedented challenges due to the COVID-19 pandemic. I am very proud of how our team around the world rose to the occasion demonstrating their commitment to keeping our 750 plants running, supplying customers with essential products, winning new deals and improving our profitability. I would like to thank our more than 19,000 employees for their unwavering commitment to keeping Air Products operating successfully during these difficult times.

I am excited about making our dreams of the future a reality. As we move forward, we have significant opportunities to help solve the world’s urgent energy and environmental needs through large-scale gasification, carbon capture and hydrogen for mobility megaprojects designed to move us towards a better future.

In fiscal 2020, we announced the $7 billion NEOM project, which will enable Air Products to supply carbon-free hydrogen to power buses and trucks by 2025 and eliminate three million tons-per-year of CO2 emissions, smog-forming emissions and other pollutants from the equivalent of more than 700,000 cars. We also signed a long-term on-site contract for a world-scale coal-to-methanol production facility in Indonesia, supporting energy independence and enabling the production of nearly two million tons-per-year of methanol. And, we announced our largest-ever investment in the United States for the Gulf Coast Ammonia project in Texas.

In addition to delivering superior financial performance, our people know that they are supporting a higher purpose in the work that they do every day. Our higher purpose at Air Products is to bring people around the world together, so that they can collaborate and develop innovative solutions to some of the most significant energy and environmental challenges we all face. That higher purpose inspires our team and drives us every day.

There is more to come, as we focus on creating and winning projects that help customers and countries meet their growing needs.

I look forward to speaking with fellow shareholders in January. Until then, stay well and stay safe.

“I am very proud of how our team around the world rose to the occasion demonstrating their commitment to keeping our 750 plants running, supplying customers with essential products, winning new deals and improving our profitability.”

All the best,

Seifi Ghasemi
Chairman, President and Chief Executive Officer

2021 Proxy Statement	i

Notice of Annual Meeting of Shareholders

Logistics
Date and Time Thursday, January 28, 2021 2:00 p.m. (Eastern Time)

Virtual Meeting

To support the health and well-being of our employees and shareholders, the 2021 Annual Meeting of Shareholders will be conducted virtually at:

www.virtualshareholdermeeting.com/APD2021.

Procedures for attending and participating in the virtual meeting are explained on page 68.

Record Date Shareholders of record at the close of business on November 30, 2020 are entitled to receive this notice and to vote at the meeting.

Important Notice Regarding Internet Availability of Proxy Materials for the Air Products and Chemicals, Inc. 2021 Annual Meeting of Shareholders To Be Held on January 28, 2021:

Our proxy statement and 2020 Annual Report to Shareholders are available at www.proxyvote.com.

Items of Business
Company Proposals	Board Vote Recommendation	Votes Required	Page

Proposal 1. Elect the eight nominees proposed by the Board of Directors as directors for a one-year term ending in 2021.	FOR	Majority of Votes Cast	1

Proposal 2. Conduct an advisory vote on executive officer compensation.	FOR	Majority of Votes Cast	19

Proposal 3. Approve the Air Products and Chemicals, Inc. 2021 Long-Term Incentive Plan.	FOR	Majority of Votes Cast	51

Proposal 4. Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2021.	FOR	Majority of Votes Cast	59

Shareholders will also attend to such other business as may properly come before the meeting or any postponement or adjournment of the meeting.

How to Vote

Shareholders of Record (shares registered in your name with the Company’s transfer agent) and Retirement Savings Plan Participants:

Internet	Mobile Device	Telephone	Mail	Vote Online During the Meeting
www.proxyvote.com	Scan the QR Code to vote using	1-800-690-6903	Complete, sign and mail your proxy card or voting instruction form in the self-addressed envelope provided.	For instructions on voting during the meeting please see page 68.

Street Name Holders (shares held through a broker, bank or other nominee): Refer to the voting instruction form provided by your broker, bank or other nominee.

Important

Whether you plan to attend the meeting or not, please submit your proxy as soon as possible in order to avoid additional soliciting expense to the Company. The proxy is revocable and will not affect your right to vote if you attend the meeting.

By order of the Board of Directors,

Sean D. Major
Executive Vice President, General Counsel and Secretary
December 9, 2020

ii

Proxy Statement Highlights

This section summarizes information contained elsewhere in the proxy statement. These highlights do not contain all the information that you should consider before voting or provide a complete description of the topics covered. Please read the entire proxy statement before voting.

Fiscal 2020 Company Performance Highlights

Financial Performance
EARNINGS PER SHARE

Increased 8% over fiscal 2019.

ADJUSTED EARNINGS PER SHARE[1]

Increased 2% over fiscal 2019.

NET INCOME

Increased 7% over fiscal 2019.

ADJUSTED EBITDA[1]

Increased 4% over fiscal 2019.

Safety Performance
Although our safety record improved in fiscal 2020, with a 63% improvement in the employee lost time injury rate and a 31% improvement in the employee recordable injury rate since fiscal 2014, the Company did not achieve all of its safety objectives in fiscal 2020.

Operational Performance
The Company demonstrated its strength, character and compassion during the COVID-19 pandemic by supporting its talented, dedicated workforce, keeping plants running and supplying critical products, winning significant new growth projects worldwide and supporting local communities. The Company continued to execute its gasification strategy and signed an agreement to produce carbon-free hydrogen in Saudi Arabia and a long-term on-site contract for a world scale coal-to-methanol production facility in Indonesia.

Returns to Shareholders
The Company returned approximately $1.1 billion to shareholders through dividends, increasing dividends for the 38th consecutive year.

[1]	This is a financial measure not calculated in accordance with United States generally accepted accounting principles (“GAAP”). See Appendix A for a reconciliation to the most directly comparable financial measure calculated under GAAP.

2021 Proxy Statement	iii

Sustainability at Air Products

Providing innovative solutions through deeply-rooted values

Grow responsibly through sustainability-driven opportunities that benefit our customers and our world.	Conserve resources and reduce environmental footprints through cost-effective improvements.	Care for our employees, customers and communities—protecting our ability to operate and grow.

We help customers improve their sustainability performance through higher productivity, better quality products, reduced energy use and lower emissions.	We set aggressive environmental performance goals for greenhouse gas emissions, energy, water and our fleet. We measure our progress to continually improve our operations.

We continue to nurture a culture of safety, simplicity, speed and self-confidence.

Our goal is zero accidents and zero incidents. We are committed to developing our people, supporting our communities, engaging suppliers and upholding our integrity.

The Company was ranked 10th on Barron’s List of the 100 Most Sustainable Companies in 2020 and named to the Dow Jones Sustainability Index (North America), ISSoekom Prime, FTSE4Good Index, Ethibel Sustainability Index (Excellence Global) and Corporate Responsibility Magazine’s 100 Best Corporate Citizens and received a gold rating from EcoVadis in 2019 and 2020. The Company was selected as a Corporate Equality Index Best Place to Work for LGBT Equality in 2019 and 2020 for its diversity and inclusion initiatives.

iv

Voting Roadmap

PROPOSAL 1	Elect the eight nominees proposed by the Board of Directors as directors for a one-year term ending in 2022.
	The Board recommends a vote “FOR” each of the eight nominees.	» Page 1

The individuals nominated for election to the Board are all current directors and possess a broad range of qualifications and skills that facilitate strong oversight of Air Products’ management and strategy. Our directors have diverse backgrounds and experiences and have demonstrated a commitment to strong corporate governance, shareholder engagement and sustainability.

Director Nominees

		Tenure (Full Years)	Committees
Name and Current or Previous Position	Diverse		AF	CGN	E	MDC
Susan K. Carter - Independent Retired Senior Vice President and Chief Financial Officer of Ingersoll-Rand Public Limited Company	✓	9
Charles I. Cogut - Independent Retired Partner, Simpson, Thacher & Bartlett LLP		5
Lisa A. Davis - Independent Former Member of the Managing Board for Siemens AG and Former Chair and CEO of Siemens Corporation USA	✓	0
Chadwick C. Deaton - Independent, Lead Director Retired Chairman and Chief Executive Officer of Baker Hughes Incorporated		10		●
Seifollah Ghasemi Chairman, President and Chief Executive Officer of Air Products and Chemicals, Inc.	✓	7			●
David H.Y. Ho - Independent Chairman and Founder of Kiina Investment Ltd.	✓	7
Edward L. Monser - Independent Retired President and Chief Operating Officer, Emerson Electric Co.		7				●
Matthew H. Paull - Independent Retired Senior Executive Vice President and Chief Financial Officer of McDonald’s Corporation		7	●
AF	Audit and Finance	CGN	Corporate Governance and Nominating	● Chair
E	Executive	MDC	Management Development and Compensation	Member

2021 Proxy Statement	v

Board Snapshot

Independence 88% Independent 7 Independent 1 Not Independent	Diversity 50% Diverse 4 Diverse 4 Other	Tenure 6.6 years Average Tenure 2 Newer Directors (5 years or less) 6 Medium-Tenured Directors (6 to 10 years)

Director Qualifications and Skills

The Board possesses a broad range of qualifications and skills that facilitate strong oversight of Air Products’ management and strategy. The following matrix identifies the primary skills that the Corporate Governance and Nominating Committee and the Board considered in connection with the re-nomination of the current directors.*

	Carter	Cogut	Davis	Deaton	Ghasemi	Ho	Monser	Paull
Accounting/Financial Reporting	●	●	●			●	●	●
Corporate Governance	●	●	●	●	●		●	●
Diverse Director	●		●		●	●
Executive Leadership	●		●	●	●	●	●	●
Finance and Capital Management	●		●	●	●	●		●
Government Relations	●		●	●	●	●	●
Industry/Operations	●		●	●	●	●	●	●
Information Technology	●			●		●
International Experience	●	●	●	●	●	●	●	●
Investor Relations	●			●	●		●	●
Large Industrial Projects	●		●	●	●		●
Legal Affairs		●
Logistics Experience	●		●	●			●	●
Mergers & Acquisitions	●	●	●	●	●		●	●
Oil and Gas Experience	●		●	●	●		●
Technology	●		●	●		●	●
*	The absence of a mark does not necessarily indicate that the director does not possess that qualification or skill.

vi

Shareholder Engagement

The Board believes that fostering long-term relationships with shareholders, listening to their concerns and maintaining their trust and goodwill is a prerequisite to good governance.

Management conducts extensive engagements with key shareholders.	These engagements include discussions about governance, compensation, sustainability and safety, as well as financial and operational matters, to ensure that management and the Board understand and address the issues that are important to our shareholders.	The Board oversees the discharge by management of shareholder communication and engagement and receives regular reports on shareholder comments and feedback. The Board encourages dialogue on issues of interest to shareholders.	The Board also specifically seeks to understand any significant voting trends regarding the Company’s executive officer compensation program and other governance matters.

Sustainability

The Board of Directors has accountability for oversight of our environmental and safety performance, which it reviews at least quarterly. The Corporate Governance and Nominating Committee has responsibility for monitoring our response to important public policy issues, including sustainability, which is reviewed on a routine basis. Business ethics, climate change, diversity and talent management are key subjects related to sustainability that are discussed by the Board. The Board also reviews our progress against our new “Third by ‘30” carbon intensity goal, which was established in 2020 for achievement by 2030. This new sustainability goal is focused on reducing our carbon dioxide (CO2) emissions intensity (kg/CO2/MM BTU) by one-third by the year 2030 from a 2015 baseline. We set this new target in 2020 after successfully attaining many of our 2020 Sustainability Goals. We also established new goals related to diversity. We are dedicated to achieving at least 28% female representation in the professional and managerial population globally by 2025 as well as at least 20% minority representation in the same population in the United States by 2025. We continue to engage in developing sustainability goals in other areas related to our Grow-Conserve-Care sustainability framework. In addition, the Management Development and Compensation Committee has structured our executive compensation program to balance financial results with other Company values such as sustainability, safety, diversity and ethical conduct. We also engage with our shareholders on sustainability matters.

For information about how we manage sustainability, including our 2020 Sustainability Goals, and to access our 2020 Sustainability Report, please visit the sustainability page of our website.

2020 Corporate Sustainability Report* www.airproducts.com/company/sustainability.aspx

*	The information on the sustainability website is not incorporated by reference into, and does not form part of, this proxy statement.

2021 Proxy Statement	vii

PROPOSAL 2	Conduct an advisory vote on executive officer compensation.

	The Board recommends a vote “FOR” this item.	Page 19

As described in the Compensation Discussion and Analysis, our executive officer compensation program has been designed to support our long-term business strategies and drive creation of shareholder value. It is aligned with the competitive market for talent, sensitive to Company performance and oriented to long-term incentives to maintain and improve the Company’s long-term profitability. We believe our program delivers reasonable pay that is strongly linked to Company performance.

Fiscal 2020 Compensation Highlights

●	Median Pay Program. The executive officer compensation program is designed to deliver compensation that approximates the median for one or more carefully selected peer groups and that exceeds the median when performance exceeds expectations. Based on Mr. Ghasemi’s superior performance across his tenure with Air Products, the Management Development and Compensation Committee positioned compensation of our Chief Executive Officer (“CEO”) to approximate the 75th percentile of the market.
●	Shareholder Focused Performance Metrics. Fiscal 2020 executive officer incentive compensation performance metrics support the Company’s priorities for creation of shareholder value.

Say on Pay Support

At the January 2020 Annual Meeting of Shareholders, our shareholders supported the Company’s executive officer compensation program with approximately 96.01% of votes cast in favor of approval.

Below is a summary of the components of total direct compensation for fiscal 2020 delivered to our CEO and our other named executive officers.

Type	CEO Target	Other Named Executive Officer Target	Key Terms
Base Salary			●Target at market median with adjustment based on level of responsibility, experience and individual performance
Annual Incentive			●Target payout references market median ●Payout driven by aggressive adjusted earnings per share (“EPS”) target

Long-Term Incentives			●Target value based on market median for long-term incentives
Performance Shares
●Actual payout based on relative total shareholder return (“TSR”) over three-year performance period
●50th percentile required for target payout
●Actual value determined by shareholder returns during vesting period
●Restricted Stock Units vest over four-year period

Restricted Stock Units

viii

Pay and Performance Alignment

Below is the Equilar Inc. Pay for Performance Profile for the 2017-2019 reported periods comparing Air Products’ CEO compensation and TSR to that of the members of the S&P 500 Basic Materials Sector for the past three years (reflecting TSR calendar years 2017-2019 and Summary Compensation Table total compensation for CEOs and CEO ISS Realizable Pay for fiscal years ending with or within calendar years 2017-2019).

TSR	TSR

CEO Total Compensation (Summary Compensation Table)	CEO Realizable Pay

Compensation Governance Best Practices

The Management Development and Compensation Committee recognizes that shareholders want assurance that the processes for determining and paying executive officer compensation reflect thoughtful stewardship of the Company’s resources. The Committee has adopted the following practices, among others, to demonstrate its commitment to this principle:

COMPENSATION GOVERNANCE HIGHLIGHTS

✓	Independent directors make final compensation decisions pertaining to executive officers.
✓	The Committee is advised by an independent compensation consultant.
✓	Executive sessions are held at all Board and Committee meetings.
✓	Compensation is targeted at median for similar industrial companies.
✓	Stringent stock ownership guidelines maintained for directors.
✓	Executive officers are prohibited from hedging or pledging Company stock.
✓	Performance goals and formulas are consistently administered.
✓	Dilution and burn rate relative to peers are reviewed annually.
✓	Change in control arrangements require double-trigger for vesting.
✓	Clawback policy in place to deter executive officer misconduct and reclaim certain awards and incentives.

2021 Proxy Statement	ix

PROPOSAL 3	Approve the Air Products and Chemicals, Inc. 2021 Long-Term Incentive Plan.

	The Board recommends a vote “FOR” this item.	Page 51

Shareholders are being asked to approve the Air Products and Chemicals, Inc. 2021 Long-Term Incentive Plan (the “Plan”), which will be used to grant equity compensation awards to our employees, including our executive officers, and directors as described herein. After review, the Board, acting upon the recommendation of the Management Development and Compensation Committee, determined that it was in the best interests of the Company to adopt a new plan to provide for the continued issuance of equity compensation to our employees, officers and directors.

This proposal requests that our shareholders approve the Air Products and Chemicals, Inc. 2021 Long-Term Incentive Plan. The Plan was adopted by the Board in November 2020, subject to receipt of shareholder approval. As described in the Compensation Discussion and Analysis in this proxy statement, long-term incentives are an important component of our executive compensation program. The Plan contains a number of provisions that the Board believes are consistent with our shareholders’ interests and sound corporate governance practices. Shareholder approval of the Plan will allow us to carry out our objectives of providing meaningful equity compensation to align the interests of award recipients with our shareholders and provide strong incentives for our employees to execute our corporate strategy and positively influence our overall performance. If our shareholders approve the Plan, it will take effect immediately and replace our Long-Term Incentive Plan. Outstanding awards granted under the Long-Term Incentive Plan will remain in effect pursuant to their terms. The full text of the Plan is attached hereto as Appendix B.

PROPOSAL 4	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2021.

	The Board recommends a vote “FOR” this item.	Page 59

The Audit and Finance Committee selected Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for fiscal 2021. The Board believes that the engagement of Deloitte as our independent registered public accounting firm for fiscal 2021 is in the best interests of the Company and is submitting the appointment of Deloitte to our shareholders for ratification as a matter of good corporate governance.

This proposal requests that our shareholders ratify the Audit and Finance Committee’s appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending September 30, 2021. Deloitte has served as our independent registered public accounting firm since our 2019 fiscal year.

x

Corporate Governance at Air Products

PROPOSAL 1	Election of Directors

The Board has nominated its eight incumbent directors for election to the Board for terms expiring at the 2022 Annual Meeting of Shareholders following the election and qualification of their successors: Susan K. Carter, Charles I. Cogut, Lisa A. Davis, Chadwick C. Deaton, Seifollah (“Seifi”) Ghasemi, David H.Y. Ho, Edward L. Monser and Matthew H. Paull. Biographical information on these nominees and a description of their qualifications to serve as directors appear beginning on page 3. Each nominee elected as a director is expected to continue in office until his or her term expires or until his or her earlier retirement, resignation, removal or death.

Each of the nominees has consented to be named in this proxy statement and has agreed to serve if elected. If a nominee is unavailable for election at the time of the Annual Meeting, the Company representatives named on the proxy card will vote for another nominee proposed by the Board or, as an alternative, the Board may reduce the number of directors on the Board.

The Board recommends a vote “FOR” the election of Ms. Carter, Mr. Cogut, Ms. Davis, Mr. Deaton, Mr. Ghasemi, Mr. Ho, Mr. Monser and Mr. Paull.

All of the individuals nominated for election to the Board are current directors and possess a broad range of qualifications and skills that facilitate strong oversight of Air Products’ management and strategy. Our directors have diverse backgrounds and experiences and have demonstrated a commitment to strong corporate governance, shareholder engagement and sustainability.

The Board of Directors

Selection of Directors

The Board has established the following minimum qualifications for all non-management directors:

✓Business experience ✓Judgment ✓Independence	✓Integrity ✓Ability to commit sufficient time and attention to the activities of the Board	✓Absence of any potential conflicts with the Company’s interests ✓An ability to represent the interests of all shareholders

While the Board has not adopted a formal policy on diversity, the Corporate Governance Guidelines (the “Guidelines”) provide that, as a whole, the Board should include individuals with a diverse range of experiences to give the Board depth and breadth in the mix of skills represented. The Board seeks to include an array of skills, perspectives and experience in its overall composition. This mandate is implemented by seeking to identify candidates that bring diverse skill sets, backgrounds and experiences, including ethnic, gender and geographic diversity, to the Board when director candidates are needed. The Board believes its current members reflect a diverse array of skills, perspectives and experience as well as ethnic, gender and geographic diversity. For additional information, please refer to our directors’ skills matrix on page vi and the information on page 2.

2021 Proxy Statement	1

Board Composition

The Board is composed of a diverse group of leaders in their respective fields. Our directors have leadership experience at major domestic and international companies with operations inside and outside the United States. Our directors also have experience on other companies’ boards, which provides an understanding of different business processes, challenges, strategies and approaches to problem-solving. Our directors have substantial experience in key aspects of our operations, finance and capital management and government relations as well as in the market sectors we serve, including the energy, electronics and chemicals industries. Our directors also possess extensive experience in functional areas that are important to the execution of their oversight responsibilities, including corporate governance, accounting and financial reporting, information technology, mergers and acquisitions, investor relations and legal affairs. We believe all of our directors have personal traits such as candor, integrity, commitment and collegiality that are essential to effective corporate governance.

Board Snapshot

Independence	Diversity	Tenure
88%	50%	6.6 years
Independent	Diverse	Average Tenure

7 Independent 1 Not Independent	4 Diverse 4 Other	2 Newer Directors (5 years or less) 6 Medium-Tenured Directors (6 to 10 years)

Board Qualifications and Skills

The Board believes that it is desirable that the following experience, qualifications and skills be possessed by one or more of Air Products’ Board members because of their particular relevance to the Company’s business and strategy.

2

Director Biographies

Information follows about the age and business experience of the director nominees and the particular experience, qualifications, attributes and skills that led the Board to conclude that each nominee should continue to serve as a director. All of the nominees are currently directors.

Age 62 Director Since 2011 Committees Audit and Finance Management Development and Compensation

Susan K. Carter Independent
Retired Senior Vice President and Chief Financial Officer of Ingersoll-Rand Public Limited Company

Background

Susan K. Carter is the retired Senior Vice President and Chief Financial Officer of Ingersoll-Rand Public Limited Company (renamed Trane Technologies plc on February 29, 2020), a diversified industrial company now known as Trane Technologies plc. She joined Ingersoll-Rand in September 2013 and retired in April 2020. Prior to joining Ingersoll-Rand, Ms. Carter served as Executive Vice President and Chief Financial Officer of KBR, Inc. from 2009 to 2013, as Executive Vice President and Chief Financial Officer of Lennox International Inc. from 2004 to 2009 and as Vice President and Chief Accounting Officer of Cummins, Inc. from 2002 to 2004. She also has held senior financial and accounting roles at Honeywell International Inc., DeKalb Corporation and Crane Co. Ms. Carter currently serves as a director of ON Semiconductor Corporation. Ms. Carter received a Bachelor’s degree in Accounting from Indiana University and received a Master’s degree in Business Administration from Northern Illinois University. She is a Certified Public Accountant.

Qualifications

Ms. Carter has significant experience in financial reporting, information technology, accounting, finance and capital management, investor relations and international operations due to her experience as chief financial officer for a series of global publicly held corporations. Her background provides the Board with broad expertise in international financial and operational issues as well as significant understanding of financial reporting issues and issues relating to acquisitions and divestitures.

Age 73 Director Since 2015 Committees Audit and Finance Corporate Governance and Nominating

Charles I. Cogut Independent
Retired Partner, Simpson Thacher & Bartlett LLP

Background

Charles “Casey” Cogut is a retired partner of Simpson Thacher & Bartlett LLP (“STB”). Mr. Cogut joined the New York-based law firm in 1973 and served as partner in STB from 1980 to 2012 and as a Senior Mergers and Acquisitions Counsel at STB from 2013 to 2016. For many years he was a leading member of STB’s merger and acquisitions and private equity practices. He specialized in domestic, international and cross-border mergers and acquisitions, the representation of special committees of boards of directors, buyouts and other transactions involving private equity firms. In addition, he regularly advised boards of directors with respect to corporate governance matters and fiduciary responsibilities. From 1990 to 1993, he served as senior resident partner in the firm’s London office. Mr. Cogut received his J.D. in 1973 from the University of Pennsylvania Law School after graduating summa cum laude from Lehigh University in 1969. He is a member of the Board of Overseers of the University of Pennsylvania Carey Law School. He also is a director of The Williams Companies, Inc. and a Vice Chair of the Board of Trustees and a member of the Executive Committee of Cold Spring Harbor Laboratory. He was formerly a director of Patheon N.V.

Qualifications

Mr. Cogut brings to the Board expertise in corporate governance and fiduciary responsibilities of directors. He also has extensive experience in multi-jurisdictional mergers and acquisitions and other complex transactions. He has been recognized as one of the leading corporate lawyers in the United States.

2021 Proxy Statement	3

Age 57 Director Since 2020 Committees Corporate Governance and Nominating Management Development and Compensation

Lisa A. Davis Independent
Former Member of the Managing Board for Siemens AG and Former Chair and CEO of Siemens Corporation USA.

Background

Lisa A. Davis served from August 2014 to February 2020 as a member of the Managing Board for Siemens AG with responsibility as CEO for Siemens Gas and Power, which included Power Generation, Power Services, Oil and Gas, Transmission and New Fuels, and operated in over 80 countries. During her tenure at Siemens, she also served as Chair and Chief Executive Officer of Siemens Corporation USA and as a member of the Board of Directors of Siemens Gamesa Renewable Energy SA.

From 2012 to August 2014, Ms. Davis served as Executive Vice President, Strategy, Portfolio & Alternative Energy of Royal Dutch Shell, UK. Prior to that, Ms. Davis served in various capacities and leadership positions with Royal Dutch Shell, Texaco USA and Exxon Corporation in upstream and downstream operations and project development. Ms. Davis currently serves on the Board of Directors of Penske Automotive Group, Inc., Kosmos Energy Ltd. and Phillips 66. Ms. Davis holds a Bachelor of Science degree in Chemical Engineering from the University of California, Berkeley.

Qualifications

Ms. Davis has significant experience leading large, multi-faceted international businesses. She also has extensive experience leading teams in developing world-scale energy and environmental projects as well as experience with public company board service in the US and Europe. Ms. Davis will provide the Board with a solid understanding of these types of projects, which represent an important and growing portion of our business.

Age 68 Director Since 2010 Committees Corporate Governance and Nominating (Chair) Executive Management Development and Compensation

Chadwick C. Deaton Independent, Lead Director
Retired Chairman and Chief Executive Officer of Baker Hughes Incorporated

Background

Chadwick “Chad” Deaton is the retired Chairman of Baker Hughes Incorporated, an oilfield services and products provider with operations in over 90 countries. He joined Baker Hughes in 2004 and served as Chairman and Chief Executive Officer through 2011. He became Executive Chairman in January 2012 and retired from that position in April 2013. Previously, Mr. Deaton was President and Chief Executive Officer of Hanover Compressor Company (now Exterran Holdings, Inc.) and Senior Advisor and Executive Vice President of Schlumberger Oilfield Services. Mr. Deaton is a director of Marathon Oil Corporation and Chairman of Transocean Ltd. He is also a former director of CARBO Ceramics, Inc., Hanover Compression Company and Baker Hughes. He is a director of Houston Achievement Place, a member of the Society of Petroleum Engineers and the Governor of Wyoming’s Engineering Task Force for the University of Wyoming. He also serves as a director for the University of Wyoming Foundation. Mr. Deaton earned a Bachelor’s degree in Geology from the University of Wyoming.

Qualifications

As a former chairman and chief executive officer of a public company with global operations, Mr. Deaton brings to the Board international business experience and executive leadership experience in operations, technology, talent management and corporate governance. In addition, his 30-year career in the petrochemicals and energy businesses provides him with expertise in key customer segments for the Company.

4

Age 76 Director Since 2013 Committees Executive (Chair)

Seifollah (“Seifi”) Ghasemi
Chairman, President and Chief Executive Officer of the Company

Background

Prior to joining Air Products, from 2001 to 2014, Mr. Ghasemi served as Chairman and Chief Executive Officer of Rockwood Holdings, Inc., a global leader in inorganic specialty chemicals and advanced materials that was acquired by Albemarle Corporation in January 2015. From 1997 to 2001, he held leadership roles at GKN, a global industrial company, including positions as director of the Main Board of GKN, plc and Chairman and Chief Executive Officer of GKN Sinter Metals, Inc. and Hoeganes Corporation. Earlier in his career, Mr. Ghasemi spent nearly 20 years with The BOC Group (an industrial gas company that is now part of Linde AG) in positions including director of the Main Board of BOC Group, plc, President of BOC Gases Americas and Chairman and Chief Executive Officer of BOC Process Plants, Ltd. and Cryostar. He is a former director of Rockwood Holdings, Inc. and EnerSys. Mr. Ghasemi also served as non-executive Chairman of Versum Materials, Inc. (“Versum”) until its acquisition by Merck KGaA in October 2019. Mr. Ghasemi earned his undergraduate degree from Abadan Institute of Technology and holds a Master’s degree in Mechanical Engineering from Stanford University. Mr. Ghasemi also was awarded an honorary Doctor of Science degree from Lafayette College.

Qualifications

Mr. Ghasemi brings to the Board strong leadership and extensive management and operating experience, including deep experience in the industrial gases and specialty chemicals industries, and a solid understanding of key end markets for the Company. His prior executive leadership of an international chemical company also provides substantial experience in governance and portfolio management, strategic planning, talent management and international operations. He provides the Board with candid insights into the Company’s industry, operations, management team and strategic opportunities and threats.

Age 61 Director Since 2013 Committees Audit and Finance Management Development and Compensation

David H.Y. Ho Independent
Chairman and Founder of Kiina Investment Ltd.

Background

David H.Y. Ho is Chairman and Founder of Kiina Investment Ltd., a venture capital firm that invests in startup companies in the technology, media and telecommunications industries. Mr. Ho previously served as Chairman of Greater China for Nokia Siemens Networks, President of Greater China for Nokia Corporation and Senior Vice President of the Nokia Networks Business Group. He has also held senior leadership roles with Nortel Networks and Motorola in China and Canada. Mr. Ho currently serves as a member of the board of directors of Qorvo, Inc. He also serves as a member of the board of directors of a state-owned enterprise in China, China COSCO Shipping Corporation, and is on the board of directors of DBS Bank Hong Kong Limited, the Hong Kong subsidiary of DBS Group Holdings. Mr. Ho previously served as a director of nVent Electric plc, Pentair plc and Triquent Semiconductor, Inc. prior to its merger with R. F. Micro Devices to form Qorvo, Inc. He also served as a director of China Ocean Shipping Company prior to its merger with China Shipping Group. Mr. Ho also previously served as a director of China Mobile Communications Corporation, Dong Fang Electric Corporation and Owens Illinois, Inc. He holds a Bachelor’s degree in Engineering and a Master’s degree in Management Sciences from the University of Waterloo in Canada.

Qualifications

Mr. Ho has extensive experience establishing and building businesses in China and in international joint venture operations, government relations and Asian operations and marketing. His background brings significant value to the Company as we execute on our Asian strategy. He also has executive leadership experience in the electronics and technology industries, which are key customer segments for the Company.

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Age 70 Director Since 2013 Committees Audit and Finance Executive Management Development and Compensation (Chair)

Edward L. Monser Independent
Retired President and Chief Operating Officer of Emerson Electric Co.

Background

Mr. Monser was the President of Emerson Electric Co., a global industrial controls products company, from 2010 until his retirement in 2018. At the time of his retirement, Mr. Monser had more than 30 years of experience in senior operational positions at Emerson and played key roles in globalizing the company, having held increasingly senior positions, including Chief Operating Officer from 2001 to 2015 and President of its Rosemount Inc. subsidiary from 1996 to 2001 as well as holding various operations, new product development, engineering and technology positions. Mr. Monser currently serves as a director of Vertiv, a private company that provides equipment and services for datacenters, and Canadian Pacific Railway Ltd. He was Vice Chairman of the U.S.-India Strategic Partnership Forum and a member of the Economic Development Board for China’s Guangdong Province and a former director and Vice Chairman of the U.S.-China Business Council. He holds a Bachelor’s degree in Electrical Engineering from the Illinois Institute of Technology and a Bachelor’s degree in Education from Eastern Michigan University.

Qualifications

As former president and chief operating officer of a premier global industrial organization, Mr. Monser provides the Board with a solid understanding of industrial operations, supply chain optimization and continuous improvement, extensive experience in international business operations, particularly in emerging markets, and a demonstrated capability in strategic planning and organizational development.

Age 69 Director Since 2013 Committees Audit and Finance (Chair) Corporate Governance and Nominating Executive

Matthew H. Paull Independent
Retired Senior Executive Vice President and Chief Financial Officer of McDonald’s Corporation

Background

Mr. Paull was Senior Executive Vice President and Chief Financial Officer of McDonald’s Corporation from 2001 until he retired from that position in 2008. Prior to joining McDonald’s in 1993, he was a partner at Ernst & Young where he managed a variety of financial practices during his 18-year career and consulted with many leading multinational corporations. Mr. Paull currently serves as a director of Canadian Pacific Railway Ltd. He was formerly a director of Chipotle Mexican Grill Inc., KapStone Paper and Packaging Corporation, WMS Industries Inc. and the lead director of Best Buy Co. He is a member of the Advisory Board of Pershing Square Capital Management, L.P. He also served as an advisory council member for the Federal Reserve Bank of Chicago. He holds a Master’s degree in Accounting and a Bachelor’s degree from the University of Illinois. He is a Certified Public Accountant.

Qualifications

Mr. Paull brings to the Board significant financial expertise with a deep understanding of financial markets, corporate finance, accounting and controls and investor relations. As a former chief financial officer of a multinational corporation, he also has extensive experience in international operations and marketing.

6

Director Independence

The Board has affirmatively determined that all of the Company’s directors, except Mr. Ghasemi, qualify as independent under New York Stock Exchange (“NYSE”) corporate governance listing standards. In determining independence, the Board determines whether directors have a material relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of directors. When assessing materiality, the Board considers all relevant facts and circumstances, including transactions between the Company and the director, family members of directors or organizations with which the director is affiliated. The Board further considers the frequency of and dollar amounts associated with any of these transactions and whether the transactions were in the ordinary course of business and were consummated on terms and conditions similar to those with unrelated parties.

In making its independence determination, the Board considers the specific tests for independence included in the NYSE listing standards. In addition, the Guidelines provide standards to assist in determining each director’s independence that meet or exceed the NYSE independence requirements. The Guidelines provide that the following categories of relationships are immaterial for purposes of making an independence determination:

●	sales or purchases of goods or services between the Company and a director’s employer or an employer of a director’s family member, which occurred more than three years prior to the independence determination or involved less than 1% of such employer’s annual consolidated gross revenues, took place on the same terms and conditions offered to third parties or on terms and conditions established by competitive bid and did not affect the director’s or family member’s compensation;
●	charitable contributions by the Company to an organization for which the director or his or her immediate family member serves as an executive officer, director or trustee that occurred more than three years prior to the independence determination, were made pursuant to the Company’s matching contributions program or were less than the greater of $1 million or 2% of the organization’s gross revenues;
●	membership of a director in the same professional association, social, fraternal or religious organization or club as an executive officer of the Company;
●	a director’s past matriculation at the same educational institution as an executive officer of the Company;
●	a director’s service on the board of directors of another public company for which an executive officer of the Company also serves as a director, except for prohibited compensation committee interlocks; and
●	a director’s service as a director, trustee or executive officer of a charitable or educational organization for which an executive officer of the Company also serves as a director or trustee.

In accordance with NYSE listing standards, in affirmatively determining the independence of any director who will serve on the Management Development and Compensation Committee, the Board also specifically considers factors relevant to determining whether a director has a relationship to the Company, which is material to that director’s ability to be independent from management in making judgments about the Company’s executive compensation, including sources of the director’s compensation and relationships of the director to the Company or senior management.

In addition, the Guidelines provide that no director may serve on the Audit and Finance Committee or Management Development and Compensation Committee if he or she has received within the past or preceding fiscal year any compensatory fee from the Company other than for Board or committee service; and no director may serve on the Management Development and Compensation Committee of the Board unless the director qualifies as an “outside director” under U.S. tax laws pertaining to deductibility of executive compensation.

On an annual basis, each member of the Board is required to complete a questionnaire designed in part to provide information to assist the Board in determining whether the director is independent under NYSE rules and the Guidelines. In addition, each director or potential director has an affirmative duty to disclose to the Corporate Governance and Nominating Committee any relationship he or she has (or any of his or her immediate family members have) with the Company or the executive officers of the Company.

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The Corporate Governance and Nominating Committee reviews director relationships and transactions for compliance with the standards described above and makes a recommendation to the Board, which makes the independence determination. For those directors identified as independent, the Company and the Board are aware of no relationships or transactions with the Company or management, which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Routine purchases and sales of products involving Ms. Carter’s former employer, Ingersoll-Rand (amounted to less than 1% of the Company’s and of Ingersoll-Rand’s consolidated annual revenues).

Board Refreshment

Ongoing Assessment of Board Composition

The qualities and skills necessary for a specific director nominee are governed by the needs of the Company at the time the Corporate Governance and Nominating Committee determines to add a director to the Board. The specific requirements of the Company are determined by the Committee and are based on, among other things, the Company’s current business, market, geographic and regulatory environments; the mix of perspectives, experience, backgrounds and competencies currently represented by the other Board members; diversity considerations; and the CEO’s views as to areas in which management desires additional advice and counsel.

Board Tenure Policy

To enable Board succession planning and refreshment, the Board has adopted a policy that a non-employee director may not continue to serve on the Board after the Annual Meeting following the earlier of his or her completion of 15 full years of service on the Board or attainment of age 75. The Board retains the flexibility to waive this policy, including in response to events or recruiting realities. At the time Mr. Ghasemi was recruited to become the Company’s Chairman and CEO in 2014, the Board determined it would waive the age limit for him to enable him to remain a director during his employment. Margaret G. McGlynn completed her 15th year of service in 2020 and retired from the Board on November 23, 2020.

Identification of Candidates

When the need to recruit a non-management director arises, the Corporate Governance and Nominating Committee’s standard process is to consult the other directors, the CEO and sometimes a third-party recruiting firm to identify potential candidates. Once a candidate is identified, the candidate screening process typically is conducted initially through an interview by one or more members of the Committee and the CEO.

Candidate Selection

After initial interviews, the candidate may be considered by the Corporate Governance and Nominating Committee or directly by the Board. Prior to nomination or election, an investigation is conducted to verify the candidate’s reputation and background, the candidate’s independence as measured by the Board’s independence standards and other factors the Committee deems appropriate at the time.

8

Shareholder Nominations

The Corporate Governance and Nominating Committee has adopted a policy regarding its consideration of director candidates recommended by shareholders for nomination by the Board at an Annual Meeting and a procedure for submission of such candidates. The policy provides that candidates recommended by shareholders will be considered by the Committee. Submissions of candidates must be made in writing and must be received not later than 120 days prior to the anniversary date of the proxy statement for the prior annual meeting. The submission must also provide certain information concerning the candidate and the recommending shareholder(s), a statement explaining why the candidate has the qualifications required and consent of the candidate to be interviewed by the Corporate Governance and Nominating Committee and to serve if elected. A copy of the policy and procedure is available upon request from the Corporate Secretary’s Office. Candidates recommended by shareholders in accordance with these procedures will be screened and evaluated by the Corporate Governance and Nominating Committee in the same manner as other candidates recommended by the Board.

In addition to the foregoing procedures for shareholder nomination, in November 2019, the Board amended our Bylaws to implement “shareholder proxy access”, which allows a shareholder or group of shareholders meeting certain conditions to nominate director candidates for election at annual meetings of shareholders using our proxy statement. This provision allows a shareholder, or group of up to 20 shareholders, to nominate up to two director candidates or, if greater, up to 20% of the number of directors then serving on our Board. The shareholder or group must have owned continuously for at least three years a number of shares equal to at least 3% of our outstanding common stock measured as of the date we receive the nomination. A proxy access nomination must be made not earlier than 150 days and not later than 120 days prior to the anniversary date of the proxy statement for the prior annual meeting and contain certain information described above concerning the candidate and the nominating shareholder(s) as well as certain additional information required by our proxy access bylaw. The number of director candidates who may be nominated under our proxy access bylaw will be reduced by the number of director nominations made using the shareholder nomination process described above.

Board Responsibilities

Overview

Our business is managed by our employees under the direction and oversight of the Board. Among other responsibilities discussed below, the Board reviews, monitors and, where appropriate, approves fundamental financial and business strategies and major corporate actions. The Board is elected by shareholders to provide advice and counsel to and oversee management to ensure that the interests of the shareholders and other corporate constituents are being served with a view toward maximizing our long-term value.

Directors exercise their oversight responsibilities through discussions with management, review of materials management provides to them, visits to our offices and facilities and their participation in Board and committee meetings.

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Risk Oversight

The CEO and other members of senior management are responsible for assessing and managing the Company’s risk exposure, and the Board and its committees provide oversight in connection with those efforts.

The Board of Directors

Responsibility for risk oversight rests with the Board. The Board formally reviews the Company’s risk management processes and policies periodically, including identification of key risks and associated monitoring, control and mitigation activities. The Board primarily exercises its risk oversight responsibility through meetings, discussions and review of management reports and proposals. Evaluation of risk is inherent in the Board’s consideration of the Company’s long-term strategies and in the transactions and other matters presented to the Board, including large capital expenditures, acquisitions and divestitures, cybersecurity and safety, environmental and compliance updates. Committees help the Board carry out this responsibility by focusing on specific key areas of risk inherent in our business. All Board members are invited to attend most committee meetings, and Board members who do not attend committee meetings receive information about committee activities and deliberations.

Audit and Finance Committee

The Audit and Finance Committee oversees risks associated with financial and accounting matters, including legal and regulatory compliance, financial instruments, financial transactions, financial policies and strategies, pension funding, capital structure and the Company’s financial reporting and internal control systems. The Audit and Finance Committee also has oversight of the Company’s risk assessment and management process and associated monitoring, control and mitigation activities.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee oversees risks associated with corporate governance, including Board structure, director succession planning and the allocation of authority between management and the Board.

Management Development and Compensation Committee

The Management Development and Compensation Committee helps ensure that the Company’s executive compensation policies and practices support the retention and development of executive talent with the experience required to manage risks inherent to the business, while at the same time not encouraging or rewarding excessive risk-taking by our executives.

Management Management is responsible for assessing and managing the Company’s various risk exposures on a day-to-day basis, including the creation of appropriate risk management programs and policies.

10

Management Succession Planning

The Management Development and Compensation Committee of the Board, the CEO and our Human Resources organization maintain an ongoing focus on executive development and succession planning to prepare the Company for future success. The Board reviews organization and succession plans with our CEO at least annually. In addition, the Company has an emergency succession procedure for the CEO that is reviewed annually by the Board.

A comprehensive review of executive talent determines readiness to take on additional leadership roles and identifies developmental and coaching opportunities needed to prepare our executives for greater responsibilities.

In addition to preparing for CEO succession, the succession planning process includes other senior management positions.

Succession planning is a responsibility of the entire Board, and all members participate in this process.	The CEO makes a formal succession planning presentation to the Board annually.

Shareholder Communications

Shareholders and other interested parties may communicate with the independent directors by sending a written communication in care of the Corporate Secretary to:

Air Products and Chemicals, Inc. 7201 Hamilton Boulevard Allentown, PA 18195-1501

The Board has adopted a written procedure for collecting, organizing and forwarding direct communications from shareholders and other interested parties to the independent directors. A copy of the procedure is available upon request from the Corporate Secretary’s Office.

Board Structure

Board Leadership Structure

The Board does not have a policy on whether the roles of Chairman of the Board and CEO should be separate or whether the Chairman of the Board should be independent. The Board determines which structure is in the best interests of the Company at any given time.

At present Mr. Ghasemi serves as both CEO and Chairman of the Board, and the Board also has an independent Lead Director. The Board decided to combine the CEO and Chairman roles because it has a high level of confidence in Mr. Ghasemi’s leadership and willingness to work closely and transparently with the independent directors. The Board believes the Company is best served at this time by unified leadership of operations and oversight of the Company, which ensures that the Board and management act with common purpose. Finally, the Board is satisfied that the independent directors have ample opportunities to execute their responsibilities independently through numerous executive sessions held throughout the year at both the Board and committee levels. The independent directors also have substantial interactions with members of the management team other than the CEO and operate under the leadership of the Lead Director and the committee chairs. The responsibilities of the Lead Director are described below.

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Lead Director

The Lead Director is elected annually by majority vote of the Board upon the nomination of the Corporate Governance and Nominating Committee.

Mr. Deaton is serving as our Lead Director. In November 2020, the Board elected Mr. Monser as Lead Director effective at the conclusion of the Annual Meeting. Both Mr. Deaton and Mr. Monser are independent directors.

The Guidelines provide that the Lead Director’s responsibilities include:

●	presiding at executive sessions of the Board and any other time the Chairman is not present and communicating feedback to the CEO;
●	determining the agenda for executive sessions of non-management directors; and
●	possessing the principal authority to convene a meeting of independent directors.

Executive Sessions

The independent directors regularly meet without the CEO or other members of management in executive sessions that are scheduled to occur at each Board meeting. In addition, the CEO’s performance review is conducted in executive session and the Board committees regularly meet in executive session. Board executive sessions are led by the Lead Director.

Standing Committees of the Board

The Board has three standing committees, which operate under written charters approved by the Board: Audit and Finance; Corporate Governance and Nominating; and Management Development and Compensation. In accordance with NYSE listing standards, none of the directors who serve on these committees have ever been employed by the Company, and the Board has determined in its business judgment that all of them are “independent” from the Company and its management in accordance with the guidelines described above in “Director Independence” as well as with additional NYSE listing criteria that are applicable to members of the Audit and Finance and Management Development and Compensation Committees. The Company’s Bylaws also provide for an Executive Committee, which is described below.

The charters of the Audit and Finance Committee, the Corporate Governance and Nominating Committee and the Management Development and Compensation Committee can be viewed on the Company website at www.airproducts.com/Company/governance/board-of-directors/commitee-descriptions-and-charters.aspx and are available in print to any shareholder upon request.

12

Audit and Finance Committee

Members

●Matthew H. Paull (Chair)
●Susan K. Carter
●Charles I. Cogut
●David H.Y. Ho
●Edward L. Monser

The Board has determined that all of the Audit and Finance Committee members are “financially literate” and that Ms. Carter and Mr. Paull qualify as “audit committee financial experts” as defined by NYSE listing standards and U.S. Securities and Exchange Commission (“SEC”) regulations, respectively.

Effective at the conclusion of the Annual Meeting, Edward L. Monser will no longer serve as a member of the Audit and Finance Committee.

FY2020 Meetings: 11

Committee Report: Page 61

Primary Responsibilities

●The Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements.
●The Committee provides oversight of the Company’s external financial reporting process, all systems and processes relating to the integrity of financial statements, internal audit process, programs for compliance with laws and regulations and our Code of Conduct and Business Ethics and enterprise processes for risk assessment and management.
●The Committee discusses with the Company’s Internal Audit function and independent registered public accounting firm the overall scope and plans for their respective audits. In addition, the Committee regularly meets with Internal Audit and the independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Audit and Finance Committee Charter

●The Audit and Finance Committee operates under a written charter that is available on our website at the address provided on page 12.

Corporate Governance and Nominating Committee

Members

●Chadwick C. Deaton (Chair)
●Charles I. Cogut
●Lisa A. Davis
●Matthew H. Paull

Effective at the conclusion of the Annual Meeting, Edward L. Monser will join the Corporate Governance and Nominating Committee.

FY2020 Meetings: 3

Primary Responsibilities

●The Committee monitors and makes recommendations to the Board about corporate governance matters, including the Guidelines, our Code of Conduct and Business Ethics, Board structure and operation, Board policies on director compensation and tenure, the meeting schedules of the Board and its committees, the charters and composition of the committees and the annual Board and committee performance assessment process.
●The Committee has primary responsibility for identifying, recommending and recruiting nominees for election to the Board and recommending candidates for election as Lead Director.
●The Committee also reviews and monitors the Company’s crisis management procedures, government relations activities and response to significant public policy issues, including sustainability and other social responsibility matters.

Corporate Governance and Nominating Committee Charter

●The Corporate Governance and Nominating Committee operates under a written charter that is available on our website at the address provided on page 12.

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Management Development and Compensation Committee

Members

●Edward L. Monser (Chair)
●Susan K. Carter
●Lisa A. Davis
●Chadwick C. Deaton
●David H.Y. Ho

Effective at the conclusion of the Annual Meeting, Lisa A. Davis will become Chair of the Management Development and Compensation Committee.

FY2020 Meetings: 3

Committee Report: Page 20

Primary Responsibilities

●The Committee establishes the executive officer compensation philosophy, design and strategy for the Company consistent with Company objectives and shareholder interests, determining CEO compensation and approving other executive officer compensation.
●The Committee approves performance objectives relevant to the compensation of the CEO, establishing the process for and leading the Board in evaluation of the performance of the Company’s CEO and providing oversight of the CEO’s evaluation of the performance of our other executive officers.
●The Committee oversees CEO succession planning and the development and evaluation of potential candidates for other executive officer positions.
●The Committee oversees the Company’s overall management compensation program, the design and administration of management incentive compensation plans, including equity programs and the design and administration of the Company’s retirement and welfare benefit plans.

The Committee’s charter permits it to delegate all or a portion of the authority granted to it by the Board to one or more Committee members, senior executives or subcommittees to the extent consistent with applicable laws, regulations and listing standards. The Company’s Delegation of Authority Policy reserves for the Board and the Committee all compensation and staffing decisions with respect to executive officers except as specifically delegated. The Committee charter also permits the Committee to retain a third party compensation consultant as needed.

Management Development and Compensation Committee Charter

●The Management Development and Compensation Committee operates under a written charter that is available on our website at the address provided on page 12.

Executive Committee

Members

●Seifi Ghasemi (Chair)
●Chadwick C. Deaton
●Edward L. Monser
●Matthew H. Paull

Effective at the conclusion of the Annual Meeting, Lisa A. Davis will become a member of the Executive Committee.

FY2020 Meetings: 2

Primary Responsibilities

●The Executive Committee has the authority of the Board to act on most matters during intervals between Board meetings and meets as needed for this purpose.
●Actions taken by the Executive Committee since the last meeting of the Board are reported to the Board at its next meeting.

The Executive Committee does not have a written charter. In fiscal 2020, the Executive Committee met to discuss various matters, including progress on major projects.

14

Board Practices, Processes and Policies

Board Meetings and Attendance

During fiscal 2020, there were 13 meetings of the Board. No director attended fewer than 75% of the combined total of meetings of the Board and the committees on which he or she was serving during the time in which they served as a director (including Lisa A. Davis with respect to the eight meetings of the Board held during fiscal 2020 since she became a director of the Company). In accordance with the Guidelines, all directors are expected to attend the Annual Meeting unless they have an emergency or unavoidable schedule conflict. All directors who were serving at the time attended the 2020 Annual Meeting of Shareholders.

Board Performance Evaluation

Each year the Board and its committees conduct self-evaluations of their performance. The evaluation format is established by the Corporate Governance and Nominating Committee. In fiscal 2019, the Committee introduced a new survey format for performing Board and committee self-evaluations designed to generate improved performance feedback. The surveys were tailored for the Board and each committee and addressed, among other things, the responsibilities set forth in our Corporate Governance Guidelines and the charters of the respective committees. The results of these surveys were discussed by the Board and committees, respectively. Individual directors are evaluated by the Corporate Governance and Nominating Committee at the time of nomination for re-election. This evaluation is conducted by a member of the Corporate Governance and Nominating Committee after soliciting input from other directors.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines for the Company in order to establish and maintain practices to govern the Company in accordance with the interests of our shareholders. The Guidelines set forth the governance practices the Board follows, including Board leadership, director independence and qualifications, nomination and election of directors, director responsibilities, access to management, authority to retain independent advisors, director compensation and director orientation and education as well as the CEO performance assessment, management succession planning and assessment of Board and committee performance.

The Board regularly reviews corporate governance developments and modifies the Guidelines as warranted.

The Guidelines are available on the Company’s website at: www.airproducts.com/company/governance/board-of-directors/governance-guidelines.aspx and are available in print upon request.

Code of Conduct

The Company’s Code of Conduct and Business Ethics (the “Code of Conduct”) applies to all full and part-time employees of the Company and its subsidiaries and other affiliates, including our principal executive officer, principal financial officer and principal accounting officer as well as our directors. The Code of Conduct addresses such topics as conflicts of interest, confidentiality, protection and proper use of Company assets and compliance with laws and regulations. The Code of Conduct was adopted in fiscal 2020 to replace prior codes of conduct in order to improve readability and communicate more clearly the Company’s expectations regarding ethical business conduct. The Code of Conduct was also organized by subject matter to make it easier for Company personnel to find and apply applicable guidance.

The Code of Conduct can be found on the Company's website at www.airproducts.com/company/governance/commitment-ethical-business/employee-code-of-conduct.aspx and is available in print upon request.

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Transactions with Related Persons

The Board recognizes that transactions with related persons can present actual or potential conflicts of interest and wants to ensure that Company transactions are based solely on the best interests of the Company. Accordingly, the Board has delegated responsibility to the Audit and Finance Committee to review transactions between the Company and related persons. The Audit and Finance Committee has adopted a written policy establishing procedures for the review of related person transactions.

A related person transaction is a transaction between the Company and a director, executive officer or 5% or more shareholder, any of their respective immediate family members or a company or other entity in which any of these persons have a direct or indirect material interest. The policy specifically excludes certain types of transactions, which the Audit and Finance Committee deems to be immaterial. Pursuant to the Audit and Finance Committee policy, related person transactions must be preapproved by the Committee or, in the event of an inadvertent failure to bring the transaction to the Committee for preapproval, ratified by the Committee. In deciding whether to approve or ratify a related person transaction, the Committee considers the benefits of the transaction to the Company, the impact on a director’s independence if a director or a director’s family member or affiliate is involved, the availability of comparable sources for products and services, the terms of the transaction and terms available to third parties for similar transactions. The Audit and Finance Committee Chair is authorized to approve related person transactions when it is impractical or undesirable to wait until the next Committee meeting for approval. Such Chair-approved transactions must be reported to the Committee at the next meeting.

Compensation of Directors

In fiscal 2020, our directors received compensation as set forth in the chart below.

Director Compensation Program	($)
Annual Deferred Stock Award (made immediately following annual meeting)(1)	150,000
Annual Cash Retainer	120,000
Lead Director Retainer	25,000
Audit and Finance Committee Chair Retainer	25,000
Management Development and Compensation Committee Chair Retainer	20,000
Corporate Governance and Nominating Committee Chair	15,000
(1)	Directors elected to the Board after an annual meeting receive a prorated grant of deferred stock units based on the number of months remaining until the next annual meeting.

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Our Corporate Governance and Nominating Committee periodically undertakes a review of non-employee director compensation. The most recent review was completed in fiscal 2019 when the Committee reviewed a competitive assessment of directors’ compensation levels and practices among the Peer Reference Group described on pages 34-35 as well as a broader industry component and survey data of companies with annual revenues between $2.5 billion and $10 billion. In connection with this review the Committee retained an external compensation consultant, Pearl Meyer & Partners, LLC (“Pearl Meyer”), to provide independent advice and benchmarking with respect to director compensation practices.

Prior to retaining Pearl Meyer, the Committee assessed its independence and concluded that there were no conflicts of interest that would prevent Pearl Meyer from independently advising the Committee. In making this determination, the Committee considered, among other things, the fees to be paid as a percentage of Pearl Meyer’s consolidated revenues, policies and procedures established by Pearl Meyer to mitigate conflicts of interest and the lack of business and personal relationships between Pearl Meyer team members and the Company’s executive officers or Committee members. Aggregate fees paid to Pearl Meyer for director compensation consulting services rendered in fiscal 2020 were $25,870.

As a result of this compensation review, the Committee determined that cash compensation, which was last adjusted in fiscal 2013, paid to the Company’s directors was significantly below the median of the Peer Reference Group on both an individual and aggregated basis and that, as a result, total compensation was significantly below the median as well. The Committee recommended, and the Board approved, an increase in the directors’ annual cash retainer to $120,000, beginning in fiscal 2020, which positions cash and total compensation closer to, but below, the median of the Peer Reference Group. This action is expected to maintain the competitiveness of the Company’s director compensation program and accordingly strengthen our ability to recruit and retain qualified directors.

Directors may voluntarily defer all or a part of their cash retainers under the Deferred Compensation Program for Directors. At the election of each director, voluntarily deferred amounts may be credited to deferred stock units or to an account that is credited with interest based on long-term corporate bond yields. Each deferred stock unit entitles the director to receive one share of Company stock upon payout, which generally occurs after the director’s service on the Board is over. Deferred stock units earn “dividend equivalents” equal to the dividends that would have been paid on one share of stock for each deferred stock unit owned by the director. Deferred retainers and dividend equivalents are credited on the last day of the quarter based on the NYSE closing price of a share of Company stock on the preceding trading day.

Directors are reimbursed for expenses incurred in performing their duties as directors. The Company covers directors under its directors and officers liability insurance policies. Directors are also covered by the business travel accident policy maintained by the Company and are eligible to participate in the Company’s charitable matching gift program. Under this program, for fiscal 2020 the Company matched donations of up to $10,000 per year made by employees and directors to qualifying non-profit organizations.

To emphasize the importance of directors’ long-term alignment with shareholders, the Board has adopted director stock ownership requirements. Directors are expected to own shares or share equivalents with a value (based on the NYSE closing price) equal to five times the annual cash retainer by the end of the fifth fiscal year after joining the Board. Directors are expected to increase their holdings to reflect an adjustment in the annual cash retainer within a reasonable period of time following the adjustment. Once a director has met the requirement, if there is a subsequent decline in the Company’s share price that causes the director’s ownership level to fall below this guideline, the director is not expected to purchase additional shares to meet the guideline but is expected to refrain from selling or transferring shares until the guideline is again satisfied. All directors are currently in compliance with the stock ownership guidelines for directors.

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FISCAL 2020 DIRECTOR COMPENSATION

Name	Annual Retainers(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Susan K. Carter	120,000	150,000	—	270,000
Charles I. Cogut	120,000	150,000	16,964	286,964
Lisa A. Davis	70,000	137,500	—	207,500
Chadwick C. Deaton	160,000	150,000	5,000	315,000
David H.Y. Ho	120,000	150,000	—	270,000
Margaret G. McGlynn(4)	120,000	150,000	10,000	280,000
Edward L. Monser	140,000	150,000	10,000	300,000
Matthew H. Paull	145,000	150,000	23,049	318,049
(1)	This column includes annual retainers and committee chair and lead director retainers. Certain directors voluntarily elected to defer some or all of their cash retainers. Any amounts that have been deferred are included in this column.
(2)	This column shows the grant date fair value of the annual deferred stock unit grant for 2020 calculated in accordance with FASB ASC Topic 718. Deferred stock units earned by directors are fully expensed on the Company’s financial statements at the market value of a share of stock on the date of grant. The annual deferred stock unit grant is prorated for directors elected other than at the annual meeting. All deferred stock units credited to directors are fully vested.
(3)	Amounts in this column reflect charitable matching contributions under the Company’s charitable matching gift program for Mr. Deaton, Ms. McGlynn and Mr. Monser. For each of Mr. Cogut and Mr. Paull, the amount reflects a charitable matching contribution of $10,000 and interest considered to be above-market interest credited on his Deferred Compensation Program balance. Interest is calculated for the Deferred Compensation Program using a Moody’s A-rated Corporate Bond Rate because this is comparable to the rate the Company pays its other creditors on long-term obligations. When this rate exceeds 120% of a rate set by the U.S. Internal Revenue Service for obligations of similar maturity, it is treated as above-market interest even though it is based on a market average for corporate bonds.
(4)	Ms. McGlynn retired from the Board on November 23, 2020.

18

Executive Compensation

PROPOSAL 2	Advisory Vote on Executive Officer Compensation

The Board is committed to excellence in governance and recognizes the interest our shareholders have in the Company’s executive compensation program. As a part of that commitment, and in accordance with SEC rules, our shareholders are asked to approve an advisory resolution on the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis and accompanying executive compensation tables and narrative. This proposal, commonly known as a “say on pay” proposal, gives you the opportunity to endorse or not endorse our fiscal 2020 executive compensation program by voting for or against the following resolution:

RESOLVED, that the compensation of the named executive officers as discussed and disclosed in the Compensation Discussion and Analysis and the executive compensation tables and accompanying narrative is approved.

Although the vote is non-binding, the Board and the Management Development and Compensation Committee will review the voting results. If there are a significant number of negative votes, we will seek to understand the concerns that influenced the vote and to address them in making future decisions about executive compensation programs. The Company intends to conduct an advisory vote on executive officer compensation annually. The next such vote will be conducted at our 2022 Annual Meeting of Shareholders.

The Board recommends a vote “FOR” this resolution.

As described in the Compensation Discussion and Analysis, our executive officer compensation program has been designed to support our long-term business strategies and drive creation of shareholder value. It is aligned with the competitive market for talent, sensitive to Company performance and oriented to long-term incentives to maintain and improve the Company’s long-term profitability. We believe the program delivers reasonable pay that is strongly linked to Company performance.

2021 Proxy Statement	19

Report of the Management Development and Compensation Committee

The Management Development and Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis. Based on its review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the proxy statement for the Company’s 2021 Annual Meeting of Shareholders and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020.

Management Development and Compensation Committee

Edward L. Monser, Chair
Susan K. Carter
Lisa A. Davis
Chadwick C. Deaton
David H.Y. Ho

Compensation Discussion and Analysis

The Compensation Discussion and Analysis describes and analyzes our executive officer compensation program with emphasis on compensation actions taken during fiscal 2020. For fiscal 2020, the Company’s named executive officers were:

●	Seifi Ghasemi, Chairman, President and Chief Executive Officer;
●	M. Scott Crocco, Executive Vice President and Chief Financial Officer (“CFO”);
●	Sean D. Major, Executive Vice President, General Counsel and Secretary; and
●	Dr. Samir J. Serhan, Executive Vice President and Chief Operating Officer (“COO”).

The Compensation Discussion and Analysis is organized into six sections:

20

Highlights of Fiscal 2020 Company Performance and Compensation Actions

Fiscal 2020 Performance and Strategic Highlights

Financial Performance

EARNINGS PER SHARE	NET INCOME

Increased 8% over fiscal 2019.	Increased 7% over fiscal 2019.

ADJUSTED EARNINGS PER SHARE[1]	ADJUSTED EBITDA[1]

Increased 2% over fiscal 2019.	Increased 4% over fiscal 2019.

Safety Performance	Operational Performance	Returns to Shareholders

Although our safety record improved in fiscal 2020, with a 63% improvement in the employee lost time injury rate and a 31% improvement in the employee recordable injury rate since fiscal year 2014, the Company did not achieve its safety objectives in fiscal 2020.

The Company demonstrated its strength, character and compassion during the COVID-19 pandemic by supporting its talented, dedicated workforce, keeping plants running and supplying critical products, winning significant new growth projects worldwide and supporting local communities. The Company continued to execute its gasification strategy, including major projects in Saudi Arabia and China, and signed an agreement to produce carbon-free hydrogen in Saudi Arabia and a long-term on-site contract for a world scale coal-to-methanol production facility in Indonesia.

The Company returned approximately $1.1 billion to shareholders through dividends, increasing dividends for the 38th consecutive year.

We believe our higher purpose is to bring people together to collaborate and innovate solutions to the world’s most significant energy and environmental sustainability challenges. Our goal is to be the safest, most diverse and most profitable industrial gas company in the world, providing excellent service to our customers.

In fiscal 2014, we established a Five-Point Plan that, when implemented, successfully focused our efforts on our core industrial gas business, restructured the organization, changed the culture, controlled capital and costs and aligned our incentive compensation structure. We subsequently evolved our Five-Point Plan to guide our success over the coming years. Today, our strategic Five-Point Plan focuses on the following objectives:

Sustain The Lead	Deploy Capital	Evolve Portfolio	Change Culture	Belong and Matter
Safest, most diverse and most profitable	Strategically invest significant available capacity	Grow on-site portion	Safety, Simplicity, Speed, Self-Confidence	Inclusion
Best-in-class performance	Win profitable growth projects globally	Energy, environment and emerging markets	Committed and motivated	Enjoyable work environment
Productivity			Positive attitudes and open minds	Proud to innovate and solve challenges
[1]	This is a non-GAAP financial measure. See Appendix A for a reconciliation to the most directly comparable financial measure calculated under GAAP.

2021 Proxy Statement	21

Fiscal 2020 Executive Compensation Highlights

Target Total Direct Compensation

At the beginning of the year, after benchmarking against peer companies as discussed below, the Management Development and Compensation Committee (within this Compensation Discussion and Analysis, the “Committee”) established fiscal 2020 target total direct compensation for the executive officers. Mr. Ghasemi’s compensation was determined pursuant to his amended and restated employment agreement, dated November 14, 2017 (as amended on May 21, 2020, the “Employment Agreement”), which is described on page 26.

The table below indicates the target total direct compensation opportunity (base salary, annual incentive award target and target value of long-term incentive awards) provided to our named executive officers for fiscal 2020. Total direct compensation that is actually paid to our named executive officers varies from the information below based on the amount of annual incentive awards that are achieved and any discretionary bonuses or severance that is paid out during a fiscal year. This information regarding target total direct compensation opportunity is intended to supplement, but not replace, the Summary Compensation Table, which reports fiscal 2020 compensation in the format required by SEC rules.

Officer	Base Salary ($)	Annual Incentive Target ($)	Grant Value of Long-Term Incentives ($)	Target Total Direct Compensation ($)
Seifi Ghasemi	1,350,000	2,025,000	10,000,000	13,375,000
M. Scott Crocco	650,000	552,500	1,700,000	2,902,500
Sean D. Major	550,000	467,500	1,400,000	2,417,500
Samir J. Serhan	650,000	552,500	1,700,000	2,902,500

For fiscal 2020, total direct compensation opportunities established by the Committee positioned all executive officers competitively versus market. Based on Mr. Ghasemi’s superior performance throughout his tenure with Air Products, his fiscal 2020 pay was set to approximate the 75th percentile of the market.

Performance-Based Compensation

The majority of compensation provided to the Company’s executive officers is dependent upon total returns delivered to shareholders and the achievement of performance objectives. Approximately 90% of the CEO’s total direct compensation opportunity is performance-based to ensure that compensation directly reflects the creation of shareholder value.

CEO TARGET COMPENSATION MIX	OTHER EXECUTIVE OFFICER TARGET COMPENSATION MIX

22

Incentive Plan Metrics and Goals

In fiscal 2020, the Committee continued to grant incentive compensation opportunities designed to support the Company’s strategies.

The Committee supports the Company’s strategies by focusing the Company’s annual incentive program on achieving aggressive adjusted earnings per share targets. For fiscal 2020, executive officers’ annual incentive awards were again based on adjusted earnings per share, and the adjusted earnings per share targets were translated to adjusted EBITDA targets for the business units below the executive officer level to align rewards with value-creating performance. Target level payouts for fiscal 2020 were conditioned on meeting or exceeding the Company’s adjusted earnings per share goal of approximately 14% growth. This goal was established early in our 2020 fiscal year prior to the onset of the COVID-19 pandemic.

For fiscal 2020, the Committee also continued to grant 60% of long-term incentives in performance shares tied to TSR relative to a Peer Reference Group of industrial companies. Additional information about the Peer Reference Group is provided on pages 34-35. This metric reflects the growth in capital that would be experienced from purchasing a share of Company or Peer Reference Group member stock and holding it for the performance period while reinvesting any dividends paid. The remaining 40% of long-term incentives was granted in restricted stock units (“RSUs”) that vest over a four-year period.

FISCAL 2020 INCENTIVE COMPENSATION

Annual Incentive Metric	Adjusted Earnings Per Share
Performance Shares Metric	Relative TSR
Performance Shares Weight	60% Long-Term Incentive Value
Restricted Stock Units Weight	40% Long-Term Incentive Value

Pay and Performance Alignment

In fiscal 2020, the Company delivered positive financial results despite the COVID-19 pandemic and continued to create and win large-scale projects around the world that help our customers meet their most pressing needs for cleaner energy and environmental solutions, including the $7 billion NEOM carbon-free hydrogen project in Saudi Arabia and a $2 billion coal-to-methanol project in Indonesia. Following the end of the year, the Committee determined actual annual incentive awards for the named executive officers. The performance measure for the annual incentive awards was adjusted earnings per share and the payout metrics and calculation methodology are described on pages 27-28. Based on the Company’s performance, the Committee approved an annual incentive award payout factor of 152% for all named executive officers.

The Committee also determined final payout levels for performance share awards granted in fiscal 2018 with a performance cycle ending at the end of fiscal 2020, which were conditioned on TSR performance relative to a peer group of similar industrial companies. For the three-year performance period, Air Products delivered a cumulative TSR of 115% and the resultant TSR percentile rank was 92%. The payout metrics and calculation methodology are described on page 30.

Shareholder Feedback

Following the 2020 Annual Meeting of Shareholders, the Committee reviewed the results of the shareholder advisory vote on executive officer compensation. With approximately 96.01% of votes cast in favor of approval, the Committee determined that the great majority of shareholders were satisfied with our executive compensation program.

Compensation Governance Best Practices

In fiscal 2020, the Committee maintained strong compensation governance practices. See page ix for additional information regarding our corporate governance practices.

2021 Proxy Statement	23

Fiscal 2020 Executive Officer Compensation Program Overview

Our Compensation Philosophy

Overview. The overall objective of our executive officer compensation program is to attract and retain a talented management team and provide them with the right incentives to execute our strategic objectives and to maximize shareholder value. The same principles that govern the compensation of all our salaried employees apply to the compensation of our executive officers.

Tie compensation to strategy, performance and delivering shareholder value.
The Company’s programs provide incentive compensation opportunities that promote achievement of short- and long-term strategic and financial objectives. Annual incentive compensation targets are aligned with the Company’s adjusted earnings per share goals communicated to shareholders so that executive officers only receive target payouts if we meet shareholders’ expectations and if we meet or exceed financial and non-financial targets. Long-term incentives are granted in stock, the majority of which is tied to Company TSR so that factors that impact the value of our shareholders’ investment in the Company significantly impact our management team’s compensation.

Provide competitive compensation for competitive performance.
The Company seeks to offer compensation opportunities that are sufficient to attract talented and experienced managers and to discourage them from seeking other employment opportunities.

Foster non-financial corporate goals.
While financial results are the primary commitment the Company makes to shareholders, the compensation program balances financial results with other Company values such as safety, diversity, sustainability and environmental stewardship. Certain components of the program provide flexibility to adjust compensation upwards or downwards for non-financial and strategic goals and to “claw back” compensation in cases of misconduct or restatement of financial results.

Support actions needed to respond to changing business environments.
The Company has sought to provide some elements of compensation, such as severance benefits, which give the management team or the Board tools to facilitate decisions about succession planning, divestitures and restructurings or other significant corporate events that may impact the position or employment status of executive officers.

Fiscal 2020 Total Direct Compensation

The Committee designed the executive officer compensation program to provide our executive officers with target compensation that, on average, is competitive with the relevant peer groups, with actual compensation driven up or down based on the Company’s operating performance, stock price and total shareholder return. Individual components of compensation may be greater or less than the median, and actual compensation delivered may vary significantly from the target and the median based on Company or individual performance and changes in our stock price.

24

The table below provides a brief description of the principal types of total direct compensation, how performance factors into each type of compensation and the compensation program objectives served by each type. Detailed descriptions of the components of direct compensation begin on page 26.

Component	Description	How Amount Determined/ Performance Considerations	Objectives
Base Salary	Fixed cash payment.	Targeted at market median with adjustment based on level of responsibility, experience and individual performance.	Provide competitive foundational pay.
Annual Incentive	Short-term incentive, cash payment.	Target payout references market median. Actual payout driven by adjusted EPS. The Committee has discretion to adjust the Annual Incentive Plan upward or downward for factors such as safety, diversity, sustainability and environmental performance.	Promote achievement of short-term financial and strategic objectives.
Performance Shares	Deferred stock units that pay out upon achievement of performance targets. Delivered in shares of stock with dividend equivalents also payable upon vesting.	Target value based on market median for long-term incentives. Actual payout based on relative TSR over three-year performance period.	Promote achievement of longer-term financial objectives; encourage current decisions that promote long-term value creation; align executive officers’ interests with shareholder returns.
Restricted Stock Units	Shares of stock that vest over a four-year period and pay dividend equivalents on vesting.	Target value based on market median for long-term incentives. Actual value determined by shareholder returns during vesting period.	Retain executive officers; align executive officers’ interests with shareholder returns.

The Committee annually reviews and establishes the performance measures, target goals and payout schedules used for our Annual Incentive Plan and the performance share component of awards granted under our Long-Term Incentive Plan. In determining actual performance against these metrics, the Committee decides whether to include or exclude the impact of items reported in the Company’s financial statements that may not be reflective of underlying operating results for the current or a prior year. Adjustments from reported earnings are intended to avoid artificial inflation or deflation of awards due to unusual or non-operational items in the applicable period and align pay outcomes with how the Committee and management view the performance of the business holistically.

Setting Total Direct Compensation Levels for Fiscal 2020

Overall, the Committee sought to provide total direct compensation target opportunity (base salary, target annual incentive award and long-term incentive award value) for the executive officers that approximated the projected median level for similar positions in the Survey Reference Group. In the case of the CEO and CFO, the projected median level is derived from two data sources—the Survey Reference Group and the Peer Reference Group, each weighted equally. Additional information regarding these peer groups is provided on pages 34-35. Consistent with industry practice, the Company considers total direct compensation within 15% of median to be competitive with market. This margin allows for year-to-year swings in data than can occur based on a number of factors unrelated to underlying compensation strategy.

The Company utilizes two peer groups for benchmarking CEO and CFO compensation to ensure that the compensation is reasonably aligned with compensation provided by companies we compete against for talent. The Survey Reference Group is comprised of industrial companies that are similar in revenue size to the Company to benchmark specific pay levels. The Peer Reference Group is comprised of peer chemical and industrial companies to determine the Company’s relative TSR performance for purposes of performance share payouts. Total direct compensation target opportunities may be established at greater or lesser levels for individual executive officers based on performance factors, experience in the position, retention and succession planning considerations or year-to-year swings in the market reference data.

2021 Proxy Statement	25

For fiscal 2020, total direct compensation opportunities established by the Committee for the named executive officers (excluding the CEO as described below) approximated the market median. Within the total direct compensation opportunity for each executive officer, individual components of compensation may be greater or less than the market median because the Committee is primarily concerned with the competitiveness of the entire program versus any one element of compensation. Compensation realized by each executive officer may vary significantly from target opportunity based on Company or individual performance and Company stock price fluctuation.

As part of the process for determining total direct compensation, the Committee also reviews tally sheets, which detail the value, earnings and accumulated potential payout of each element of an executive officer’s compensation in various employment termination scenarios. The tally sheets help the Committee consider the retention value of an executive officer’s accumulated compensation package, compare executive officers’ accumulated compensation and understand the impact of compensation decisions on various termination of employment scenarios.

Mr. Ghasemi

Mr. Ghasemi’s Employment Agreement was amended on May 21, 2020 to extend its term from September 30, 2022 to September 30, 2025. In addition, pursuant to the amendment, if Mr. Ghasemi’s employment were to terminate after September 30, 2023 without “cause” or for “good reason”, as each such term is defined in Employment Agreement, any cash severance payment he is entitled to receive would be prorated based on the number of days remaining from the last day of his employment until September 30, 2025. The Amendment does not otherwise affect the terms of Mr. Ghasemi’s employment with the Company or his compensation. The Employment Agreement provides that Mr. Ghasemi receive a minimum annual base salary of $1,200,000 and participate in the Company’s Annual Incentive Plan with a minimum target annual incentive award equal to 150% of his base salary with actual awards to be determined by the Committee. Under the Employment Agreement, Mr. Ghasemi also is entitled to receive minimum annual equity compensation awards under the Company’s Long-Term Incentive Plan with a grant date value (determined under the Company’s normal valuation practices) of $7,000,000 apportioned in a manner consistent with the allocation for other executive officers.

At the Committee’s direction, its independent compensation consultant, Willis Towers Watson (“WTW”), performed a competitive assessment of Mr. Ghasemi’s total direct compensation at the beginning of fiscal 2020 and determined that the target total direct compensation should remain positioned at the 75th percentile for the Peer Reference Group to reflect Mr. Ghasemi’s superior performance during his tenure with Air Products.

Fiscal 2020 Total Direct Compensation Components

Within the competitive target value for an executive officer’s total direct compensation established by the Committee, the Committee determines the individual compensation components of the program.

Base Salary

Base salary is generally targeted at the market median, with adjustment where the Committee believes appropriate for proficiency, performance, experience and the uniqueness of the responsibilities held by the executive officers. Changes in base salaries for executive officers become effective as of the first payroll period in the calendar year; therefore, the amounts in the Summary Compensation Table reflect the fiscal 2019 base salary rate for the first quarter of fiscal 2020 and the fiscal 2020 base salary rate for the remainder of fiscal 2020. Base salaries approved for the executive officers for fiscal 2019 and fiscal 2020 were as follows:

Officer	2019 Base Salary Rate ($)	2020 Base Salary Rate ($)	% Increase
Seifi Ghasemi	1,350,000	1,350,000	0
M. Scott Crocco	650,000	650,000	0
Sean D. Major	550,000	550,000	0
Samir J. Serhan	650,000	650,000	0

26

Annual Incentive Plan

Target annual incentive opportunities under the Annual Incentive Plan are intended to be competitive with the market. Targets may be established at greater or lesser levels for individual executive officers based on performance factors, internal equity, experience in the position or year-to-year swings in market data. Actual annual incentive awards may be above or below target depending upon the Company’s fiscal year performance as measured by the performance measures and goals established by the Committee at the beginning of the fiscal year. When performance exceeds the target goals for the performance measures, annual incentive awards may exceed target as well and may exceed market median payouts. Actual annual incentive awards can range from 0% to 230% of target, inclusive of up to 30 percentage points of positive discretion. Over the previous five years, executive officer awards have ranged from 120% to 200% of target.

Determination of annual incentive awards is a multi-step process, which begins with establishing target opportunities. At the beginning of the fiscal year, the Committee determines executive officer target annual incentive awards as a percentage of each executive officer’s base salary based on the Survey Reference Group and, for the CEO and CFO, Peer Reference Group competitive assessment. For all named executive officers, target bonus opportunities remained the same for fiscal years 2019 and 2020.

Officer	2019 Target (% of Base Salary)	2020 Target (% of Base Salary)	2020 Target Value ($)
Seifi Ghasemi	150	150	2,025,000
M. Scott Crocco	85	85	552,500
Sean D. Major	85	85	467,500
Samir J. Serhan	85	85	552,500

An executive officer’s actual payout is determined by multiplying the target award by his or her individual payout factor.

As a first step in determining an executive officer’s individual payout factor, the Committee determines an initial payout factor derived from the Company’s performance against the payout schedules established by the Committee at the beginning of the fiscal year. As described above, for fiscal 2020, the Committee selected rigorous adjusted earnings per share targets as the performance measure for the Annual Incentive Plan to incentivize the executive officers to execute the Company’s growth strategy. Target adjusted earnings per share of $9.35 represented a 14% increase from fiscal 2019 adjusted earnings per share of $8.21.(1) These targets were established at the beginning of the fiscal year prior to the COVID-19 pandemic. The threshold, target and maximum factors for the adjusted earnings per share measure are set out below. (Factors are interpolated between points.)

2020 Adjusted Earnings per Share(1)	Initial Payout Factor %
<$8.21	0
$8.21	50
$9.35	100
$9.60	200
(1)	Adjusted earnings per share is a non-GAAP financial measure and is defined and reconciled to diluted earnings per share on a GAAP basis in Appendix A.

The Committee also reserved the ability to exercise discretion to adjust the payout within a range to reflect performance in areas such as safety, sustainability, diversity, productivity, progress on strategic objectives and other individual performance factors. The actual payout factor can range from 30 percentage points below the initial payout factor described above to 30 percentage points above the initial payout factor based on this application of discretion.

2021 Proxy Statement	27

DETERMINATION OF ANNUAL INCENTIVE PLAN PAYOUT

Determine Target Award (beginning of fiscal year)	Determine Payout Factor Range (after fiscal year-end)	Consider Adjustments to Determine Actual Payout Factor	Multiply Actual Payout Factor by Target Award

The Committee determined that the initial scored Annual Incentive Plan results—without any adjustment—were not a fair representation of performance and financial achievement and that an adjustment was necessary to ensure the executive officers received rewards consistent with their extraordinary efforts in fiscal 2020. The following were considered when determining the bonus payout.

●	Contribution to the Fight Against the COVID-19 Pandemic: Air Products kept our 750 plants operating during the pandemic so that we could deliver essential products and services to our customers and the markets and communities they serve around the globe.
●	Shareholder Value: Despite the impacts of the pandemic, Air Products delivered strong total shareholder return that was up 37% (cumulative) for the fiscal year and in the top quartile relative to peers.
●	Focus on Employee Wellbeing: There were no layoffs or salary reductions of the employee population. We enhanced safety and protection measures for frontline workers. When possible, employees are working from home to help maintain their health and safety as well as business continuity.
●	Prudence on Executive Pay: There were no special awards—either for retention or other purposes—provided to executives to shield them from the impact of the crisis. In addition, there will be no changes made to long-term incentive mix for fiscal 2021 relative to fiscal 2020.
●	Strategic Actions: Air Products continued to create and win mega-projects around the world to help customers meet their most pressing needs for cleaner energy and environmental solutions.

We continue to focus on a performance-oriented culture. Given the factors described above, the Committee determined that providing an actual payout above the calculated payout is consistent with a pay for performance orientation. For fiscal 2020, adjusted EPS was $8.38, which resulted in an initial payout factor of 58% versus the $9.35 adjusted EPS goal that was established in November 2019, prior to the COVID-19 pandemic. However, in recognition of the factors described above relating to the impact of COVID-19, and the fact that the pandemic and its consequences were not anticipated by the Committee at the time performance targets were determined and were generally outside of the executive officers’ control, the Committee considered the $0.60 to $0.65 per share impact of COVID-19 on our financial performance and the delay in the completion of the Jazan Gas and Power Project. After careful consideration of the impact of these factors and the strong performance and pay-based factors described above, the Committee determined to exclude the impact of these items from adjusted EPS for the purpose of determining the payout factor, which resulted in a payout factor of 152%. The Committee did not exercise further discretion to adjust the payout factor upwards or downwards.

Discretionary Bonuses

In addition to amounts paid under the Annual Incentive Plan, we from time to time pay discretionary cash bonuses as recruitment or retention incentives or in recognition of outstanding performance. No discretionary bonuses were paid to the Company’s named executive officers for fiscal 2020.

28

Long-Term Incentives

The Committee believes long-term incentive compensation is the most critical part of executive officer compensation because it creates alignment with shareholders and promotes achievement of long-term financial and strategic objectives. The success of the Company’s business and resulting value for our shareholders is predominantly built on stable, long-term relationships with customers and substantial capital investments that reap returns over a long-term time horizon through technological differentiation, cost control and operational efficiencies. Reflecting this long-term business model, the Committee emphasizes long-term incentive compensation designed to ensure that the decisions being made today build value for the long-term and reward sustainable growth, disciplined capital investment, sustainable cost reduction and consistent operational excellence. For fiscal 2020, the Committee selected two components for the executive officer’s long-term incentives: performance shares, which are conditioned on performance over a three-year period (for fiscal 2020 grants, relative TSR for fiscal 2020-2022); and RSUs, which link executive officers’ interests to shareholder returns and provide a retention incentive.

For fiscal 2020, the mix of intended long-term incentive value for executive officers was 60% performance shares and 40% RSUs. The Committee chose this mix to provide a balance of stock-based compensation to encourage both above-market performance and talent retention. Because both components of an executive officer’s long-term incentive opportunity are delivered in stock-based awards, their value is based on our stock price, which serves the Committee’s objective of creating alignment with shareholders.

The Committee determined the level of long-term incentive grants for fiscal 2020 at the beginning of the fiscal year. Prior to making the grants, the Committee established an intended long-term incentive value for each executive officer. When setting these intended values, the Committee considered the Survey and Peer Reference Group competitive data and target total direct compensation opportunities. It is the Committee’s intent that the long-term incentive value and total direct compensation opportunity for Mr. Ghasemi be at the 75th percentile of the Peer Reference Group. It is the Committee’s intent that for executive officers other than our CEO, the long-term incentive value approximate the market median and the total direct compensation opportunity for such executive officers approximate the market median level when combined with base salary and target Annual Incentive Plan awards.

Individual performance or other factors may result in awards that are above or below the market median. These factors include tenure and experience, succession planning and retention, subjective evaluations of performance, historical grant levels and other recent compensation actions with respect to the individual such as special retention awards. For fiscal 2020 all intended long-term incentive values approximated the projected market median (except for the CEO value, which remained positioned at the 75th percentile). The actual value realized may differ significantly (up or down) from the intended value due to Company stock price performance over the life of the awards and the extent to which performance goals are met in the case of performance shares.

Officer	Intended Long-Term Incentive Value ($)
Seifi Ghasemi	10,000,000
M. Scott Crocco	1,700,000
Sean D. Major	1,400,000
Samir J. Serhan	1,700,000

2021 Proxy Statement	29

Performance Shares

FISCAL 2020 PERFORMANCE SHARE GRANTS

In fiscal 2020, performance shares made up the majority of the long-term incentives granted to our executive officers. Performance shares entitle the recipient to one share of Company stock and accumulated dividend equivalents for each performance share earned upon the satisfaction of performance objectives and other conditions to earning the award. Performance shares are granted each year with overlapping three-year performance cycles. The awards are paid out at the end of the three-year period based on the achievement of specified performance goals. Payouts of performance shares range from 0% to 200% of the target level of shares awarded. The target level for fiscal 2020 grants (60% of the total intended long-term incentive value for each executive officer) was converted to a number of deferred stock units based on the average NYSE closing stock price for the 10 trading days preceding the grant date. The actual number of performance shares earned is determined by multiplying the target number of shares by a payout factor, which is subject to adjustment by the Committee within a narrow range (+/- 15 percentage points) to address performance factors that may not be reflected in relative TSR results.

Fiscal 2020 performance shares were granted conditioned upon the Company’s three-year TSR percentile rank compared to the TSR of Peer Reference Group members over the three-year performance period (fiscal 2020-2022). The payout factor will be determined in accordance with the following schedule (with payout factors interpolated between levels):

Company’s TSR Percentile Rank	Payout Factor*
>75th %ile	200%
50th %ile	100%
30th %ile	30%
<30th %ile	0%
*	The Committee may increase or decrease the payout factor by up to 15 percentage points.

The target number of fiscal 2020 performance shares granted to each named executive officer was as follows:

Officer	Target Performance Shares
Seifi Ghasemi	25,230
M. Scott Crocco	4,289
Sean D. Major	3,532
Samir J. Serhan	4,289

FISCAL 2018-2020 PERFORMANCE SHARES PAYOUT

The Committee determined final payout levels for performance share awards granted in fiscal 2018 with a performance cycle ending at the end of fiscal 2020. For the three-year performance period, our TSR was 115% and the TSR percentile rank was 92%. This resulted in a payout factor of 200% for the fiscal 2018-2020 performance cycle. The Committee did not exercise its discretion to adjust the payout factor for this performance cycle. The final payout for the fiscal 2018-2020 performance cycle is outlined in the following table.

Officer	Target Performance Shares Grant	Performance Shares Earned
Seifi Ghasemi	31,489	62,978
M. Scott Crocco	6,297	12,594
Sean D. Major	3,704	7,408
Samir J. Serhan	3,704	7,408

30

Restricted Stock Units

Each restricted stock unit entitles the recipient to receive one share of Company stock upon payout, generally at the end of a four-year vesting period. RSUs are conditioned upon continued employment during the vesting period but are subject to special vesting rules for terminations due to death, disability or retirement or terminations covered by the Executive Separation Program described on pages 45-46. Upon vesting, RSUs also entitle the holder to receive dividend equivalents equal to the amount of dividends paid on a share of Company stock during the vesting period. The vesting conditions provide an incentive for retention, and the value of this compensation element increases or decreases in direct proportion to our TSR. The value of RSUs granted to the executive officers in fiscal 2020 is reflected in the Summary Compensation Table and the Grants of Plan-Based Awards table. The target level for fiscal 2020 grants (40% of the total intended long-term incentive value for each executive officer) was converted to a number of deferred stock units based on the average NYSE closing stock price for the 10 trading days preceding the grant date.

In fiscal 2020, we granted RSUs to our named executive officers as follows:

Officer	RSUs
Seifi Ghasemi	16,820
M. Scott Crocco	2,859
Sean D. Major	2,354
Samir J. Serhan	2,859

Employee Benefit Plans and Other Compensation

Our employee benefit programs are offered and designed to be competitive and to provide reasonable security for employees. Welfare and retirement benefits are offered at essentially the same level to all U.S. salaried employees, including executive officers.

Retirement Benefits

Executive officers participate in our generally available U.S. salaried retirement programs. The Company maintains qualified retirement programs for its salaried employees, including a defined benefit Pension Plan for Salaried Employees (the “Salaried Pension Plan”), which has been closed to new entrants since 2005, and the Air Products and Chemicals, Inc. Retirement Savings Plan (a defined contribution profit-sharing plan). The Company also maintains a nonqualified pension plan, which has been closed to new entrants since August 2014, and a nonqualified deferred compensation plan in which certain executive officers and other eligible employees participate. The plans are discussed in more detail below in the narrative accompanying the Pension Benefits table and the Nonqualified Deferred Compensation table.

Welfare Benefits

We provide medical and dental coverage, life insurance and disability insurance to executive officers under the same programs offered to all salaried employees. All participating employees pay a portion of the cost of these programs.

Severance and Change in Control Arrangements

Executive officer severance and change in control arrangements are provided to support major corporate and management transitions. The Committee believes these arrangements provide benefit to the Company and its shareholders. The Committee periodically reviews these arrangements in depth for market competitiveness and appropriateness for the Company’s business.

2021 Proxy Statement	31

Severance

All executive officers participate in the Executive Separation Program. This program is intended to facilitate changes in the leadership team by establishing terms for the separation of an executive officer in advance, allowing a smooth transition of responsibilities when it is in the best interests of the Company. The program provides severance benefits and vesting of certain long-term incentives upon involuntary termination other than for “cause” or voluntary termination for “good reason” (as each term is defined in the applicable severance agreement) in exchange for certain post-employment restrictions designed to protect the Company. Details of the program are provided beginning on page 45.

Change in Control Arrangements

To enable the management team to negotiate effectively for shareholders without concern for their own future in the event of any actual or threatened change in control of the Company, the Company has entered individual change in control severance agreements for each of the executive officers. Consistent with compensation governance best practices, our change in control agreements are “double-trigger”, which means that each executive officer will receive specific rights and benefits if, following a change in control, his or her employment is terminated by the Company without “cause” or the executive officer terminates his or her employment for “good reason” (as each term is defined in the applicable severance agreement) in exchange for certain post-employment restrictions designed to protect the Company. Details of these agreements are described on pages 47-48.

Perquisites

The Committee has approved Mr. Ghasemi’s and Dr. Serhan’s use of corporate aircraft for personal travel in order to mitigate security concerns, preserve confidentiality and maximize the time they are able to spend on Company business. The Committee has also approved Mr. Ghasemi’s personal use of a Company car and driver and use of a car and driver by Mr. Ghasemi’s spouse on rare occasions where security is a concern. Mr. Ghasemi uses commuting time for performing his responsibilities to the Company. Mr. Ghasemi is responsible for any taxes on his personal use and his spouse’s use of corporate aircraft and cars, and Dr. Serhan is responsible for any taxes on his personal use of corporate aircraft. Dr. Serhan is on an international business assignment. In connection with this assignment, Dr. Serhan receives certain allowances, including a Company-provided apartment and utilities, a Company-provided car and a daily living allowance. The Committee believes the benefits of security, confidentiality and efficiency achieved by these arrangements outweigh the expense to the Company.

Executive Compensation Decision-Making Process

Roles of the Committee, Compensation Consultant and Management in the Compensation Process

Committee Responsibilities

The Committee is responsible to the Board and to shareholders for establishment and oversight of the Company’s compensation program for executive officers and for approving the compensation level of the executive officers. The Committee establishes overall compensation strategies and policies for the executive officers, allocates compensation for executive officers among the various components of compensation, evaluates and approves performance measures and goals relevant to the incentive compensation of the executive officers, evaluates the performance of the CEO with input from the Board, determines total direct compensation levels for the CEO and evaluates and approves direct compensation levels for other executive officers. Each year, the Committee:

●	reviews and evaluates the appropriateness of the Company’s current executive officer compensation program based on several factors, including competitiveness of the program and alignment of compensation delivered under the program with the Company’s strategies and performance;
●	reviews whether the program design encourages excessive risk-taking;
●	approves peer groups for market reference;

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●	reviews dilution and burn rates associated with the Company’s equity compensation;

●	evaluates and approves changes to incentive compensation and benefit plans when needed;

●	approves incentive compensation payouts for the current year; and

●	addresses other specific issues regarding management development and compensation as needed.

Periodically, the Committee also undertakes an extensive review of the competitiveness and appropriateness of certain pay practices such as severance and change in control arrangements.

Engagement of Compensation Consultant

The Committee retains an external compensation consultant to provide independent advice, information and analysis on executive compensation. The Committee has established several practices to ensure the external consultant’s independence, candor and objectivity. The consultant is engaged by, has its compensation set by and reports directly to the Committee, frequently meets separately with the Committee (with no members of management present) and consults with the Committee Chair in between meetings. Management reports fees paid for executive compensation consulting services performed by the consultant to the Committee at each meeting, and the Committee approves in advance the executive compensation consulting services to be performed.

The Committee retained WTW as its external consultant for fiscal 2020. Aggregate fees for WTW’s executive compensation consulting services provided to the Committee were $241,000. During fiscal 2020, WTW also performed global retirement plan actuarial, administrative and consulting, health care exchange and aviation insurance brokering services for the Company and provided “Talent & Rewards” data surveys and proxy review services in addition to the work performed for the Committee. The aggregate fees for those services were $890,000. The Company selected WTW to perform global investment consulting services in fiscal 2021 for its pension plans.

The decision to hire WTW for actuarial services was made over a decade ago after an extensive bid process. WTW is one of the few firms that is able to provide these services on a global basis. Decisions to hire WTW for the health care exchange and insurance brokering services were made by the responsible functional managers after a competitive bidding process. The decision to hire WTW for the global investment consulting services for its pension plans was made by the Pension Investment Committee, members of Treasury and Human Resources after a competitive bidding process.

During fiscal 2020, WTW provided advice and analysis to the Committee on total direct compensation for individual executive officers, peer group composition, incentive plan performance measures, compensation program design and external trends and developments. WTW also provided an analysis of the alignment of pay delivered under the Company’s executive officer compensation program with its performance compared to peer group pay and performance, a governance and regulatory update, a third party independent review of the Company’s executive compensation disclosures and an assessment of the potential relationship between the Company’s compensation program and risk-taking by management. In addition, WTW provided advice to the Company with respect to the design of the 2021 Long-Term Incentive Plan, which is subject to shareholder approval at the Annual Meeting as described in Proposal 3.

Independence Assessment

The Committee has assessed WTW’s independence and concluded that there are no conflicts of interest that would prevent WTW from independently advising the Committee. In making this determination, the Committee considered, among other things, the fees paid for services provided to management as a percentage of WTW’s consolidated revenues, policies and procedures established by WTW to mitigate conflicts of interest and the lack of business and personal relationships between WTW team members and the Company’s executive officers or Committee members.

2021 Proxy Statement	33

Management Input

While the Committee determines overall compensation strategy and policies for the executive officers and approves their compensation, it seeks input from several executive officers and other management employees with respect to both overall guidelines and discrete compensation decisions. Specifically:

●	Human Resources staff work with the Committee to develop the design of compensation programs and decision-making frameworks for determining compensation levels;

●	the CEO provides input to the Committee on the forms of incentive compensation and performance measures that will best support his strategic goals for the Company;

●	the CEO provides the Committee perspective on the performance of the other executive officers and develops and recommends compensation actions for the other executive officers in consultation with Human Resources and based on competitive market analysis;

●	the CFO provides background to the Committee regarding the Company’s key financial objectives and performance against them; and

●	the Company’s Law and Human Resources staff provide technical advice and other support to the Committee.

The executive officers and employees attend portions of the Committee meetings; however, the Committee meets in executive session both alone and with its external compensation consultant to reach final decisions about CEO and other executive officers’ compensation.

Benchmarking

The Committee believes that a threshold characteristic of reasonable compensation is that it is aligned with compensation provided by companies the Company competes against for talent. In preparation for determining fiscal 2020 compensation, the Committee benchmarked the executive officer compensation levels to evaluate the competitiveness of the program and as a reference for establishing compensation levels for fiscal 2020.

The Committee uses two peer groups for benchmarking, which it reviews and approves annually.

PEER GROUPS

Name	Criteria	Purpose	Source
Survey Reference Group	Broad group of industrial companies with $7 – 13 billion in revenue	Benchmark competitive executive officer direct compensation levels at target	WTW and Mercer surveys
Peer Reference Group	Chemical and industrial companies with similar capital structure, asset intensity and profitability to Company	Benchmark competitive direct compensation levels for CEO and CFO, pay practice and pay for performance assessment, peer group used for performance share relative TSR measure	Compiled from proxy statement filings

For purposes of assessing competitiveness and recommending compensation levels for fiscal 2020, the Committee used survey data from WTW and Mercer compensation databases on a group of industrial companies with revenue of $7 to $13 billion (consistent with the Company’s fiscal 2019 revenue of $8.9 billion) (the “Survey Reference Group”). The Survey Reference Group is representative of the companies the Company competes against for talent and is used by the Company for various compensation benchmarking purposes, not just executive officer compensation. A list of companies included in the Survey Reference Group is provided in Appendix C.

Prior to the beginning of the fiscal year, the Committee reviewed an assessment of each named executive officer’s compensation level relative to the Survey Reference Group based on similar functional responsibilities. The assessment identified median, 25th and 75th percentile levels for base salary, target annual incentive, target long-term incentives and target total direct compensation. Annual and long-term incentive levels reflected a three-year average to reduce volatility in results.

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The Committee also reviewed proxy data compiled from a smaller group of companies that are competitors of the Company or are similar to the Company in that they are chemical or other industrial companies with similar capital structures, asset intensity, operating margins and business models (the “Peer Reference Group”). Peer Reference Group companies are generally similar in revenue size to the Company, however certain companies with higher revenues are included based on proximity of business model. The Committee used the Peer Reference Group for benchmarking specific pay practices and for assessing alignment of pay with performance. In addition, the Committee also uses the Peer Reference Group to assess competitive compensation levels for CEO and CFO total direct compensation. Because proxy data does not necessarily reflect similar positions to the other executive officers, only the Survey Reference Group is used to benchmark pay levels for them. The Peer Reference Group is also used for determining the Company’s relative TSR performance for purposes of performance share payouts.

The fiscal 2020 Peer Reference Group consisted of the following companies:

Celanese Corp.	Ecolab Inc.	Olin Corporation
Chemours Company	Huntsman Corp.	Parker-Hannifin Corp.
Dover Corp.	Illinois Tool Works, Inc.	PPG Industries, Inc.
DuPont De Nemours, Inc.	Ingersoll-Rand plc	Westlake Chemical Corp.
Eastman Chemical Co.	Linde plc.

For fiscal 2020, the Peer Reference Group was updated to remove Danaher Corporation (due to changes in the nature of its business to focus on life sciences) and add DuPont De Nemours, Inc., a specialty products and chemicals company, and Westlake Chemical Corporation, a commodity chemicals company. Ingersoll-Rand plc (renamed Trane Technologies plc) completed a spin-off of its industrial segment, which merged with Gardner Denver Holdings on February 29, 2020 and changed its name to Ingersoll Rand Inc. The Committee determined that Ingersoll Rand Inc. will replace Ingersoll-Rand plc in the Peer Reference Group for fiscal 2021.

Risk Assessment

During fiscal 2020, the Committee, with assistance from WTW, conducted a risk assessment of the Company’s executive officer compensation program. The Committee concluded that the program is balanced and does not provide an enticement for executives to take risks that are likely to have an adverse effect on the Company due to the following features:

●	the Company does not use highly leveraged short-term incentives that drive risky investments at the expense of long-term Company value;

●	the Company’s compensation programs reward consistent, long-term performance by heavily weighting compensation to long-term incentives;

●	concentration of long-term incentive compensation in awards based on relative TSR combined with overlapping grant cycles strengthens executives’ incentive to foster stable, long-term performance;

●	cash incentive awards are capped at sustainable levels, and the Committee has discretion to reduce awards, including for non-financial considerations;

●	the Company enforces substantial executive officer stock ownership and holding requirements; and

●	the Company has recovery policies (“clawbacks”) applicable to incentive compensation that permit the Company to cancel awards and recoup certain gains in the event of conduct detrimental to the Company.

In addition, management conducted and reported to the Committee on its evaluation of the Company’s overall compensation practices and programs to assess whether any of these programs and practices exposed the Company to excessive risk-taking, concluding there were no such programs or practices.

2021 Proxy Statement	35

Key Compensation Practices and Policies

Executive Officer Stock Ownership

The Committee has approved ownership guidelines that require executive officers to achieve an ownership stake in the Company that is significant in comparison with the executive officer’s salary. The ownership guidelines are six times base salary for the CEO and three times base salary for the other executive officers. Each executive officer is expected to achieve the specified ownership level within five years of assuming his or her position. Executive officers may count toward these requirements the value of shares owned, share equivalents held in their Retirement Savings Plan accounts, earned performance shares, restricted shares, unvested RSUs and deferred stock units that are fully vested and held in the Company’s nonqualified Deferred Compensation Plan. Stock options and unearned performance shares are not counted. All executive officers are currently in compliance with this policy.

Hedging and Pledging Policy

It is the policy of the Company that executive officers and directors may not purchase or sell options on Company stock, engage in short sales with respect to Company stock or trade in puts, calls, straddles, equity swaps or other derivative securities that are directly linked to Company stock. Executive officers and directors are also prohibited from holding shares of Company stock in a margin account or pledging shares of Company stock as collateral on a loan. Employees, other than executive officers, are generally permitted to engage in transactions that are designed to hedge or offset market risk.

Clawback Policy

The Company’s equity plans and agreements provide that awards may be cancelled and that certain gains must be repaid to the Company (or “clawed back”) if an executive officer engages in activity that is detrimental to the Company, such as performing services for a competitor, disclosing confidential information or violating Company policies. The Committee has also adopted a policy allowing the clawback of cash incentive payments and performance shares in the event an executive officer’s conduct leads to a restatement of the Company’s financial results. The Committee may, in its discretion, seek to recoup any bonus or incentive compensation paid to an executive officer if (i) the amount of such payment was based on the achievement of certain financial results that were subsequently the subject of a restatement, (ii) the Committee determines that the executive officer engaged in misconduct that resulted in the requirement to restate and (iii) a lower payment would have been made to the executive officer based upon the restated financial results.

Granting Practices

Equity compensation awards are provided to executive officers and approximately 230 other management employees under the Company’s Long-Term Incentive Plan (except for off-cycle recruiting and retention awards) and are granted as of the first NYSE business day in the month of December. Recruiting grants are generally issued as of the first day of employment. Off-cycle retention grants are made occasionally in response to extraordinary retention needs.

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Executive Compensation Tables

Fiscal 2020 Summary Compensation Table

Officer and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Seifi Ghasemi, Chairman, President and Chief Executive Officer	2020	1,350,000		10,827,959	3,078,000	16,617	324,800	15,597,376
	2019	1,350,000		12,842,935	2,430,000	7,300	401,722	17,031,957
	2018	1,309,615		9,788,563	2,571,750	6,181	265,398	13,941,507
M. Scott Crocco, Executive Vice President and Chief Financial Officer	2020	650,000		1,840,633	839,800	1,126,252	9,694	4,466,379
	2019	634,615		2,183,142	663,000	1,270,253	10,005	4,761,015
	2018	600,000		1,957,485	647,700	726,537	8,851	3,940,573
Sean D. Major, Executive Vice President, General Counsel and Secretary	2020	550,000		1,515,674	710,600	2,249	56,876	2,835,400
	2019	550,000		1,284,116	561,000	755	58,884	2,454,755
	2018	550,000		1,151,372	523,875	187	45,140	2,270,574

Samir J. Serhan, Executive Vice President and Chief Operating Officer	2020	650,000		1,840,633	839,800	2,502	278,389	3,611,324
	2019	619,231	1,000,000	3,753,368	663,000	767	275,930	6,312,296
	2018	550,000	770,000	1,151,372	593,725	472	61,418	3,126,987

(1)	This column includes a discretionary bonus paid to Dr. Serhan based on his 2019 performance in recognition of his contribution to winning and executing the largest and most complex projects in Air Products’ history and driving transformation across our businesses as well as sign-on bonuses paid to Dr. Serhan in his first month and first year anniversary with the Company.
(2)	Amounts in this column represent the grant date fair value of restricted stock units and performance share awards granted in the fiscal year indicated, disregarding any estimate of forfeitures related to time-based vesting. Generally, the expense for these awards is recognized over the vesting or performance period unless the recipient is eligible for retirement and the award vests upon retirement, in which case the expense may be required to be recognized entirely in the year of grant. The valuation models and assumptions applicable to these grant date fair values are set forth in Note 19, Share-Based Compensation, to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2020, filed with the SEC on November 19, 2020. The amounts shown may not correspond to the actual value that will be realized by the executive officers. The grant date fair values of the performance shares are based upon the grant date probable outcomes of satisfying the performance conditions stipulated in the grants. The maximum grant date values of performance share grants are reflected in the table below. Maximum values use the NYSE closing stock price on date of grant at the maximum calculated payout at 200% as well as the maximum discretion that could be applied at 15%. For additional information on awards made in fiscal 2020, see the Grants of Plan-Based Awards Table and Outstanding Equity Awards Table on pages 38 and 39, respectively.

FISCAL 2020 PERFORMANCE SHARES GRANT DATE VALUES

Officer	Value Included ($)	Maximum Value ($)
Seifi Ghasemi	6,943,044	12,528,852
M. Scott Crocco	1,180,290	2,129,855
Sean D. Major	971,971	1,753,940
Samir J. Serhan	1,180,290	2,129,855
(3)	Amounts in this column reflect Annual Incentive Plan awards. At their election, executive officers may defer awards received under this Plan.
(4)	Amounts in this column reflect the annual change in the actuarial present value of each executive officers’ accumulated tax-qualified and nonqualified pension benefits and interest considered to be above-market interest credited to their Deferred Compensation Plan balances. Interest is calculated for the Deferred Compensation Plan accounts using a Moody’s A-rated Corporate Bond Rate because this is comparable to the rate the Company pays its other creditors on long-term obligations. When this rate exceeds 120% of a rate set by the U.S. Internal Revenue Service, it is treated as above-market interest, even though it is based on a market average for corporate bonds. The amounts included as above-market interest were as follows:

2021 Proxy Statement	37

ABOVE-MARKET INTEREST

Seifi Ghasemi	$16,617
M. Scott Crocco	$12,615
Sean D. Major	$2,249
Samir J. Serhan	$2,502

The pension accrual amounts represent the difference between the September 30, 2020 and September 30, 2019 actuarial present value of accumulated benefits under the Company’s tax-qualified and nonqualified pension plans for those executive officers who participate in the pension plans. No amounts are shown in the Summary Compensation Table for negative changes in value. The pension accrual amounts are as follows:

PENSION ACCRUALS

M. Scott Crocco	$1,113,637

No changes were made to pension benefit formulas for this year. Changes in pension value can result from additional years of service, changes in pensionable compensation and changes to discount and mortality rates. Additional information on how these amounts are calculated is included in the footnotes accompanying the Pension Benefits table.

(5)	Amounts shown in this column are detailed in the chart below.

Officer	Contributions Under Defined Contribution Plans ($)	Group Term Life Insurance Premiums ($)	International Assignments Policy(i) ($)	Perquisites or Personal Benefits(ii) ($)
Seifi Ghasemi	162,142	1,236		161,422
M. Scott Crocco	8,458	1,236		0
Sean D. Major	55,640	1,236		0
Samir J. Serhan	63,920	1,236	180,232	33,001
(i)	Dr. Serhan was on temporary international commuter assignment during fiscal 2019 and 2020 in support of our operations and business development initiatives worldwide. In connection with this assignment, the Company’s standard International Assignment Policy provides reimbursement of expenses over and above those Dr. Serhan would have incurred if he had remained solely in the United States. For 2020 this amount includes a housing allowance of $107,154; car lease of $55,376; and other miscellaneous items of $17,702.
(ii)	The amount reported in this column for Mr. Ghasemi reflects the incremental cost to the Company of providing Mr. Ghasemi a car and driver for occasional personal use of $8,914, including for occasional use by his spouse, and of providing Mr. Ghasemi personal use of corporate aircraft of $152,508. These benefits were provided to allow Mr. Ghasemi to focus on Company business and to mitigate security concerns. The incremental cost for the car and driver was calculated using the IRS mileage rate based on the variable costs of operating a vehicle. The variable cost rate is used rather than the standard business rate as the Company uses the car and driver for Company business, including to transport other passengers, when not being used by Mr. Ghasemi, and would incur the fixed costs of operating the vehicle and employing the driver whether or not Mr. Ghasemi was provided the car and driver for commuting. In addition to the mileage rate, which includes trips to and from Mr. Ghasemi’s residence with no passengers, the amount calculated for use of the car and driver includes toll and overtime compensation and reimbursement for meals and lodging provided to the driver in connection with Mr. Ghasemi’s use. Mr. Ghasemi pays all taxes associated with personal use of the car and driver. The incremental cost of corporate aircraft is calculated using an hourly rate for each flight hour for variable operating costs (fuel and maintenance) plus flight-specific costs, such as parking and landing fees and crew expenses. The valuation also includes these costs with respect to flights with no passengers that are associated with Mr. Ghasemi’s personal travel. Fixed costs such as pilot compensation and lease payments are not included as corporate aircraft are primarily used for business purposes, and the Company would incur these costs regardless of Mr. Ghasemi’s personal use. Mr. Ghasemi’s family members traveled with Mr. Ghasemi on some of the flights reflected; however, there was no incremental cost to the Company for this accompanying travel. Mr. Ghasemi pays all taxes associated with his personal use of corporate aircraft.
With respect to Dr. Serhan, the amount reflected relates to Dr. Serhan’s personal use of corporate aircraft, including accompanying travel by a family member of Dr. Serhan, although there was no incremental cost to the Company for this accompanying travel. The incremental cost of Dr. Serhan’s corporate aircraft use was calculated in the same manner as for Mr. Ghasemi as stated above. Dr. Serhan pays all taxes associated with his personal use of corporate aircraft.

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Fiscal 2020 Grants of Plan-Based Awards Table

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Officer	Award Type	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Seifi Ghasemi	Annual Incentive Plan		0	2,025,000	4,000,000
	Performance Shares	12/2/2019				0	25,230	54,245		6,943,044
	Restricted Stock Units	12/2/2019							16,820	3,884,915
M. Scott Crocco	Annual Incentive Plan		0	552,500	1,270,750
	Performance Shares	12/2/2019				0	4,289	9,221		1,180,290
	Restricted Stock Units	12/2/2019							2,859	660,343
Sean D. Major	Annual Incentive Plan		0	467,500	1,075,250
	Performance Shares	12/2/2019				0	3,532	7,594		971,971
	Restricted Stock Units	12/2/2019							2,354	543,703
Samir J. Serhan	Annual Incentive Plan		0	552,500	1,270,750
	Performance Shares	12/2/2019				0	4,289	9,221		1,180,290
	Restricted Stock Units	12/2/2019							2,859	660,343

The Fiscal 2020 Grants of Plan-Based Awards Table reports the dollar value of cash (non-equity) incentive awards and the number and value of equity awards granted to each executive officer during fiscal 2020. With regard to cash incentives, this table reports the range of potential value that could have been obtained by the executive officer; whereas the Summary Compensation Table reports the actual value realized for fiscal 2020. Equity amounts represent the grant date values of the awards determined under FASB ASC Topic 718 for purposes of financial statement reporting, which are based on probable outcomes.

Non-Equity Incentive Plan Awards — Annual Incentive Plan

Annual Incentive Plan awards are based on performance for the fiscal year. The Committee approves performance measures and payout schedules prior to or at the beginning of the fiscal year. Following the end of the fiscal year, the Committee determines the range of actual amounts that can be paid out under a formula that reflects the Company’s performance against the approved performance measures. Individual awards are determined by the Committee within the range, based on individual performance. There is no minimum bonus under the terms of the Plan, so the threshold amount is shown as $0. The maximum bonus payable under this Plan is capped at $4,000,000. For more information on fiscal 2020 targets and the award determination, see pages 27-28.

Equity Incentive Plan Awards — Performance Shares

The Equity Incentive Plan Awards reflected in the table are performance shares. Performance shares are deferred stock units whose payout is conditioned on the Company’s TSR percentile relative to the Peer Reference Group. Deferred stock units are an award type provided under the Company’s Long-Term Incentive Plan that entitle the holder of each unit to the value of one share of Company stock and accumulated dividend equivalents upon satisfaction of performance and/or time-based vesting conditions. Dividend equivalents are paid in cash and equal the dividends that would have accrued on a share of Company stock from the grant date of a deferred stock unit until it is paid out. Dividend equivalents are not paid until the award is vested. No dividend equivalents are paid on units that are forfeited.

The performance shares reflected in the table have a three-year performance cycle that will be completed at the end of fiscal 2022. The number of performance shares that will be paid out is based on a schedule tied to the Company’s TSR percentile as described on page 30. Performance shares are generally forfeited if the executive officer voluntarily terminates employment during the performance period; however, if an executive officer terminates due to death, disability or retirement one year or more after the grant date, he or she will receive a pro-rata portion of any performance share payout upon completion of the performance period. Upon a termination covered by the Executive Separation Program described on pages 45-46, the terms of that Program regarding treatment of equity compensation will apply.

2021 Proxy Statement	39

Other Stock Awards — RSUs

The Other Stock Awards reflected in the table are RSUs, which are deferred stock units that have time-based vesting conditions. Most of the RSUs granted to the named executive officers in fiscal 2020 are subject to a four-year vesting period. If an executive officer’s employment terminates due to death, disability or retirement one year or more after the grant date, the units will vest. Pursuant to his Employment Agreement, Mr. Ghasemi’s RSUs will not be forfeited and will continue to vest if he is terminated at any time due to death or disability, voluntarily for “good reason”, by the Company without “cause” or at the conclusion of his Employment Agreement. (See page 45 for the definitions of these terms under his Employment Agreement.) If another executive officer’s employment termination is covered by the Executive Separation Program described on pages 45-46, the terms of that Program regarding treatment of equity compensation will apply.

Outstanding Equity Awards at 2020 Fiscal Year-End Table

	Option Awards(1)					Stock Awards
	Option Grant Date	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held that have not Vested (#)(2)	Market Value of Shares or Units of Stock held that have not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Officer		Exercisable	Unexercisable
Seifi Ghasemi						87,121	25,949,861	198,272	59,057,298
	7/1/2014	165,235	0	120.69	6/28/2024
	12/1/2014	43,358	0	134.54	12/1/2024
M. Scott Crocco						15,595	4,645,127	35,592	10,601,433
	12/1/2010	4,314	0	80.67	12/1/2020
	12/1/2011	6,803	0	77.16	12/1/2021
	12/3/2012	14,271	0	76.17	12/3/2022
	12/2/2013	18,082	0	100.55	12/2/2023
	12/1/2014	7,432	0	134.54	12/1/2024
Sean D. Major						7,336	2,185,101	23,105	6,882,055
Samir J. Serhan						18,728	5,578,322	30,406	9,056,731
(1)	Grant dates for all stock options are shown in the first column. All stock options have an exercise price equal to the closing market value on the grant date and became exercisable in three consecutive, equal installments on the first, second and third anniversary of the grant date. They generally remain exercisable until 10 years after the grant date; however, except as described below, exercisable options generally expire 90 days after a voluntary termination of employment. Options granted more than one year prior to an executive officer’s termination due to death, disability or retirement continue to become and remain exercisable for their full term. If an executive officer’s termination is covered by the Executive Separation Program described on pages 45-46, the terms of that Program regarding treatment of equity compensation will apply. Mr. Ghasemi’s Employment Agreement provides that, upon his death, disability, involuntary termination without “cause”, voluntary termination for “good reason” or the conclusion of the term of his Employment Agreement, his options will not terminate but will continue to become and be exercisable through the end of their term. (See page 45 for the definition of these terms under his Employment Agreement). Stock options are subject to special vesting rules upon a change in control of the Company as described on pages 47-48.
(2)	This column reflects unvested deferred stock units which, upon vesting, entitle the holder to a share of Company common stock and dividend equivalents accumulated since the date of grant.
The Company grants two types of deferred stock units: restricted stock units and performance shares. Each deferred stock unit is the equivalent in value to one share of Company common stock and, subject to satisfaction of any applicable performance or time-based conditions, entitles the executive officer to receive from the Company at the end of the deferral period one share of common stock for each restricted stock unit or earned performance share. Restricted stock units typically have a four-year vesting period. Performance shares have a three-year performance period. This column reflects two kinds of deferred stock units: (i) four-year restricted stock units granted to executive officers on December 1, 2016, December 1, 2017, December 3, 2018 and December 2, 2019; and (ii) special recruiting and retention grants. All deferred stock units are subject to special vesting rules for terminations covered by the Executive Separation Program described on pages 44-46 or upon a change in control as described on pages 47-48.

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(i)	Unvested restricted stock units granted in fiscal 2017, 2018, 2019 and 2020 are as follows:
Officer	FY17	FY18	FY19	FY20	Total
Seifi Ghasemi	24,178	20,992	25,131	16,820	87,121
M. Scott Crocco	4,266	4,198	4,272	2,859	15,595
Sean D. Major*	—	2,469	2,513	2,354	7,336
Samir J. Serhan	2,845	2,469	4,272	2,859	12,445
*	Mr. Major joined the Company in fiscal 2017 and became a named executive officer in fiscal 2018.
(ii)	This column also shows special recruiting and retention grants as follows:

Officer	Number of Units
Samir J. Serhan*	6,283
*	9,424 three-year vesting restricted stock units were granted December 3, 2018, of which 3,141 vested on December 3, 2019, 3,141 vested on December 3, 2020 and the remainder will vest on December 3, 2021.
(3)	These amounts are based on the 2020 fiscal year-end NYSE closing stock price of $297.86.
(4)	This column reflects performance shares granted in fiscal 2018, fiscal 2019 and fiscal 2020. These shares are conditioned upon performance during three-year cycles ending on September 30, 2020, September 30, 2021 and September 30, 2022, respectively. These awards will earn-out and be paid following the end of the relevant performance period as indicated in the chart below. The dollar values and share counts for fiscal year 2018 are shown at the final payout factor of 200% as approved by the Committee and paid out in December 2020. The dollar values and share counts for fiscal year 2019 and fiscal year 2020 awards are shown in the table at the 215% payout level (maximum payout including full positive discretion) based on Company’s current total shareholder return percentile rank compared to the Peer Reference Group for the respective performance periods.

	Fiscal 2018-2020 Unearned Performance Shares at End of Performance Period
Officer	09/30/2020	09/30/2021	09/30/2022
Seifi Ghasemi	62,978	81,049	54,245
M. Scott Crocco	12,594	13,777	9,221
Sean D. Major	7,408	8,103	7,594
Samir J. Serhan	7,408	13,777	9,221

Fiscal 2020 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Seifi Ghasemi	—	—	82,504	19,211,273
M. Scott Crocco	4,443	703,194	14,746	3,433,294
Sean D. Major	—	—	—	—
Samir J. Serhan	—	—	13,681	3,182,156
(1)	The shares in this column include restricted stock granted to Mr. Ghasemi and Mr. Crocco in fiscal year 2016 that vested in December 2019, performance shares granted to Mr. Ghasemi, Mr. Crocco and Dr. Serhan in fiscal year 2017 that vested in December 2019 and two special restricted stock unit recruiting and retention grants to Dr. Serhan. The first RSU award was granted in December 2016 and vested in December 2019. The second RSU award was granted in December 2018 and the first one-third of this award vested in December 2019.
(2)	The following dividend equivalents were paid on the restricted stock units but are not included in the Value Realized on vesting:

Officer	Dividend Equivalents Paid ($)
Seifi Ghasemi	782,233
M. Scott Crocco	138,040
Samir J. Serhan	146,557

2021 Proxy Statement	41

Fiscal 2020 Pension Benefits Table

Officer	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
M. Scott Crocco	Air Products and Chemicals, Inc.	30	1,724,778
	Pension Plan for Salaried Employees
	Air Products and Chemicals, Inc.	30	7,583,130
	Supplementary Pension Plan

The table above illustrates the actuarial present value of accrued pension benefits for Mr. Crocco, who was the only executive officer who participated in the Company’s defined benefit plans as of September 30, 2020. Actuarial present values are complex calculations that rely on many assumptions. The Company has calculated the amounts shown above generally using the same assumptions used in determining the pension cost recognized in its financial statements, which are described in Note 16, Retirement Benefits, to the financial statements and under “Critical Accounting Policies and Estimates” in Management’s Discussion and Analysis of Financial Condition and Results of Operations, both of which are included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020, filed with the SEC on November 19, 2020. However, in accordance with SEC requirements, the Company has calculated these values assuming payment begins the earliest date the executive officer can receive an unreduced early retirement benefit. The Company also has used actual fiscal 2020 annual incentive awards in the calculation; whereas the value in the financial statements is based on estimated annual incentive awards.

The Salaried Pension Plan is a funded, tax-qualified defined benefit plan funded entirely by the Company. Benefits under the Salaried Pension Plan are paid after retirement in the form of a monthly annuity or as a lump sum if the value of the benefit is less than $100,000. Participants may select from monthly payments for their lifetime or smaller monthly payments for their life and the life of a beneficiary.

The amount of the benefit under the Salaried Pension Plan is based on the following formula:

1.184% x Years of Service x Average Monthly Compensation (Up to the Average Social Security Maximum Taxable Wage Base)

plus

1.5% x Years of Service x Average Monthly Compensation (In excess of the Average Social Security Maximum Taxable Wage Base).

“Average Monthly Compensation” is the average monthly compensation for the 36 months (or 3 years) during which the participant’s compensation was the highest during the 10 years preceding retirement; generally, this is the participant’s average base salary for the three years preceding retirement. The “Average Social Security Maximum Taxable Wage Base” is the average of the U.S. Social Security Wage Bases over a 35-year period.

Benefits under the Salaried Pension Plan become vested after a participant has completed five years of service. The normal retirement age under the Salaried Pension Plan is age 65. A participant with at least five years of service may retire after attaining age 55 and receive a benefit reduced by 3% per year for the number of years prior to attaining age 62. Benefits accrued as of January 1, 2005 are not reduced upon retirement at age 55 or later if the sum of the participants age and credited service under the Plan equals 80 or more at the time of retirement.

Under U.S. federal tax laws, benefits payable under the Salaried Pension Plan and compensation that can be considered in calculating the benefits are limited. The Supplementary Pension Plan (“Supplementary Plan”) is a nonqualified, unfunded pension plan that provides benefits that cannot be provided under the Salaried Pension Plan due to these limits. Benefits under the Supplementary Plan are calculated using the same formula as the Salaried Pension Plan, but there is no limit on the amount of base salary that can be covered by the pension formula, and Average Monthly Compensation under the Supplementary Plan also includes Annual Incentive Plan awards.

Supplementary Plan benefits are subject to the same vesting and early retirement terms as the Salaried Pension Plan. Supplementary Plan benefits are generally payable following retirement in one of the annuity forms available under the Salaried Pension Plan or, at the election of the participant, in a lump sum. In the case of the executive officers and certain other executives, distribution of benefits under the Supplementary Plan, whether in annuity or lump sum form, is delayed for six months after termination of employment to comply with U.S. federal tax laws.

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Fiscal 2020 Nonqualified Deferred Compensation Table

Amounts shown in this table are provided under the Company’s nonqualified Deferred Compensation Plan.

Officer	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(4) ($)
Seifi Ghasemi	—	139,800	41,271	—	1,343,564
M. Scott Crocco	—	—	31,451	—	989,662
Sean D. Major	2,962	33,040	5,603	—	186,766
Samir J. Serhan	12,250	41,120	6,227	—	210,987
(1)	All amounts reported in this column were voluntary deferrals of base salary by the executive officers. These amounts are also reported in the Summary Compensation Table.
(2)	Mr. Ghasemi, Mr. Major and Dr. Serhan receive a Company contribution credit of their Annual Incentive Plan awards because they receive their primary retirement benefit under the Company’s defined contribution Retirement Savings Plan (“RSP”) rather than the Salaried Pension Plan and Supplementary Plan. Amounts reported in this column are also reported in the Summary Compensation Table.
(3)	A portion of the earnings reflected in this column are reported in the Summary Compensation Table as above-market interest, as described in footnote 4 to such table.
(4)	The following portion of these accumulated balances has been previously reported as compensation in the Summary Compensation Table of the Company’s proxy statements for prior years:

Officer	Amount Previously Reported ($)
Seifi Ghasemi	1,063,135
M. Scott Crocco	573,454
Sean D. Major	140,190
Samir J. Serhan	145,107

The Company provides the tax-qualified RSP to all U.S.-based salaried and certain hourly employees of the Company. Currently, U.S. tax laws limit the amounts that may be contributed to tax-qualified savings plans and the amount of compensation that can be taken into account in computing benefits under the RSP. The Deferred Compensation Plan was amended and restated effective January 1, 2018 to “unlink” the RSP from the Deferred Compensation Plan. Prior to January 1, 2018, elective deferrals to the RSP in excess of the U.S. tax law limits would automatically be deferred into the Deferred Compensation Plan. Effective January 1, 2018, once a participant reaches the U.S. tax law limits in the RSP for elective deferrals such deferrals cease and are not contributed to the Deferred Compensation Plan; rather, Deferred Compensation Plan participants may make a separate deferral election prior to the relevant calendar year to defer amounts of base salary into the Deferred Compensation Plan. The Deferred Compensation Plan is intended to permit participants to defer an amount of base salary and to make up, out of general assets of the Company, an amount substantially equal to certain benefits an employee did not receive under the RSP due to these limits. U.S. employees who participate in the Annual Incentive Plan, including all executive officers, are eligible to participate in the Deferred Compensation Plan. Participants can elect to defer up to 50% of base salary on a before-tax basis and up to 75% of Annual Incentive Plan awards.

The Deferred Compensation Plan provides for a Company matching credit for participants in the RSP, including all executive officers, whose Company matching contribution in the RSP is limited by the U.S. tax law limitations. The Deferred Compensation Plan provides for a Company core credit on base salary when such core contribution in the RSP is limited by U.S. tax law limitations and on Annual Incentive Plan awards for employees who receive their primary retirement benefit under the RSP rather than the Salaried Pension Plan, including Mr. Ghasemi, Mr. Major and Dr. Serhan.

Participants may elect to have their Deferred Compensation Plan balances earn interest at a corporate bond rate or be deemed to be invested in Company stock and earn dividend equivalents and market appreciation on the stock. If a participant chooses the Company stock alternative, his or her account balance will be distributed in shares of Company stock except for dividend equivalents that are distributed in cash.

Participants can elect to receive payments of their Deferred Compensation Plan balances in service or in lump sum or in one to 10 equal annual installments following termination from service. The executive officers and certain other executives cannot commence distribution until six months following termination to comply with tax laws.

2021 Proxy Statement	43

Potential Payments Upon Termination

Potential payments to executive officers upon termination vary depending on the exact nature of the termination and, generally, whether the executive officer is retirement eligible at the time of the termination. Retirement eligibility for U.S. employees, including the executive officers except Mr. Ghasemi, generally occurs upon the attainment of age 55 after completing at least five years of service to the Company. Mr. Ghasemi’s Employment Agreement provides that he is eligible for retirement treatment under all equity, equity derivative and incentive awards after three years of employment with the Company. Accordingly, he became eligible for retirement on July 1, 2017. The following discussion explains potential payments to the executive officers under various termination scenarios.

Voluntary Termination Other Than Retirement

A voluntary termination by Mr. Ghasemi and Mr. Crocco would be regarded as a retirement, as discussed below. If Mr. Major or Dr. Serhan voluntarily terminated employment with the Company prior to retirement eligibility, like all salaried employees of the Company, they would receive any unpaid salary and accrued vacation, vested RSP balances and nonqualified deferred compensation shown in the table on page 42 and the earnings thereon. Mr. Crocco may commence accrued benefits under the qualified plan and will commence accrued benefits under the nonqualified pension plan described on pages 41-42 on the same terms as all other participants under these plans who were eligible for retirement at the time of termination.

Executive officers and other eligible employees generally must remain employed until the last day of the fiscal year to receive an Annual Incentive Plan award for the fiscal year. However, if an executive officer is retirement eligible, upon voluntary termination his or her bonus would be prorated at the discretion of the Committee. If an executive officer voluntarily terminates, he or she would forfeit any Annual Incentive Plan award for the fiscal year of termination unless the termination is on the last day of such fiscal year. If an executive officer voluntarily terminated on September 30, 2020, he or she would have been eligible for a fiscal 2020 Annual Incentive Plan award in an amount, if any, determined by the Committee in its discretion.

Most outstanding awards under the Long-Term Incentive Plan would be forfeited upon a voluntary termination prior to retirement eligibility, including all unexercisable stock options, all restricted stock, all RSUs and all performance shares, whether or not earned. Exercisable stock options would continue to be exercisable for 90 days following termination and then, if unexercised, would be forfeited.

Retirement

Upon retirement, executive officers are entitled to unpaid salary and accrued vacation, accrued qualified and nonqualified pension benefits, vested RSP balances and deferred compensation described above and retiree medical benefits, if they are eligible, on the same terms as for all salaried employees meeting age and service conditions. Retiring executive officers may also receive, in the discretion of the Committee, an Annual Incentive Plan award for the year of retirement. In addition, like all Long-Term Incentive Plan participants, they receive the following treatment of their outstanding long-term incentive awards:

●	all outstanding stock options which were granted one year or more prior to retirement will continue to be and become exercisable in accordance with the normal schedule as if the executive officer remained employed and will be exercisable for the normal term;
●	restricted stock and RSUs awarded at least one year prior to retirement will vest immediately upon retirement and restricted stock and RSUs granted less than one year prior to retirement are forfeited; and
●	all earned performance shares and dividend equivalents thereon will be paid on the normal schedule. A pro-rata portion of unearned performance shares awarded at least one year prior to retirement and associated dividend equivalents will be paid in accordance with the normal schedule and at the normal payout level if performance thresholds are met. Performance shares awarded less than one year prior to retirement are forfeited.

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The table below shows the value of Mr. Ghasemi and Mr. Crocco’s outstanding long-term incentive awards that would have vested had each retired as of September 30, 2020, and the value of awards that would have been forfeited. Amounts are based on the closing price of a share of Company stock as of September 30, 2020. Other executive officers were not eligible for retirement on September 30, 2020.

Officer	Unvested Stock Options ($)	Restricted Stock ($)	Restricted Stock Units ($)	Performance Shares(1) ($)	Value of Awards Forfeited ($)
Seifi Ghasemi	—	—	21,813,463	27,253,783	16,535,097
M. Scott Crocco	—	—	3,952,581	5,219,243	2,810,766
(1)	Actual payout amounts are shown for Performance Shares granted in fiscal year 2018. Fiscal 2019 and 2020 Performance Shares are shown at the target payout level. Amounts include accumulated dividend equivalents. The fiscal 2020 grant and prorated portion of the fiscal 2019 grant would be forfeited.

Executive Separation Program

The Committee established the Executive Separation Program (the “Separation Program”) to facilitate changes in the leadership team and recruiting of senior executives. All the executive officers are covered by this Program. An executive officer becomes eligible for program benefits upon involuntary termination of employment other than for “cause” or upon voluntary termination for “good reason”. A termination for “cause” occurs upon the executive officer’s failure to substantially perform his or her duties after demand therefor, willful misconduct, certain illegal acts, insubordination, dishonesty or violation of the Code of Conduct. “Good reason” includes:

●	a material adverse change in the executive officer’s position, material diminution of duties or authority or assignment of duties or responsibilities inconsistent with his or her status;
●	a decrease in the executive officer’s salary or a material reduction in benefits or annual incentive compensation opportunities if not similarly applied to other highly compensated employees; or
●	a relocation of the executive officer’s principal workplace more than 50 miles from the existing location.

Benefits under the Separation Program are contingent upon the executive officer’s continuing to perform the duties typically related to his or her position (or such other position as the Board reasonably requests) until termination, and assistance in the identification, recruitment and transitioning of his or her successor. The executive officer also is required to sign a general release of claims against the Company and a two-year noncompetition, nonsolicitation and nondisparagement agreement. If all these requirements are met, the executive officer is entitled to cash benefits as follows:

●	a cash severance payment of one times the executive officer’s annual base salary and the executive officer’s target bonus for the fiscal year in which the termination of employment occurs, provided that in the case of Mr. Ghasemi, the cash severance will be two times such amount and, if the termination occurs after September 30, 2023, the payment will be prorated based on the remaining term of his Employment Agreement through September 30, 2025;
●	a bonus for the year of termination equal to a pro-rata portion of the executive officer’s target bonus multiplied by the Annual Incentive Plan payout factor for the fiscal year in which the termination of employment occurs;
●	outplacement assistance;
●	in the case of Mr. Crocco, a cash payment equal to the actuarial equivalent of pension benefits that would have accrued based on one additional year of service and a payment equal to the value of the early retirement subsidy that would have been provided under the pension plans on the accumulated benefit if age and service conditions were met, calculated with an additional year of service; and
●	for the other executive officers who receive their primary retirement benefit under the RSP, a cash payment equal to the additional (nonmatching) contributions and credits each would have received under the RSP and the Deferred Compensation Plan, respectively, had he remained employed an additional two years for Mr. Ghasemi and an additional year for Mr. Major and Dr. Serhan, assuming base salary remained the same and the Annual Incentive Plan award was the higher of his most recent award or the average of the last three awards.

2021 Proxy Statement	45

Noncash benefits are also provided or maintained under the Separation Program as follows:

●	The Company pays the cost of continued coverage under the Company’s medical and dental plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for executive officers and their dependents for one year following termination. Executive officers eligible for retiree medical participate in the medical plan on the same basis as other eligible retirees at no incremental cost to the Company.
●	Nonretirement eligible executive officers forfeit unexercisable stock options. Their exercisable options remain in effect for the normal term. Retirement provisions described above apply to the stock options of retirement eligible executive officers.
●	A pro-rata portion of four-year vesting restricted stock, RSUs and recruiting and retention grants of RSUs vest. The remaining RSUs are forfeited. However, retirement provisions described above apply to outstanding restricted stock and RSUs held by retirement eligible executive officers if more favorable.
●	A pro-rata portion of unearned performance shares based on actual performance at the end of the performance period vest and are paid at the end of the performance period and the remainder are forfeited. The unforfeited shares are paid in accordance with the normal schedule and at the normal payout level if performance thresholds are met.

Mr. Ghasemi’s Employment Agreement

In addition to the Separation Program, Mr. Ghasemi’s Employment Agreement provides that, upon his termination by the Company other than for “cause” or his voluntary termination for “good reason”, his long-term incentive awards will continue to vest as if he remained employed. For purposes of the Employment Agreement, “cause” is Mr. Ghasemi’s willful failure to substantially perform his duties after a demand for substantial performance is delivered, willful misconduct that has caused or would reasonably be expected to result in a material injury to the Company, criminal conviction of (or a plea of nolo contendere) to a crime that constitutes a felony, repeated acts of insubordination, an act of dishonesty inconsistent with his position or material violation of the Code of Conduct. Mr. Ghasemi has the right to resign for “good reason” under the Agreement if: there is a material adverse change in his position or office; a decrease in his salary, benefits or incentive compensation if not applied to other highly compensated employees; or a relocation of his principal workplace more than 50 miles from the existing location. Mr. Ghasemi’s Employment Agreement was amended on May 21, 2020 (within this subsection, the “Amendment”). The Amendment extends the term of the Agreement from September 30, 2022 to September 30, 2025. In addition, pursuant to the Amendment if Mr. Ghasemi’s employment were to terminate after September 30, 2023 without “cause” or for “good reason”, as each term is defined in the Employment Agreement, any cash severance payment he is entitled to receive would be prorated based on the number of days remaining from the last day of his employment until September 30, 2025.

Estimated Payments on Severance As of September 30, 2020

The table below shows estimated cash payments that would have been made to each executive officer upon an involuntary termination on September 30, 2020 covered under the Executive Separation Program and, in the case of Mr. Ghasemi, his Employment Agreement, and the estimated value of long-term incentive awards that would have vested upon termination under the Program.

					Long-Term Incentive Plan
Officer	Severance Benefit ($)	Pro-rata Bonus ($)	Retirement Plan Payment(1) ($)	Benefits(2) ($)	Stock Options ($)	Restricted Stock ($)	Restricted Stock Units(3) ($)	Performance Shares(4) ($)
Seifi Ghasemi(5)	6,750,000	3,078,000	328,740	42,178	—	—	5,074,594	11,460,503
M. Scott Crocco(5)	1,202,500	839,800	328,605	15,734	—	—	179,700	431,330
Sean D. Major	1,017,500	710,600	44,440	36,769	—	—	1,043,808	3,425,187
Samir J. Serhan	1,202,500	839,800	52,520	36,769	—	—	4,103,594	4,015,109
(1)	Includes payment in lieu of Company contributions and credits under the RSP and Deferred Compensation Plan for Mr. Ghasemi, Mr. Major and Dr. Serhan and the pension plan make-up payment for Mr. Crocco.
(2)	Includes the value of outplacement benefits estimated based on current arrangements for these services and the cost of COBRA payments for the Company’s medical plan and dental plans.

46

(3)	These amounts reflect the value of RSUs such as four-year RSUs and special recruiting and retention grants, and dividend equivalents thereon.
(4)	Performance shares are reflected at the actual payout level for fiscal year 2018 grants and at target payout level for fiscal year 2019 and 2020 grants. Amounts include accumulated dividend equivalents.
(5)	Values of Mr. Ghasemi’s and Mr. Crocco’s long-term incentive awards that would have vested upon their voluntary termination due to retirement eligibility are not shown.

Termination for Cause

Upon involuntary termination for “cause”, executive officers receive only unpaid salary and accrued vacation, qualified and nonqualified pension and deferred compensation.

Termination Due to Death or Disability

Upon termination due to death or disability of an executive officer, in addition to insurance, continuation of medical benefits and other benefits provided to all salaried employees and their families to help with these circumstances, the Long-Term Incentive Plan has provisions that provide continued vesting or accelerated payout of equity awards as follows:

●	All stock options that have been outstanding for at least a year at the time of termination continue to be and become exercisable on the normal schedule as if the employee had remained active. All other stock options are forfeited.
●	All restrictions on restricted stock outstanding for at least one year are removed. All other restricted stock is forfeited.
●	All earned but deferred performance shares, all career-vesting deferred stock units and retention and recruiting grants of deferred stock units outstanding more than one year are paid out.
●	A prorated portion of unearned performance shares outstanding for at least one year continues to earn out and be payable as if the employee had remained active. All other unearned performance shares are forfeited.
●	Executive officers or their beneficiaries may also receive an Annual Incentive Plan award at the discretion of the Committee.

In addition, Mr. Ghasemi’s Employment Agreement provides that upon his termination of employment due to death or disability, his Long-Term Incentive Plan awards will continue to vest as if he remained employed and he will receive a prorated Annual Incentive Award.

Change in Control Arrangements

The Company provides individual change in control severance agreements for all of the executive officers. For purposes of the agreements, a change in control occurs upon a 30% stock acquisition by a person not controlled by the Company, a greater than 50% change in membership on the Board during any two-year period unless approved by two-thirds of directors still in office who were directors at the beginning of the period, consummation of a business reorganization, merger, consolidation or other corporate transaction that results in the Company’s shareholders owning less than 50% of the surviving entity, or shareholder approval of a plan of liquidation or sale of substantially all of the Company’s assets.

The severance agreements give each executive officer specific rights and certain benefits if, within two years after a change in control, his or her employment is terminated by the Company without “cause” or he or she terminates employment for “good reason” (as each term is defined below). In such circumstances the executive officer would be entitled to:

●	a cash severance payment equal to two (three for Mr. Ghasemi) times the sum of annual base salary and target bonus under the Annual Incentive Plan;
●	a cash payment of a pro-rata target bonus for the year;
●	for Mr. Crocco, a cash payment equal to the additional actuarial present value of the pension benefits he would have been entitled to receive under the Company’s pension plans had he accumulated two additional years of credited service after termination and a cash payment equal to the actuarial present value of the early retirement subsidy on the accumulated benefit, calculated with an additional two years of credited service;

2021 Proxy Statement	47

●	a cash payment equal to two (three for Mr. Ghasemi) times the value for the most recent fiscal year of the Company’s matching contributions and/or credits for the executive officer under the RSP and the Deferred Compensation Plan;
●	for each of Mr. Ghasemi, Mr. Major and Dr. Serhan, a cash payment equal to the additional primary retirement benefit contributions and credits he would have received under the RSP and the Deferred Compensation Plan, respectively, had he remained employed for an additional three years in the case of Mr. Ghasemi and two years in the case of Mr. Major and Dr. Serhan, at the same base salary and the higher of the executive officer’s most recent Annual Incentive Plan award or the average such award for the three full fiscal years preceding the change in control;
●	continuation of medical, dental, health and accident disability and life insurance benefits for a period of up to two years (three years in the case of Mr. Ghasemi), and provision of outplacement services and certain legal fees; and
●	indemnification if he becomes involved in litigation because he is a party to the agreement.

The payments referenced in the first, third, fourth and fifth bullets above will be reduced each month on a pro-rated basis when the named executive officer, other than Mr. Ghasemi, is between the ages of 63 and 65.

A termination for “cause” occurs under the agreements upon the executive officer’s continued willful failure to perform duties or willful misconduct. “Good reason” includes:

●	a material adverse change in the executive officer’s position;
●	a decrease in the executive officer’s salary, benefits or incentive compensation if not applied to other highly compensated employees; or
●	relocation of the executive officer’s principal workplace more than 50 miles from the existing location.

The table below shows amounts that would be payable under the change in control severance agreements if the executive officer had been terminated on September 30, 2020 following a change in control.

Officer	Severance Payment ($)	Pro-rata Bonus ($)	Matching Contribution Payment ($)	Retirement Plan Payment(1) ($)	Outplacement/ Financial ($)	Benefits(2) ($)
Seifi Ghasemi	10,157,827	2,025,000	0	493,110	14,500	38,508
M. Scott Crocco	2,421,915	552,500	0	657,214	14,500	6,254
Sean D. Major	2,057,400	467,500	0	88,880	14,500	39,744
Samir J. Serhan	2,427,800	552,500	0	105,040	14,500	39,744
(1)	Includes payments in lieu of Company core contributions and credits under the RSP and Deferred Compensation Plan for Mr. Ghasemi, Mr. Major and Dr. Serhan and, for Mr. Crocco, the pension payment.
(2)	Includes continuation of medical, dental, disability and life insurance benefits.

In addition to the change in control severance agreements, the Company’s Long-Term Incentive Plan provides change in control protection for all participants. Awards granted on or after October 1, 2014 will not automatically vest on an accelerated basis as a result of a change in control if they are replaced by the surviving entity. For these provisions to apply; the replacement awards must be issued by a publicly listed company and preserve the value of, and be on terms as favorable as the existing award; performance-conditioned awards must be replaced by time-based vesting awards; and the replacement awards must provide that if the participant is terminated without “cause” or voluntarily terminates for “good reason” within 24 months following the change in control, the award will vest immediately upon termination. The Long-Term Incentive Plan also provides that, pursuant to an agreement associated with a change in control or in the discretion of the Board or an appropriate committee thereof, awards may be settled for cash at the change in control price.

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Long-Term Incentive Plan awards granted in fiscal 2015 or later would not automatically vest upon a change in control but would vest upon a termination of the executive officer by the Company without “cause” or a voluntary termination by the executive officer for “good reason” within 24 months of the change in control. The table below shows the estimated value of long-term incentive awards that would have vested upon an eligible termination on September 30, 2020 following a change in control. These acceleration provisions apply to all Long-Term Incentive Plan participants. In the case of Mr. Ghasemi, who was retirement eligible on September 30, 2018, and Mr. Crocco, who was retirement eligible on March 19, 2019, most of these amounts would have vested on voluntary termination, but payment or lapse of restrictions could be accelerated upon a change in control. For the other executive officers, most of the amounts shown would become vested or payable if his or her active employment continued without a change in control, but payment, lapse of restrictions would be accelerated upon a change in control.

Officer	Estimated Value ($)
Seifi Ghasemi	101,958,257
M. Scott Crocco	20,849,386
Sean D. Major	5,671,769
Samir J. Serhan	9,771,166

Finally, accrued benefits under the nonqualified pension plan (described on pages 41-42) would be paid out upon a change in control.

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CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC regulation, we are providing the following information about the ratio of the annual total compensation of the median Air Products employee and the annual total compensation of our CEO, Seifi Ghasemi, as of our fiscal year-end, September 30, 2020.

The pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules, using methodologies, reasonable assumptions and adjustments as described below.

●	The median employee annual total compensation was $51,018.
●	The annual total compensation of our CEO, as reported in the Summary Compensation Table of this proxy statement, was $15,597,376.
●	Based on this information, the estimated ratio of annual total compensation of our CEO to the annual total compensation of our median employee was 306 to 1.
●	Our total employee population as of fiscal year-end consisted of approximately 19,200 employees, including 5,100 U.S. employees and 14,100 non-U.S. employees. We employed the de minimus exemption to exclude two employees in Switzerland.
●	To identify the median employee from our employee population, we used annual base salary as our consistently applied compensation measure. For hourly employees, annual salary was estimated by multiplying the hourly rate by the scheduled work hours for each work location.

After identifying the median employee, the Company calculated annual total compensation for both the median employee and the CEO in accordance with SEC rules to determine the pay ratio.

Under the SEC’s rules and guidance, companies are allowed to adopt numerous ways to identify the median employee. In addition, other companies have different employee demographics and compensation and benefit practices. As a result, CEO pay ratios reported by other companies may vary significantly and are likely not comparable to our CEO pay ratio.

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Approval of the Air Products and Chemicals, Inc. 2021 Long-Term Incentive Plan

PROPOSAL 3	Approval of our 2021 Long-Term Incentive Plan.
The Board recommends a vote “FOR” the approval of the Air Products and Chemicals, Inc. 2021 Long-Term Incentive Plan.

Shareholders are being asked to approve the Air Products and Chemicals, Inc. 2021 Long-Term Incentive Plan (for purposes of this Proposal 3, the “Plan”), which will be used to grant equity compensation awards to our employees, including our executive officers, and directors as described herein. After review, the Board, acting upon the recommendation of the Management Development and Compensation Committee, determined that it was in the best interests of the Company to adopt a new plan to provide for the continued issuance of equity compensation to our employees, officers and directors. As described in the Compensation Discussion and Analysis in this proxy statement, long-term incentives are an important component of our executive compensation program. The Plan contains a number of provisions that the Board believes are consistent with our shareholders’ interests and sound corporate governance purposes. Shareholder approval of the Plan will allow us to carry out our objectives of providing meaningful equity compensation to align the interests of award recipients with our shareholders and provide strong incentives for our employees to execute our corporate strategy and positively influence our overall performance.

Overview

On November 19, 2020, the Board unanimously approved and adopted the Plan, subject to the approval of the Company’s shareholders. At the Annual Meeting, shareholders will be asked to approve the Plan. The Plan is intended to replace the Air Products and Chemicals Inc. Long-Term Incentive Plan, Amended and Restated as of October 1, 2014 (for purposes of this Proposal, the “Prior Plan”). If approved by the Company’s shareholders, and subject to the treatment of outstanding awards described below, the Prior Plan will be terminated, replaced and superseded as of such date by the Plan. Any awards granted under the Prior Plan prior to its termination will remain in effect pursuant to their terms.

If approved by our shareholders, the Plan will apply until terminated, amended or suspended. We intend to file a Registration Statement on Form S-8 under the Securities Act of 1933 to register the shares available for issuance under the Plan. If shareholders do not approve the Plan, we will continue to have the authority to, and expect that we will, continue to grant awards under the Prior Plan.

The table below shows all shares reserved for issuance under awards outstanding under all plans following our December 2020 annual grants, as of December 1, 2020. The number of shares authorized under the Prior Plan but not delivered pursuant to an award or subject to an outstanding award as of the effective date of the Plan will not be available for use under either the Plan or the Prior Plan.

	December 1, 2020
Unexercised options outstanding	911,092
Weighted average exercise price of outstanding options	$97.42
Weighted average remaining term of outstanding options	2.58 years
Unvested RSUs and performance shares outstanding	1,107,089	(1)
(1)	Includes outstanding performance shares based on maximum potential payout.

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In the following paragraphs we summarize the principal features of the Plan. This summary is qualified in its entirety be reference to the full text of the Plan, which is set forth in Appendix B to this proxy statement. Shareholders are urged to read the Plan in its entirety.

Plan Highlights and Certain Important Provisions

The Plan contains a number of provisions that the Board believes are consistent with the interests of shareholders and sound corporate governing practice, including:

●	Overall share limit. The Plan authorizes a pool of 1,500,000 shares of common stock, plus the number of shares subject to awards granted under the Prior Plan and then outstanding on January 28, 2021 which, on a later date, are not delivered because the award expires, is forfeited or terminates unexercised. The number of shares authorized under the Prior Plan but not delivered pursuant to an award or subject to an outstanding award as of the effective date of the Plan will not be available for use under either the Plan or the Prior Plan.
●	Shareholder approval for additional shares. The Plan does not contain an “evergreen” provision pursuant to which shares authorized for issuance may be automatically replenished. Shareholder approval will be required to issue any additional shares, and our shareholders will have direct input on any increase in the numbers of shares of common stock issuable under the Plan.
●	Prohibition against liberal share recycling. Shares that are delivered upon the exercise of stock options, withheld or otherwise remitted to satisfy tax withholding obligations with respect to Plan awards not issued or delivered as a result of a net exercise of stock options or repurchased by the Company with the proceeds of a stock option exercise may not be recycled back into the Plan’s share reserve. Any stock appreciation right (“SAR”) award delivered in common stock will be counted as use of a number of shares equal to the number of SARs exercised rather than the number of shares delivered.
●	Prohibition against discounted stock options. Stock options may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.
●	Prohibition against stock option or SAR repricing. The Plan generally prohibits the reduction of a purchase price of a stock option or SAR or any other action that is treated as a “repricing” under GAAP without shareholder approval.
●	Awards not subject to dividends. Awards granted under the Plan will not be eligible to receive dividends or dividend equivalents until any restrictions or limitations on the awards are satisfied.
●	Awards subject to clawback. Awards under the Plan may be subject to clawback or recoupment policies adopted by us, including clawback or recoupment provisions in award agreements. Among other things, we may require forfeiture of an award, repayment of an award (or proceeds derived therefrom) or recoupment from other payments otherwise due to the participant or beneficiary.
●	Independent Committee. Subject to its right to delegate certain authority, employee awards under the plan are administered by the Board’s Management Development and Compensation Committee (the “Committee”), which is comprised of independent directors.
●	Awards generally vest over at least one year. With certain exceptions, awards generally vest over a period of time not less than one year after the date of grant.

Summary of the 2021 Long-Term Incentive Plan

Purposes of the Plan

The purposes of the Plan are: (i) to provide long-term incentives to those executives and other key employees who are in a position to contribute to the long-term success and growth of the Company and our subsidiaries, who have high potential for assuming greater levels of responsibility or who have demonstrated their critical importance to the operation of their organizational unit; and (ii) to assist the Company and our subsidiaries in attracting and retaining directors, executives and other key employees with experience and ability. The Plan is also intended to more closely associate the interests of directors, executives and other key employees with the interests of the Company’s shareholders.

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Administration

The Plan is administered by the Board with regard to awards to non-employee directors and administered by the Committee with regard to awards to employees. The Corporate Governance and Nominating Committee of the Board will recommend to the Board the amount, type, timing, terms and conditions of grants to non-employee directors.

The Board and Committee (each the “Administrator” in their respective capacity) have broad discretionary authority, subject to the terms of the Plan, to administer and interpret the Plan, including the authority to:

●	adopt such rules, regulations, guidelines, agreements, practices and instruments for the administration of the Plan as the Administrator deems necessary or advisable;
●	select the individuals or determine classes of individuals to be granted awards under the Plan;
●	determine the number of awards to be granted and the number of shares of common stock or dollar amount to which an award will relate;
●	determine the timing, terms and conditions of any award, including but not limited to, the exercise price, grant price or purchase price, any restrictions or limitations on the award and the vesting or performance conditions applicable to the award;
●	establish performance goals applicable to awards with performance criteria, evaluate the participant’s and/or the Company’s or subsidiary’s performance in light of such performance criteria and determine the number of shares of common stock (or other applicable payment measures) granted to the participant;
●	modify, amend or adjust the terms and conditions of any award, at any time or from time to time, including, but not limited to, the content of performance criteria, vesting conditions, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an award, and accelerations or waivers based in each case on such considerations as the Administrator in its sole discretion determines;
●	determine and apply such policies, procedures or award agreement or other governing document provisions as it deems appropriate or as may be required by applicable regulation or stock exchange listing standards to provide for the clawback or recoupment of awards;
●	resolve any discrepancy or conflict between the terms of the Plan or award agreement and any plan, program (whether or not established under the Plan), policy or contract with provisions that may impact an award; and
●	make all other decisions and determinations that may be required under the Plan.

The Administrator’s interpretations of the Plan, awards and related agreements are conclusive and binding on all interested parties.

The Administrator has the power to delegate its duties, including administrative and award granting responsibilities. In general, the Committee may delegate administrative responsibilities with respect to employee awards and delegate all, or any portion, of its responsibilities to grant employee awards. The Board may delegate to appropriate Company officers or to a Committee of the Board authority to administer the Plan and take all final action with respect to awards to non-employee directors, including taking all administrative action on behalf of the Company with respect to vesting and payment of awards.

The Committee has delegated responsibility to our CEO to select eligible award recipients, to determine award amounts and to subject such awards to applicable terms and conditions (other than for persons who are our officers and directors).

Eligibility

Directors, officers, executives and other key employees of the Company and its subsidiaries are eligible for awards under the Plan (the “participants”). Participants are selected on the basis of such criteria as the Administrator may determine. As awards are established at the discretion of the Administrator, subject to the limitations and delegations described above, the number of shares that may be granted to any participant under the Plan cannot be determined at this time. As of September 30, 2020, there were approximately 230 employees eligible for awards and nine eligible non-employee directors. In addition, the Committee reserves shares under the Plan for recognizing key talent below the director level. There were approximately 900 additional employees in this group.

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Shares of Stock Subject to the Plan

As of January 28, 2021, the aggregate number of shares that may be subject to awards granted under the Plan equals 1,500,000 shares of common stock plus the number of shares subject to awards granted under the Prior Plan and then outstanding on January 28, 2021, which on a later date are not delivered because the award expires, is forfeited or terminates unexercised (the “Prior Plan Shares”). The number of shares authorized under the Prior Plan but not delivered pursuant to an award or subject to an outstanding award as of the effective date of the Plan will not be available for use under either the Plan or the Prior Plan. Subject to any anti-dilution adjustment, the aggregate number of shares that may be delivered pursuant to Incentive stock options will be the sum of (i) 1,500,000 shares of common stock, plus (ii) the Prior Plan Shares.

Any share subject to an award that is not delivered because the award expires, is forfeited or terminates unexercised will not be considered as having been issued or delivered for purposes of the share limitations of the Plan and may again be subject to an award subsequently granted under the Plan. Any stock appreciation right SAR award delivered in common stock will be counted as use of a number of shares equal to the number of SARs exercised rather than the number of shares delivered. Shares tendered by participants as full or partial payment to the Company of the purchase price of shares subject to a stock option upon exercise of the option will not become available for awards under the Plan. Shares withheld by or otherwise remitted to the Company to satisfy a participant’s tax withholding obligations with respect to awards under the Plan will not become available for awards under the Plan. Shares subject to a stock option, which would have been issued upon the exercise of the stock option but are instead withheld to cover the exercise price of the stock option in a net exercise will not become available for awards under the Plan. Shares repurchased by the Company with the proceeds of stock option exercises will not become available for awards under the Plan.

Types of Awards

The Plan provides for the following types of awards, which may be granted singly, in combination or in tandem as determined by the Administrator:

●	stock options;
●	stock appreciation rights;
●	restricted shares;
●	deferred stock units;
●	other stock awards; and
●	cash incentive awards or incentives that the Administrator determines are consistent with the purposes of the Plan and the interests of the Company.

Stock Options

Stock options granted to eligible employees under the Plan may be either: incentive stock options (“ISOs”) or nonstatutory stock options (“NSOs”), as determined by the Committee at the time of grant and specified in the award agreement. All stock options granted to non-employee directors under the Plan will be NSOs. To the extent that any stock option is not designated as an ISO, or does not qualify as an ISO on or subsequent to its date of grant, it will constitute an NSO.

The purchase price per share of common stock covered by each stock option will be determined by the Administrator but will not be less than 100% of the fair market value of a share of common stock on the date of grant. For example, the closing price of our common stock on November 30, 2020 was $280.14, so the purchase price per share for a stock option granted on that date would be no less than this amount. If an ISO is granted to an employee who owns stock possessing more than 10% of the total combined voting power of all outstanding classes of stock of the Company or any affiliate, the purchase price per share under such ISO will be at least 110% of the fair market value of a share of common stock on the date of such ISO grant. The purchase price of shares to be purchased upon exercise of any stock option shall be paid in full at the time of exercise.

The Administrator will fix the term during which each stock option may be exercised, but no stock option will be exercisable 10 years after the date of grant (or, with respect to ISOs granted to an employee possessing more than 10% of the total combined voting power of Company stock, five years after the date of grant). In general, no employee stock option will be exercisable prior to one year from its date of grant, except in the event vesting is accelerated in connection with a change in control. Participants will not have a right to dividends or dividend equivalents with respect to stock options.

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Stock Appreciation Rights

The Committee may grant SARs either alone or in conjunction with and related to previously or concurrently granted awards. SARs will entitle the participant to receive upon exercise, without any payment to the Company, cash and/or a number of shares. The Administrator will determine, absolutely or by formula, the number of shares of common stock subject to each SAR. The exercise price per share of common stock subject to a SAR will not be less than the fair market value of the common stock on the date of grant except in certain circumstances. No SAR will be exercisable 10 years after its date of grant.

The amount of payment to be made upon exercise of SARs will be determined by multiplying (i) the portion of the total number of shares as to which the participant exercises the SARs award by (ii) the excess of the fair market value of a share of common stock on the date of exercise over the applicable exercise price. Payment may be made in common stock, cash or partly in cash and partly in common stock. To the extent that all or a portion of payment is made in common stock, the number of shares to be paid will be determined by dividing the amount of such payment by the fair market value of a share of common stock on the exercise date. Participants will not have a right to dividends or dividend equivalents with respect to stock appreciation rights.

Restricted Shares

Restricted share awards may be granted in such amounts and subject to such terms and conditions as may be selected by the Committee and as specified in the applicable award agreement. Such restrictions may be based on the passage of time, satisfaction of performance criteria or the occurrence of one or more events. Restricted shares will have a restriction period of not less than three years (except in limited circumstances such as death, disability or retirement); provided that restricted shares will have a minimum restriction period of one year if lapse of the restriction is based on performance criteria.

Participants will not have the rights of a shareholder with respect to restricted shares, including the right to receive dividends or dividend equivalents, until such time as restrictions are lifted with respect to shares of common stock.

Deferred Stock Units

The Administrator may grant deferred stock units to participants in such amounts and subject to such terms and conditions as may be selected by the Committee. Award agreements may describe deferred stock units as “Restricted Stock Units”, “Performance Shares” or such other term.

Each deferred stock unit will be equivalent in value to one share of common stock. Deferred stock units may be subject to satisfaction of any applicable time-vesting, performance conditions or criteria, or other conditions, as set forth in the award agreement, the satisfaction of which will entitle the participant to receive the value of each unit from the Company at the end of the deferral period (which, in general, must be at least a year in duration). Except as otherwise determined by the Administrator, deferred stock units will be granted without payment of cash or other consideration to the Company but in consideration of services performed for or for the benefit of the Company or a subsidiary. Payment of the value of deferred stock units may be made by the Company in shares of common stock, cash or both. Upon payment in respect of a deferred stock unit, such unit will be canceled.

Participants will not have the rights of a shareholder with respect to deferred stock units, including the right to receive dividends or dividend equivalents, until shares of common stock are paid in settlement of the deferred stock unit.

Other Awards

The Administrator has the authority to grant such other awards to eligible participants that are denominated, valued or otherwise based on or related to shares of common stock as deemed by the Administrator to be consistent with the purposes of the Plan. Such awards may include purchase rights, shares awarded without restrictions or conditions or securities or other rights convertible or exchangeable into shares of common stock. Participants of these awards will not have the right to dividends or dividend equivalents on such awards until any restrictions or conditions on the awards are lifted or satisfied. The Administrator may also grant cash incentive awards subject to the provisions of the Plan.

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Change in Control

The Committee has the discretionary authority to determine whether a “change in control” (as such term is defined in the Plan) has occurred and determine the effect of a change in control on outstanding awards. Unless provided otherwise by the Committee, in an award agreement or under an applicable document governing a program under the Plan, upon the occurrence of a “change in control”, outstanding awards generally either may be (i) subject to accelerated vesting and cashed out or (ii) replaced with replacement awards. In general, with respect to replacement awards, if a participant’s employment is terminated without “cause” or if the participant resigns for “good reason”, in either case within two years after the effective date of the change in control, then:

●	all of a participant’s outstanding stock options, SARs, restricted shares, deferred stock units and other stock awards without performance conditions will become fully vested; and
●	all of a participant’s performance conditioned restricted shares, deferred stock units or other stock awards will become vested and payable within 30 days of such termination of employment.

Other Terms and Conditions

Anti-Dilution. In the event of any change in the outstanding shares of common stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination, exchange of shares, a rights offering to purchase common stock at a price substantially below fair market value or other similar corporate change, an equitable adjustment will be made so as to preserve, without increasing or decreasing, the value of awards and authorizations or make provision for a cash payment to the holder of an outstanding award in consideration for the cancellation of such award.

Transferability. Except as the Administrator will otherwise determine in connection with determining the terms of awards to be granted or in accordance with procedures adopted by the Administrator, no award or any rights or interests of the recipient will be assignable or transferable by such recipient except upon death to his or her designated beneficiary, and, during the lifetime of the recipient, an award will be exercisable only by or payable only to such recipient or his or her guardian or legal representative. In no event may an award be transferable for consideration.

Stock to be Used. Distributions of shares of common stock upon exercise, in payment or in respect of awards made under the Plan may be made either from shares of authorized but unissued common stock reserved for such purpose by the Board or from shares of authorized and issued common stock reacquired by the Company and held in its treasury, as from time to time determined by the Committee, the Board or pursuant to delegations of authority from either. The obligation of the Company to make delivery of awards in cash or common stock will be subject to currency or other restrictions imposed by any government.

Expenses of the Plan. The costs and expenses of administering the Plan will be borne by the Company and not charged to any award or to any employee, director or participant receiving an award. However, the Company may charge the cost of any awards that are made to employees of our subsidiaries, including administrative costs and expenses related thereto, to the subsidiary that employs such person.

Plan Unfunded. The Plan will be unfunded. The Company will not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under the Plan, and payment of awards will be subordinate to the claims of the Company’s general creditors.

Clawbacks. The Company or Administrator may establish policies and procedures as each may deem appropriate or as may be required by applicable regulation or stock exchange listing standards to provide for clawback or recoupment of awards, and the Administrator may include provisions requiring the clawback or recoupment of awards in award agreements or other documents containing award provisions. Among other things, the Company or the Administrator may require forfeiture of an award, repayment of an award (or proceeds derived therefrom) or recoupment from other payments otherwise due to the participant or beneficiary.

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New Plan Benefits

Future benefits under the Plan cannot be determined at this time because the grants are at the discretion of the Administrator and because their value may be dependent upon the satisfaction of vesting conditions and the future price of our common stock. No grants under the Plan have at this time been awarded or promised to any directors, employees or other eligible participants. However, if adopted by our shareholders, we do not expect our equity grant practices to differ in any material respect from our practices under the Prior Plan. For information regarding securities authorized under current equity compensation plans as of September 30, 2020, refer to “Equity Compensation Plan Information” on page 64.

Material United States Federal Income Tax Consequences

The following is a brief summary of the principal United States federal income tax consequences applicable to participants and the Company. This summary is based upon an interpretation of present federal tax laws and regulations and may be inapplicable if such laws and regulations are changed. This summary is not intended to be exhaustive or constitute tax advice, nor does it describe state, local or foreign tax consequences. The Plan is not subject the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of Internal Revenue Code of 1986 (as amended, the “Code”).

Incentive Stock Options. ISOs are stock options that meet the requirements set forth in Section 422 of the Code. Generally, and in addition to other requirements, an ISO can be granted only to employees, and the aggregate value of shares subject to the award cannot be in excess of $100,000 in the year in which the ISO is first exercisable. Typically, there will be no federal income tax consequences to us or to an individual upon the grant or exercise of an ISO. If the individual holds the option shares for the required holding period of at least two years after the date the option was granted and one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and we will not be entitled to a federal income tax deduction. If the individual disposes of the option shares in a sale, exchange or other disqualifying disposition before the required holding period ends, he or she will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and we will be allowed a federal income tax deduction equal to such amount. While the exercise of an ISO does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the individual’s alternative minimum taxable income.

Nonstatutory Stock Options. NSOs are stock options that do not qualify as an ISO. There will be no federal income tax consequences to us or to an individual upon the granting of an NSO. When an individual exercises an NSO, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock received upon exercise of the option at the time of exercise over the exercise price, and we will be allowed a corresponding deduction. Any gain that the individual realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.

Stock Appreciation Rights. An individual receiving a SAR under the Plan will not recognize income, and we will not be allowed a tax deduction, at the time the award is granted. When the individual exercises the SAR, the amount of cash and the fair market value of any shares of common stock received will be ordinary income to the individual, and we will be allowed a corresponding federal income tax deduction at that time.

Restricted Shares. Provided that the award is nontransferable and is subject to a substantial risk of forfeiture, an individual will not recognize income upon the grant of a restricted share award, and we will not be allowed a tax deduction if the individual does not elect to accelerate recognition of the income to the date of grant. When the restrictions lapse, the individual will recognize ordinary income equal to the fair market value of the common stock as of that date (less any amount he or she paid for the stock), and we will be allowed a corresponding federal income tax deduction at that time subject to any applicable limitations under the federal tax laws. If the individual elects to accelerate recognition of the income to the date of grant, he or she will recognize ordinary income at the time of the grant in an amount equal to the fair market value of the stock on that date (less any amount paid for the stock), and we will be allowed a corresponding federal income tax deduction at that time subject to any applicable limitations under the federal tax laws. Any future appreciation in the stock will be taxable to the individual at capital gains rates. However, if the stock is later forfeited, the individual will not be able to recover the tax previously paid pursuant to the acceleration.

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Deferred Stock Units. An individual will not recognize income upon the grant of a deferred stock unit, and we will not be allowed a tax deduction. Upon receipt of shares of common stock (or the equivalent value in cash or other property) in settlement of a stock unit award, an individual will recognize ordinary income equal to the fair market value of the common stock or other property as of that date (less any amount he or she paid for the stock or property), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under federal tax law.

Amendments, Termination and Requisite Shareholder Approval

The Board may at any time terminate or from time to time amend or suspend the Plan in whole or in part as the Board deems to be in the best interests of the Company or so that awards granted will conform to any change in the law. No amendment of the Plan will be made without shareholder approval if shareholder approval of the amendment is at the time required by applicable law or by the rules of the New York Stock Exchange or any stock exchange on which common stock may be listed.

The Board will have the power to amend the Plan in any manner deemed necessary or advisable for awards granted under the Plan to qualify for the exemption provided by Rule 16b-3 (or any successor rule relating to exemption from Section 16(b) of the Exchange Act) and such amendment will, to the extent deemed necessary or advisable by the Board, be applicable to any outstanding awards previously granted under the Plan notwithstanding any contrary provisions contained in any award agreement.

The Administrator may amend outstanding award agreements or otherwise modify outstanding awards in a manner not inconsistent with the terms of the Plan.

Repricing of stock options or SARs will not be permitted without shareholder approval except in connection with certain dilutive corporate transactions. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of a stock option or SAR to lower its exercise price; (ii) any other action that is treated as a “repricing” under GAAP; or (iii) repurchasing for cash or canceling a stock option or SAR at a time when its exercise price is greater than the fair market value of the underlying stock in exchange for another award unless the cancellation and exchange occurs in connection with an anti-dilution adjustment.

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Audit and Finance Committee Matters

PROPOSAL 4	Ratification of Appointment of Independent Auditors

The Audit and Finance Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit and Finance Committee appointed Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2021. The Board concurs with the appointment of Deloitte and, as a matter of good corporate governance, requests that our shareholders ratify the appointment of Deloitte even though ratification is not legally required. If shareholders do not ratify this appointment, the Audit and Finance Committee will consider such vote a recommendation to consider the appointment of another public accounting firm for the fiscal year ending September 30, 2022. Representatives of Deloitte will attend the Annual Meeting. They will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

The Board recommends a vote “FOR” the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for fiscal 2021.

As discussed in more detail below, in fiscal 2018 the Audit and Finance Committee conducted a competitive process to choose our independent registered public accounting firm. Following the review and evaluation of proposals, the Audit and Finance Committee approved the engagement of Deloitte for fiscal 2019 and again in fiscal 2020, and Deloitte recently completed its second audit of our financial statements. The Audit and Finance Committee has again appointed Deloitte as our independent registered public accounting firm for fiscal 2021. The Board believes that the engagement of Deloitte as our independent registered public accounting firm for fiscal 2021 is in the best interests of the Company and is submitting the appointment of Deloitte to our shareholders for ratification as a matter of good corporate governance.

Ratification of Independent Registered Public Accounting Firm

As previously reported on the Company’s Current Report on Form 8-K, dated July 26, 2018, the Audit and Finance Committee conducted a competitive process in fiscal 2018 to choose the Company’s independent registered public accounting firm for the Company’s fiscal year ending September 30, 2019. The process included consideration of, among other things, external auditor independence, capability, effectiveness and efficiency of audit services, the qualifications and experience of the lead engagement partner and proposed team, results from management and Audit and Finance Committee performance assessments, performance in Public Company Accounting Oversight Board (“PCAOB”) assessments, technological capabilities and the relative benefits of tenure versus fresh perspective. Several independent registered public accounting firms were invited to participate in this process, including KPMG LLP (“KPMG”), which had served as our independent registered public accounting firm since 2002. Following the review and evaluation of proposals from the firms participating in that process, and after careful consideration of each firm’s demonstrated qualifications, on July 24, 2018 the Audit and Finance Committee approved the engagement of Deloitte as our independent registered public accounting firm for the Company’s fiscal year ending September 30, 2019. KPMG was informed of this decision on the same date and its dismissal took effect on November 20, 2018, which was the date it issued its report on our consolidated financial statements and internal control over financial reporting for our fiscal year that ended September 30, 2018 that was included in our Annual Report on Form 10-K for the year ended September 30, 2018. Deloitte completed its first audit for the Company for the year ended September 30, 2019 and recently completed its second audit of our financial statements for the year ended September 30, 2020. The Audit and Finance Committee has again appointed Deloitte as our independent registered public accounting firm for our fiscal year ending September 30, 2021. The Board believes that the engagement of Deloitte as the Company’s independent registered public accounting firm for fiscal 2021 is in the best interests of the Company and has recommended that our shareholder ratify the Audit and Finance Committee’s appointment.

2021 Proxy Statement	59

No Disagreements with Prior Accountants

As previously reported, KPMG’s audit reports on the Company’s consolidated financial statements as of and for the fiscal years ended September 30, 2016 and 2017 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The audit reports of KPMG on the effectiveness of internal control over financial reporting as of September 30, 2016 and 2017 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended September 30, 2016 and 2017, and the subsequent interim periods through July 24, 2018, there were (i) no disagreements between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, any of which, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference thereto in their reports and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K.

During the fiscal years ended 30 September 2017 and 2016, and the subsequent interim periods through July 24, 2018, neither the Company nor anyone on its behalf consulted with Deloitte regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that Deloitte concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

We have been advised by Deloitte that it will have a representative present at the Annual Meeting. Deloitte’s representative will have the ability to make a statement, if he or she desires, and will be available to respond to appropriate questions.

Based on its evaluation, the Audit and Finance Committee believes the appointment of Deloitte is in the best interests of the Company. The Board concurs and requests that our shareholders ratify the appointment of Deloitte as the independent registered public accounting firm for fiscal 2021.

Fees of Independent Registered Public Accounting Firm

Consistent with the Audit and Finance Committee’s responsibility for engaging the Company’s independent registered public accounting firm, all audit and permitted non-audit services performed by the Company’s independent registered public accounting firm require preapproval by the Audit and Finance Committee. The full Committee approves projected services and fee estimates for these services and establishes budgets for major categories of services at its first meeting of the fiscal year. The Committee Chair has been designated by the Committee to approve any services arising during the year that were not preapproved by the Committee and services that were preapproved if the associated fees will cause the budget established for the type of service at issue to be exceeded by more than 10%. Services approved by the Chair are communicated to the full Committee at its next regular quarterly meeting, and the Committee reviews actual and forecasted services and fees for the fiscal year at each such meeting. During fiscal 2020, all services performed by the independent registered public accounting firm were preapproved.

Fees paid to Deloitte in fiscal 2020 and in fiscal 2019 consisted of the following amounts (in millions) for each category of services set forth below:

Fees	Deloitte Fees 2019 ($)	Deloitte Fees 2020 ($)
Audit Fees	5.4	5.9
Audit-related Fees	0.5	0.5
Tax Fees	0.0	0.0
All Other Fees	0.0	0.0
Total Fees	5.9	6.4

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Audit fees are fees for those professional services rendered in connection with the audit of the Company’s consolidated financial statements and the review of the Company’s quarterly consolidated financial statements on Form 10-Q that are customary under the standards of the PCAOB and in connection with statutory audits in foreign jurisdictions. Audit-related services consisted primarily of services rendered in connection with employee benefit plan audits, SEC registration statements, due diligence assistance and consultation on financial accounting and reporting standards. Tax fees were primarily for preparation of tax returns in non-U.S. jurisdictions, assistance with tax audits and appeals and consulting on tax reform matters.

Audit and Finance Committee Report

The Audit and Finance Committee provides oversight of the Company’s financial reporting process on behalf of the Board. Management bears primary responsibility for the financial statements and the reporting process, including the system of internal controls and disclosure controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited consolidated financial statements with United States generally accepted accounting principles.

In fulfilling its responsibilities, the Audit and Finance Committee has reviewed and discussed the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020 with the Company’s management and Deloitte, which was the independent registered public accounting firm that audited such financial statements. The Committee has discussed with Deloitte the matters that are required to be discussed under PCAOB standards governing communications with audit committees, including the scope of Deloitte’s audit, the Company’s critical accounting policies and estimates, new accounting guidance and the critical audit matter addressed during the audit. Deloitte has provided to the Committee the written disclosures and the letter concerning independence required by applicable requirements of the PCAOB regarding independent registered public accounting firm communications with the Audit and Finance Committee, and the Committee has discussed with Deloitte the firm’s independence.

Based on the reviews and discussions referred to above, the Committee approved the audited consolidated financial statements and recommended to the Board that they be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020.

Audit and Finance Committee

Matthew H. Paull, Chair
Susan K. Carter
Charles I. Cogut
David H.Y. Ho
Edward L. Monser

2021 Proxy Statement	61

Information About Stock Ownership

Persons Owning More than 5% of Air Products Stock

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
The Vanguard Group (“Vanguard”)(2) 100 Vanguard Boulevard Malvern, PA 19355	19,961,050	9.03%
Black Rock, Inc.(3) 55 East 52nd Street New York, NY 10055	16,373,746	7.41%
State Farm Mutual Automobile Insurance Company (“State Farm”)(4) One State Farm Plaza Bloomington, IL 61710	14,111,850	6.38%
(1)	Calculated based on 221,026,592 shares of common stock outstanding as of October 31, 2020.
(2)	As reported in Amendment No. 9 to its Schedule 13G filed with the SEC on February 12, 2020, Vanguard has sole voting power over 329,006 shares, shared voting power over 70,752 shares, sole power to direct the disposition of 19,580,872 shares and shared power to direct disposition of 380,178 shares.
(3)	As reported in Amendment No. 4 to its Schedule 13G filed with the SEC on February 5, 2020, Black Rock, Inc. has sole voting power over 14,472,231 shares and sole power to direct the disposition of 16,373,746 shares.
(4)	As reported on its Schedule 13G filed with the SEC on January 27, 2020, in the aggregate, entities affiliated with State Farm have sole voting power over 14,016,300 shares, shared voting power over 95,550 shares, sole power to direct the disposition of 14,016,300 shares and shared power to direct the disposition of 95,550 shares.

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Air Products Stock Beneficially Owned by Officers and Directors

The table below shows the number of shares of common stock beneficially owned as of October 31, 2020 by each member of the Board and each named executive officer as well as the number of shares owned by the directors and all executive officers as a group. None of the directors or executive officers own 1% or more of the Company’s common stock, individually or in the aggregate.

Director Deferrals

As indicated in footnote 3 to the following table, three of our directors, Mr. Ghasemi, Ms. Carter and Mr. Paull, hold deferred stock units that are not reflected in this table because they are not distributable within 60 days of the completion of Board service. Because deferred stock units confer the same economic rights as direct ownership of shares of our common stock, ownership of deferred stock units is counted for purposes of satisfying our stock ownership requirements for directors even though such units do not constitute beneficial ownership of our common stock under SEC rules.

Name of Beneficial Owner	Common Stock(1)	Right to Acquire(2)(3)	Total(4)
Seifi Ghasemi	446,201	295,749	741,950
M. Scott Crocco	45,821	67,762	113,583
Sean D. Major	2,438	7,408	9,846
Samir J. Serhan	7,973	13,394	21,367
Susan K. Carter	0	0	0
Charles I. Cogut	1,200	5,303	6,503
Lisa A. Davis	0	608	608
Chadwick C. Deaton	0	14,205	14,205
David H.Y. Ho	0	15,655	15,655
Edward L. Monser	200	12,466	12,666
Matthew H. Paull	4,055	0	4,055
Directors and executive officers as a group (11 persons)	507,888	432,550	940,438
(1)

This column includes shares held by executive officers in the Company’s Retirement Savings Plan. Participants have voting rights with respect to such shares and can generally redirect their plan investments.

(2)

The executive officers have the right to acquire this number of shares within 60 days of October 31, 2020 by exercising outstanding options granted under the Company’s Long-Term Incentive Plan or through the vesting of performance shares or RSUs within 60 days of October 31, 2020. In addition to these amounts, our executive officers hold equity awards granted under the Company’s Long-Term Incentive Plan that will not vest within 60 days of October 31, 2020. For additional information regarding such holdings, refer to the Outstanding Equity Awards at 2020 Fiscal Year-End table on page 40. Directors hold deferred stock units shown in the table that are distributable within 60 days upon a Director’s retirement or resignation based upon the director’s payout elections under the Deferred Compensation Program for Directors. The amounts reported in this table include deferred stock units that were credited to directors who held Versum Materials, Inc. deferred stock units through the Deferred Compensation Plan for Directors on November 26, 2019 when such units were converted to Air Products deferred stock units due to Versum’s acquisition by Merck KGaA in October 2019. Deferred stock units held by directors who have elected to defer payout for longer periods are disclosed in footnote 3. Each deferred stock unit entitles the holder to receive one share of Company stock and accrued dividend equivalents. Deferred stock units do not have voting rights.

(3)

In addition to the amounts reflected in this column, executive officers and directors hold deferred stock units reflected in the table below, which are not distributable within 60 days and which have been earned out or acquired through deferrals of salary, annual incentive awards or directors’ fees. Directors’ deferred stock units shown below are not included in the table above solely because the directors have elected to defer payout of these units more than 60 days following the date of their retirement or resignation.

Name of Beneficial Owner	Deferred Stock Units
Seifi Ghasemi	3,020
Susan K. Carter	18,000
Matthew H. Paull	7,765
(4)	Directors, nominees and executive officers individually and as a group beneficially own less than 1% of the Company’s outstanding common stock.

2021 Proxy Statement	63

Section 16(a) Beneficial Ownership Reporting

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of holdings and transactions in Company stock and related securities with the SEC and NYSE. Based on our records and other information, we believe that in fiscal 2020 all of our directors and executive officers met all applicable Section 16(a) filing requirements.

Equity Compensation Plan Information

The following table provides information as of 30 September 2020 about Company stock that may be issued upon the exercise of options, warrants and rights granted to employees or members of the Board under the Company’s existing equity compensation plans, including plans approved by shareholders and plans that have not been approved by shareholders in reliance on the NYSE’s former treasury stock exception or other applicable exception to the NYSE’s listing requirements.

EQUITY COMPENSATION TABLE

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,983,873	(1)	$96.95	4,341,614	(2)
Equity compensation plans not approved by security holders	44,920	(3)	—	—
Total	2,028,793		$96.95	4,341,614
(1)

Represents Long-Term Incentive Plan outstanding stock options and deferred stock units that have been granted. Deferred stock units entitle the recipient to one share of Company common stock upon vesting, which is conditioned on continued employment during a deferral period and may also be conditioned on earn-out against certain performance targets. The amount presented assumes the maximum potential payout.

(2)

Represents authorized shares that were available for future grants as of 30 September 2020. These shares may be used for options, deferred stock units, restricted stock and other stock-based awards to officers, directors and key employees. Full value awards such as restricted stock are limited to 20% of cumulative awards after 1 October 2001.

(3)	This number represents deferred stock units issued under the Deferred Compensation Plan, which are purchased for the fair value of the underlying shares of stock with eligible deferred compensation.

64

Additional Information

Questions and Answers on Voting and the Annual Meeting

How many shares can vote at the Annual Meeting?

As of the record date, which was November 30, 2020, there were 221,049,063 shares of Company common stock issued and outstanding. Shares outstanding on the record date are the only shares entitled to vote at the Annual Meeting. Every owner of Company stock is entitled to one vote for each share owned.

Who counts the votes?

A representative of Broadridge Corporate Issuer Solutions, Inc. will tabulate the votes and act as the independent inspector of election.

What is a proxy?

A proxy is your legal appointment of another person to vote the shares of Company stock that you own in accordance with your instructions. The person you appoint to vote your shares is also called a proxy. You can find an electronic proxy card at www.proxyvote.com that you can use to vote your shares online or you can scan the QR code provided with your proxy materials. If you received these proxy materials by mail, you can also vote by mail or telephone using the proxy card enclosed with these materials.

On the proxy card, you will find the names of the persons designated by the Company to act as proxies to vote your shares at the Annual Meeting. The proxies are required to vote your shares in the manner you instruct.

What shares are included on my proxy card?

If you are a registered shareholder, your proxy card will show the shares of Company stock registered in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc. on the record date, including shares in the Direct Share Purchase and Sale Program administered for Air Products’ shareholders by our transfer agent. If you have shares registered in the name of a bank, broker or other registered owner or nominee, they will not appear on your proxy card.

How do I vote the shares on my proxy card?

If you received a Notice of Availability of Proxy Materials and accessed these proxy materials online, follow the instructions on the Notice to obtain your records and vote electronically.

If you received these proxy materials by mail, you may vote by signing and dating your proxy card and returning it in the prepaid envelope. You also can vote via mobile device, online or by using a toll-free telephone number. Instructions about these ways to vote appear on the proxy card. If you vote by telephone, please have your paper proxy card and control number available. The sequence of numbers appearing on your card is your control number, and your control number is necessary to verify your vote.

If you received these proxy materials via e-mail, the e-mail message transmitting the link to these materials contains instructions on how to vote your shares of Company stock and your control number.

2021 Proxy Statement	65

Whether your proxy is submitted by mail, telephone, mobile device or online, your shares will be voted in the manner you instruct. If you do not specify in your proxy how you want your shares voted, they will be voted according to the Board’s recommendations below:

Item		Board Recommendation
1.	Election of the Board’s Eight Nominees as Directors	FOR
2.	Advisory Vote on Executive Officer Compensation	FOR
3.	Approval of the Air Products and Chemicals, Inc. 2021 Long-Term Incentive Plan	FOR
4.	Ratification of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm	FOR

How do I vote shares held by my broker, bank or other nominee?

If a broker, bank or other nominee holds shares of Company stock for your benefit and the shares are not in your name on the transfer agent’s records, then you are considered the “beneficial owner” of those shares. If your shares are held this way, sometimes referred to as being held in “street name”, your broker, bank or other nominee will send you instructions on how to vote. If you have not heard from the broker, bank or other nominee who holds your Company stock, please contact them as soon as possible. If you plan to attend the meeting and would like to vote your shares held by a bank, broker or other nominee, you must obtain a legal proxy, as described in the admission procedures section on page 68.

If you do not give your broker instructions as to how to vote, under NYSE rules, your broker has discretionary authority to vote your shares for you on Item 4 to ratify the appointment of auditors. Your broker may not vote for you without your instructions on the other items of business. Shares not voted on these other matters by your broker because you have not provided instructions are sometimes referred to as “broker nonvotes”.

May I change my vote?

Yes. You may revoke your proxy at any time before the Annual Meeting by submitting a later dated proxy card, by a later telephone or online vote, by notifying us that you have revoked your proxy or by attending the Annual Meeting and following the voting instructions provided on the meeting website.

How is Company stock in the Company’s Retirement Savings Plan voted?

If you are an employee who owns shares of Company stock under the Retirement Savings Plan and you have regular access to a computer for performing your job, you were sent an e-mail with instructions on how to view the proxy materials and provide your voting instructions. Other participants in the Retirement Savings Plan will receive proxy materials and a proxy card in the mail. The Trustee, Fidelity Management Trust Company, will vote shares of Company stock allocated to your Plan account on the record date in accordance with the directions you give on how to vote. The Trustee will cast your vote in a manner that will protect your voting privacy. If you do not give voting instructions or your instructions are unclear, the Trustee will vote the shares in the same proportions and manner as overall Retirement Savings Plan participants instruct the Trustee to vote shares allocated to their Plan accounts.

What is a “quorum”?

A quorum is necessary to hold a valid meeting of shareholders. A quorum exists if a majority of the outstanding shares of Company stock are present at the Annual Meeting or represented there by proxy. If you vote, including by Internet, telephone or proxy card, your shares voted will be counted towards the quorum for the Annual Meeting. Proxies marked as abstentions and broker discretionary votes are also treated as present for purposes of determining a quorum.

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What vote is necessary to pass the items of business at the Annual Meeting?

Election of Directors. Our Bylaws provide that if a quorum is present at the Annual Meeting and the number of director nominees does not exceed the number of directors to be elected (i.e., an uncontested election), director nominees will be elected if they receive a majority of the votes cast at the meeting in person or by proxy. This means that in uncontested elections the nominees will be elected if the number of shares voted “for” the nominee exceeds the number of shares voted “against” the nominee. In a contested election, nominees would be elected by a plurality of votes cast. Abstentions and broker nonvotes are not counted as votes cast and therefore will have no effect.

Under our Corporate Governance Guidelines, any incumbent director who is not re-elected by a majority of the votes cast must tender his or her resignation to the Corporate Governance and Nominating Committee of the Board for its consideration. The Corporate Governance and Nominating Committee then recommends to the Board whether to accept the resignation. The director will continue to serve until the Board decides whether to accept the resignation but will not participate in the Committee’s recommendation or the Board’s action regarding whether to accept the resignation. The Board will publicly disclose its decision and rationale within 90 days after certification of the election results by the inspector of election. If the Board does not accept the director’s resignation, the director will continue to serve.

All Other Items. The other three items of business will be approved if shares voted in favor of the proposal exceed shares voted against the proposal. Abstentions and broker nonvotes will not affect the outcome of the vote on these proposals.

How will voting on any other business be conducted?

We do not know of any business or proposals to be considered at the Annual Meeting other than the items described in this proxy statement. If any other business is proposed and the chairman of the Annual Meeting permits it to be presented at the Annual Meeting, the signed proxies received from you and other shareholders give the persons voting the proxies the authority to vote on the matter according to their judgment.

When are Shareholder proposals for the 2022 Annual Meeting due?

To be considered for inclusion in next year’s proxy statement, shareholder proposals must be delivered in writing to the Secretary of the Company, Air Products and Chemicals, Inc., 7201 Hamilton Boulevard, Allentown, PA 18195-1501 no later than August 11, 2021.

To be presented at the 2022 Annual Meeting of Shareholders, our Bylaws require that adequate written notice of a proposal to be presented or nomination must be delivered in writing to the Secretary of the Company in person or by mail at the address stated above on or after September 30, 2021 but no later than October 30, 2021, and a nomination pursuant to our proxy access bylaw must be delivered on or after August 31, 2021 but no later than September 30, 2021. To be considered adequate, the notice must contain other information specified in the Bylaws about the matter to be presented at the meeting and the shareholder proposing the matter. A copy of our Bylaws can be found in the “Governance” section of our website at www.airproducts.com. Proposals and nominations received after the applicable deadlines will be considered untimely and will not be entitled to be presented at the meeting.

What are the costs of this proxy solicitation?

The Company will bear all expenses of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We may reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to you, because they hold title to Company stock for you. In addition to using the mail, our directors, officers and employees may solicit proxies by personal interview, telephone, telegram or otherwise, although they will not be paid any additional compensation.

2021 Proxy Statement	67

May I inspect the shareholder list?

For a period of 10 days prior to the Annual Meeting, a list of shareholders registered on the books of our transfer agent as of the record date will be available for examination by registered shareholders during normal business hours at the Company’s principal offices as long as the examination is for a purpose germane to the meeting. The list of shareholders will also be available for inspection by authenticated shareholders during the Annual Meeting on the virtual meeting website, www.virtualshareholdermeeting.com/APD2020.

How can I get materials for the Annual Meeting?

Under rules adopted by the SEC, we are furnishing proxy materials to most of our shareholders via the Internet instead of mailing printed copies of those materials to each shareholder. On December 9, 2020, we mailed to our shareholders (other than those who previously requested electronic or paper delivery) a Notice of Availability of Proxy Materials containing instructions on how to access our proxy materials, including our proxy statement and our 2020 Annual Report to Shareholders. The Notice of Availability of Proxy Materials also instructs you on how to access your proxy card to vote through the Internet.

This process is designed to expedite shareholders’ receipt of proxy materials, lower the cost of the Annual Meeting and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

If you are an employee of the Company or an affiliate who is a participant in the Retirement Savings Plan or who has outstanding stock options, with an internal Company e-mail address as of the record date, you should have received e-mail notice of electronic access to the Notice of Annual Meeting, the proxy statement and the 2020 Annual Report to Shareholders on or about December 9, 2020. You may request a paper copy of these materials by contacting the Corporate Secretary’s Office. If you do not have an internal Company e-mail address, paper copies of these materials were mailed to your home. Instructions on how to vote shares in your Plan account are contained in the e-mail notice or accompany the paper proxy materials mailed to you.

If you have employee stock options awarded to you by the Company or an affiliate but do not otherwise own any Company stock on the record date, you are not eligible to vote and will not receive a proxy card for voting. You are being furnished this proxy statement and the 2020 Annual Report to Shareholders for your information and as required by law.

What are the procedures for attending and participating in the Annual Meeting?

The Annual Meeting will be held virtually via a live audio webcast at www.virtualshareholdermeeting.com/APD2021. To gain admission to and vote at the Annual Meeting, you must enter the 16-digit control number found next to the label “Control Number” on your Notice of Internet Availability, proxy card or voting instruction form or in the email sending you this proxy statement. If you are a beneficial shareholder, you may contact the bank, broker or other institution where you hold your account if you have questions about obtaining your control number and voting at the virtual meeting.

The Annual Meeting will include a question and answer session. Questions may be submitted during the Annual Meeting through the virtual meeting website, www.virtualshareholdermeeting.com/APD2021. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition and allow time for additional topics.

We encourage shareholders to log in to the virtual meeting website and access the webcast early, beginning approximately 15 minutes before the Annual Meeting’s 2:00 p.m. (Eastern) start time. If you experience technical difficulties, please contact the technical support telephone number posted on www.virtualshareholdermeeting.com/APD2021.

Whether or not you choose to participate in the Annual Meeting, it is important that your shares be part of the voting process. In addition, even if you plan to attend the Annual Meeting, we encourage you to return your proxy card or provide your bank, broker or other institution with voting instructions, before the Annual Meeting in order to ensure that your shares are represented.

68

How can I reach the Company to request materials or information referred to in these Questions and Answers?

You may order a copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2020, free of charge, or request other information by mail addressed to:

Corporate Secretary’s Office
Air Products and Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, PA 18195-1501,

or by calling 610-481-4880. This information is also available free of charge on the SEC’s website, www.sec.gov, and our website, www.airproducts.com.

2021 Proxy Statement	69

Appendix A

Reconciliation of Non-GAAP Financial Measures

(Millions of dollars unless otherwise indicated, except for per share data)

We present certain financial measures, other than in accordance with United States generally accepted accounting principles (“GAAP”), on an “adjusted” or “non-GAAP” basis. These measures include adjusted diluted earnings per share (“EPS”) and adjusted EBITDA. For each non-GAAP financial measure, we present below a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP.

Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the most directly comparable measure calculated in accordance with GAAP. We believe these non-GAAP financial measures provide investors, potential investors, securities analysts and others with useful information to evaluate the performance of our business because such measures, when viewed together with financial results computed in accordance with GAAP, provide a more complete understanding of the factors and trends affecting our historical financial performance and projected future results.

In many cases, non-GAAP financial measures are determined by adjusting the most directly comparable GAAP measure to exclude certain disclosed items, or “non-GAAP adjustments”, that we believe are not representative of underlying business performance. For example, we previously excluded certain expenses associated with cost reduction actions, impairment charges and gains on disclosed transactions. The reader should be aware that we may recognize similar losses or gains in the future. Readers should also consider the limitations associated with these non-GAAP financial measures, including the potential lack of comparability of these measures from one company to another.

The following non-GAAP reconciliations are on a continuing operations basis.

Adjusted Diluted Earnings per Share

Adjusted diluted EPS is calculated as net income from continuing operations attributable to Air Products, excluding the impact of certain disclosed items that we believe are not representative of underlying business performance, divided by the weighted average common shares reflecting the potential dilution that could occur if stock options or other share-based awards were exercised or converted into common stock. We view adjusted diluted EPS as a key performance metric. Among other uses, we use adjusted diluted EPS to assess performance under our incentive compensation program.

Year Ended 30 September	2020	2019
Diluted EPS	$8.55	$7.94
Facility closure	—	0.10
Cost reduction actions	—	0.08
Gain on exchange of equity affiliate investments	—	(0.13)
Company headquarters relocation (income) expense	(0.12)	—
India Finance Act 2020	(0.06)	—
Pension settlement loss	—	0.02
Tax reform repatriation	—	(0.06)
Tax reform adjustment related to deemed foreign dividends	—	0.26
Adjusted Diluted EPS	$8.38	$8.21
Change GAAP versus prior year
Diluted EPS $ change	$0.61
Diluted EPS % change	8%
Change Non-GAAP versus prior year
Adjusted diluted EPS $ change	$0.17
Adjusted diluted EPS % change	2%

2021 Proxy Statement	A-1

Adjusted EBITDA

We define adjusted EBITDA as net income less income (loss) from discontinued operations, net of tax, and excluding non-GAAP adjustments, which we do not believe to be indicative of underlying business trends, before interest expense, other non-operating income (expense), net, income tax provision and depreciation and amortization expense. Adjusted EBITDA provides a useful metric for management to assess operating performance.

Below is a presentation of consolidated sales and a reconciliation of net income on a GAAP basis to adjusted EBITDA:

Year Ended 30 September	2020	2019
Sales	$8,856.3	$8,918.9
Net income	$1,931.1	$1,809.4
Less: Loss from discontinued operations, net of tax	(14.3)	—
Add: Interest expense	109.3	137.0
Less: Other non-operating income (expense), net	30.7	66.7
Add: Income tax provision	478.4	480.1
Add: Depreciation and amortization	1,185.0	1,082.8
Add: Facility closure	—	29.0
Add: Cost reduction actions	—	25.5
Less: Gain on exchange of equity affiliate investments	—	29.1
Less: Company headquarters relocation income (expense)	33.8	—
Less: India Finance Act 2020	33.8	—
Adjusted EBITDA	$3,619.8	$3,468.0
Change GAAP versus prior year
Net income $ change	$121.7
Net income % change	7%
Change Non-GAAP versus prior year
Adjusted EBITDA $ change	$151.8
Adjusted EBITDA % change	4%

A-2

Appendix B

Air Products and Chemicals, Inc. 2021 Long-Term Incentive Plan January 28, 2021

2021 Proxy Statement	B-1

1. Purposes, Prior Plan, Definitions

(a) The purposes of the Plan are: (i) to provide long-term incentives to those executives or other key employees who are in a position to contribute to the long-term success and growth of the Company and Participating Subsidiaries, who have high potential for assuming greater levels of responsibility, or who have demonstrated their critical importance to the operation of their organizational unit; (ii) to assist the Company and Participating Subsidiaries in attracting and retaining nonemployee directors (“Eligible Directors”), executives and other key employees with experience and ability; and (iii) to associate more closely the interests of such directors, executives, and other key employees with those of the Company’s shareholders.

(b) The Plan is intended to replace the Air Products and Chemicals Inc. Long-Term Incentive Plan, Amended and Restated as of October 1, 2014 (the “Prior Plan”). The Prior Plan shall be terminated, replaced, and superseded by the Plan as of the Effective Date, subject to approval by the Company’s shareholders, except that any awards granted under the Prior Plan shall remain in effect pursuant to their terms.

(c) Capitalized terms used in the Plan and not otherwise defined herein shall have the meanings set forth in Section 14 below.

2. Administration of the Plan

(a) Employee Awards. With regard to Employee Awards, the Plan shall be administered by the Committee or such other committee thereof consisting of such members (not less than three) of the Board as are appointed from time to time by the Board, each of the members of which, at the time of any action under the Plan, shall be (i) a “non-employee director” as then defined under Rule 16b-3 under the Exchange Act (or meeting comparable requirements of any successor rule relating to exemption from Section 16(b) of the Exchange Act), and (ii) an “independent director” as then defined under the rules of the New York Stock Exchange (or meeting comparable requirements of any stock exchange on which the Company’s Common Stock may then be listed).

(b) Director Awards. With regard to Director Awards, the Plan shall be administered by the Board. The Board has exclusive authority and discretion to determine the amount, type, timing, terms, and conditions of Awards to be provided to Eligible Directors under the Plan by resolution, including by adoption of programs specifying timing, amounts, terms, and conditions of Awards to be made annually or otherwise regularly without further action by it. The Corporate Governance and Nominating Committee shall recommend to the Board the amount, type, timing, terms, and conditions of grants to Eligible Directors.

(c) Administrator. As used herein, the term “Administrator” shall mean the Committee with respect to Employee Awards and the Board with respect to Director Awards.

(d) Powers of the Administrator. The Administrator shall have the discretionary authority, subject to the terms of the Plan, to:

(1)	administer and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto);

(2)	adopt such rules, regulations, guidelines, agreements, practices, and instruments for the administration of the Plan as the Administrator deems necessary or advisable;

(3)	determine the time when Awards will be granted;

(4)	select the individuals or determine classes of individuals to be granted Awards under the Plan;

(5)	determine the number of Awards to be granted and the number of shares of Common Stock or dollar amount to which an Award will relate;

(6)	determine the terms and conditions of any Award granted hereunder, including but not limited to, the exercise price, grant price or purchase price, any restrictions or limitations on the Award, and the vesting or performance conditions applicable to the Award;

(7)	establish performance goals applicable to Awards with performance criteria, evaluate the Participant’s and/or the Company’s or Participating Subsidiary’s performance in light of such performance criteria, and determine the number of shares of Common Stock (or other applicable payment measures) granted to the Participant which have been earned;

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(8)	modify, amend, or adjust the terms and conditions of any Award, at any time or from time to time, including, but not limited to, the content of performance criteria, vesting conditions, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, based in each case on such considerations as the Administrator in its sole discretion determines;

(9)	correct any defect (including but not limiting to amending an Award Agreement), supply any omission, or reconcile any inconsistency in the Plan or any Award Agreement in the manner and to the extent it shall deem desirable to carry out the purposes of the Plan;

(10)	subject to the restrictions under Code Section 409A, extend at any time the period during which an Option may be exercised or a Stock Appreciation Right may be settled,

(11)	determine whether, to what extent, and under what circumstances, Common Stock, cash, Deferred Stock Units, and other amounts payable with respect to an Award shall be deferred;

(12)	determine whether, to what extent, and under what circumstances (A) an Award may be settled in, or the exercise price of an Award may be paid in, cash, Common Stock, other Awards, or other property, or (B) an Award may be canceled, forfeited, or surrendered;

(13)	grant other-stock based awards and other cash incentive awards, as described in Section 10;

(14)	determine whether, to what extent, and under what circumstances Awards may be transferred, notwithstanding restrictions and limits on the transfer of Awards set forth in the Plan and in any Award Agreement;

(15)	take actions set forth in Section 12 with respect to substitutions or adjustments;

(16)	determine whether conditions and events described in the Plan or in Award Agreements are satisfied, including whether a Participant is Disabled or Retired, whether a Change in Control has occurred, and whether a Participant has terminated employment involuntarily without Cause or has resigned for Good Reason;

(17)	determine and apply such policies, procedures, or Award Agreement or other governing document provisions as it deems appropriate or as may be required by applicable regulation or stock exchange listing standards to provide for the clawback or recoupment of Awards;

(18)	determine if restrictive covenants contained in Award Agreements have been violated and exercise discretion to address any such violation;

(19)	determine the effect of a Change in Control on outstanding awards, as provided under Section 11 of the Plan;

(20)	resolve any discrepancy or conflict between the terms of the Plan or Award Agreement and any plan, program (whether or not established under the Plan), policy, or contract with provisions that may impact an Award;

(21)	decide all other matters that must be determined in connection with an Award;

(22)	make all other decisions and determinations that may be required under the Plan; and

(23)	adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of jurisdictions outside of the United States in which the Company or any Affiliate may operate, in order to assure the viability of the benefits of Awards granted to Participants located in such other jurisdictions and to meet the objectives of the Plan.

(e) Actions and Interpretations by the Administrator. The Administrator’s interpretations of the Plan, any Awards granted under the Plan, any Award Agreement, and all decisions, action taken and determinations made by the Administrator pursuant to the powers vested in it hereunder shall be conclusive and binding on all parties concerned, including the Company, its shareholders and any director or employee of the Company or any Subsidiary. The Administrator, and each of its respective members, is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, by the Company’s or an Affiliate’s accountant, attorney, consultant, or other professional retained by the Company or the Administrator to assist in the administration of the Plan.

2021 Proxy Statement	B-3

(f) Delegation Powers. The acts of delegates of the Committee and Board under this Section 2(f) shall be treated hereunder as acts of the Committee or Board, respectively, and such delegates shall report to the Committee or Board, respectively, regarding the delegated duties and responsibilities and any Awards so granted. Any delegation may be revoked by the Administrator at any time. Notwithstanding the delegation powers specified in this Section 2(f), neither the Committee nor the Board shall have delegation authority that would (i) cause Awards or other transactions under the Plan to cease to be exempt from Section 16(b) of the Exchange Act or (ii) permit a delegated person to grant Awards to any “officer” as defined in Rule 16a-1(f) under the Exchange Act or to any Director.

(i)	Employee Awards. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, and subject to the limitations in this Section 2(f), the Committee may (i) delegate administrative responsibilities with respect to Employee Awards, and (ii) delegate all, or any portion, of its responsibilities to grant Employee Awards. Notwithstanding the foregoing, any action with respect to such Awards taken because of or in connection with a Change in Control of the Company or as contemplated by Section 12 shall be taken by the Committee. With respect to matters delegated in accordance with the foregoing, the term “Committee” as used herein shall mean the delegate.

(ii)	Director Awards. The Board may delegate to appropriate Company officers or to a Committee of the Board authority to administer the Plan and take all final action with respect to Awards to Eligible Directors, including taking all administrative action on behalf of the Company with respect to vesting and payment of Awards.

(g) Delegations. Subject to the terms of Section 2(f), the Committee hereby delegates (i) responsibility to the Chief Executive Officer of the Company to select eligible Award recipients (other than persons who are “officers” as defined in Rule 16a-1(f) under the Exchange Act or any Director), to determine the amounts of such Awards, and to subject such Awards to applicable terms and conditions (subject to any caps on the aggregate amount of Awards or other parameters that the Committee may set from time to time), (ii) administrative responsibilities with respect to Employee Awards to the HR Total Rewards Department, and (iii) administrative responsibilities with respect to Director Awards and the Deferred Compensation Program for Directors to the corporate secretary of the Company and to the Technical Accounting Department.

(h) Action by the Board. Any authority granted to the Committee under the Plan may also be exercised by the full Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Exchange Act. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

3. Eligibility for Participation

Participation in the Plan shall be limited to (i) Eligible Directors and (ii) executives or other key employees (including officers and directors who are also employees) of the Company and its Participating Subsidiaries selected on the basis of such criteria as the Committee may determine. As used herein, the term “employee” shall mean any person employed full time or part time by the Company or a Participating Subsidiary on a salaried basis, and the term “employment” shall mean full-time or part-time salaried employment by the Company or a Subsidiary.

4. Shares of Stock Subject to the Plan

(a) The shares that may be subject to Awards granted under the Plan on or after the Effective Date shall not exceed in the aggregate (i) 1,500,000 shares of Common Stock plus (ii) the number of shares subject to Awards granted under the Prior Plan and then outstanding on the Effective Date which, on a later date, are not delivered because the Award expires, is forfeited, or terminates unexercised (the “Prior Plan Shares”). The number of shares authorized for Awards under the Prior Plan but not, as of the Effective Date, delivered pursuant to an Award or subject to an outstanding Award under the Prior Plan shall not be available for use under either this Plan or the Prior Plan, except with respect to the treatment of Prior Plan Shares in accordance with the preceding sentence. Subject to adjustment under Section 12 of the Plan, the aggregate number of Shares that may be delivered pursuant to Incentive Stock Options shall be the sum of (i) 1,500,000 shares of Common Stock, plus (ii) the Prior Plan Shares.

B-4

(b) For purposes of applying the limit in subsection (a):

(i)	Any share subject to an Award which is not delivered because the Award expires, is forfeited, or terminates unexercised shall not be considered as having been issued or delivered for purposes of the limitations under the preceding sentences and may again be subject to an award subsequently granted under the Plan;

(ii)	Any stock appreciation right Award delivered in Common Stock shall be counted as use of a number of shares equal to the number of stock appreciation rights exercised, rather than the number of shares delivered;

(iii)	Shares tendered by Participants as full or partial payment to the Company of the purchase price of shares subject to a stock option upon exercise of the option shall not become available for Awards under the Plan;

(iv)	Shares withheld by or otherwise remitted to the Company to satisfy a Participant’s tax withholding obligations with respect to Awards under the Plan shall not become available for Awards under the Plan;

(v)	Shares subject to a Stock Option, which would have been issued upon the exercise of the Stock Option, but are instead withheld to cover the exercise price of the Stock Option in a Net Exercise, shall not become available for Awards under the Plan; and

(vi)	Shares repurchased by the Company with the proceeds of Stock Option exercises shall not become available for Awards under the Plan.

5. Awards

(a) Awards granted to employee Participants or Eligible Directors under the Plan may be of the following types: (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Shares, (iv) Deferred Stock Units, (v) Other Stock Awards and/or (vi) cash incentive Awards or incentives that the Administrator determines are consistent with the purpose of the Plan and the interests of the Company. Awards may be granted singly, in combination, or in tandem as determined by the Administrator in its sole discretion.

(b) Each Award under the Plan shall be evidenced by an award agreement (as such may be amended from time to time) that sets forth the terms, conditions, restrictions, or limitations applicable to the Award (“Award Agreement”), including, but not limited to, the provisions governing vesting, exercisability, payment, forfeiture, and termination of employment in the case of employee Participants, all or some of which may be incorporated by reference into one or more other documents delivered or otherwise made available to a Participant in connection with an Award. The terms and provisions of Award Agreements may differ, and more than one type of Award may be covered by the same Agreement. The Administrator need not require the execution of such document by the Participant, in which case acceptance of the Award by the Participant shall constitute agreement by the Participant to the terms, conditions, restrictions, or limitations set forth in the Plan and the Award Agreement as well as the administrative guidelines and practices of the Company in effect from time to time. Award Agreements may be delivered electronically.

6. Stock Options

Stock Options granted to eligible employees under the Plan may be either Incentive Stock Options or Nonstatutory Stock Options, as determined by the Committee at the time of grant and specified in the Award Agreement. All Stock Options granted to Eligible Directors under the Plan shall be Nonstatutory Stock Options. To the extent that any Stock Option is not designated as an Incentive Stock Option, or even if so designated does not qualify as an Incentive Stock Option on or subsequent to its grant date, it shall constitute a Nonstatutory Stock Option.

(a) Exercise Price. The purchase price per share of Common Stock covered by each Stock Option shall be determined by the Administrator but shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such Stock Option. Notwithstanding the foregoing, if an Incentive Stock Option is granted to an employee who, on the date of grant, owns stock possessing more than 10% of the total combined voting power of all outstanding classes of stock of the Company or any affiliate (a “Ten-Percent Holder”), the purchase price per share under such Incentive Stock Option shall be at least 110% of the Fair Market Value of a share of Common Stock on the date of grant of such Incentive Stock Option.

(b) Shares Covered. The Administrator will determine, absolutely or by formula, the number of shares of Common Stock subject to each Stock Option.

2021 Proxy Statement	B-5

(c) Term and Exercise Dates. The Administrator shall fix the term during which each Stock Option may be exercised, but no Stock Option shall be exercisable after the 10th anniversary of its date of grant (or, with respect to Incentive Stock Options granted to a Ten-Percent Holder, five years after the date the Stock Option is granted), and no employee Stock Option shall be exercisable prior to one year from its date of grant, except as otherwise provided in Section 11.

(d) Exercisability. Except as otherwise provided herein, Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator.

(e) Method of Exercise.

(i)	Notice of Exercise. Subject to the provisions this Section 6, a Participant wishing to exercise his or her Stock Option in whole or in part shall give written or electronic notice of such exercise to the Company (in accordance with procedures approved by the Administrator), at any time during their stated term, specifying the number of shares of Common Stock subject to the Stock Option to be purchased, accompanied by full payment of the purchase price. No partial exercise of a Stock Option may be made for less than 100 shares of Common Stock or such other minimum number determined by the Administrator.

(ii)	Exercise Date. The date of receipt of such notice (including receipt by the Plan Recordkeeper of an electronic notice, if applicable) and payment shall be the “Exercise Date” for such Stock Option or portion thereof; provided, however, that if the Participant engages in a simultaneous Stock Option exercise and sale of shares of Common Stock, the Exercise Date shall be the date of sale of the shares purchased by exercising such Stock Option.

(iii)	Payment. The purchase price of shares to be purchased upon exercise of any Option shall be paid in full at the time of exercise of the Stock Option in such manner approved by the Administrator, including: (A) by cash payment; (B) by tendering (either actually or by attestation), on such terms and conditions as the Administrator may specify, shares of Common Stock owned by the Participant having a Fair Market Value on the Exercise Date equal to the purchase price of such shares; (C) by a combination of cash payment and tendering (as described in the foregoing) of Common Stock having a Fair Market Value on the Exercise Date equal to the portion of such purchase price not paid in cash; or (D) subject to any administrative rules from time to time adopted by the Administrator for administering Stock Option exercises, by delivery (including by facsimile transmission) of an irrevocable exercise notice coupled with irrevocable instructions to a designated broker to simultaneously sell all or a portion of the underlying shares of Common Stock and deliver to the Company, on the settlement date, the portion of the proceeds representing the exercise price (and any taxes to be withheld). In addition, to the extent and on such terms as the Administrator specifies, a Nonstatutory Stock Option may also be exercised by a Net Exercise. In a Net Exercise of an Option, the Company will not require a payment of the exercise price of the Option from the Participant but will reduce the number of shares of Common Stock issued upon the exercise of the Option by the smallest number of whole shares that has an aggregate Fair Market Value equal to or in excess of the aggregate exercise price for the shares covered by the Option exercised; and under this method the excess of the Fair Market Value of the shares shall be paid to the Participant, or may be used to satisfy tax withholding obligations.

(iv)	Additional Terms Applicable to Incentive Stock Options. The aggregate Fair Market Value, determined on the date of grant, of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under the Plan and all other plans of the Company and any predecessor, parent, subsidiary or affiliate) shall not exceed $100,000 (as such figure may be adjusted under Code Section 422(d)). If the aggregate Fair Market Value, determined on the date of grant, of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under the Plan and all other plans of the Company and any predecessor, parent, subsidiary, or affiliate) exceeds the limitation described in the preceding sentence, that portion of the Incentive Stock Option that does not exceed the applicable dollar limit shall be an Incentive Stock Option and the remainder shall be a Nonstatutory Stock Option, and in all other respects the terms of the original Award Agreement shall remain in full force and effect. If the limitation of this paragraph is exceeded, the determination of which Stock Options shall be Incentive Stock Options and which Stock Options shall be Nonstatutory Stock Options shall be made in accordance with the ordering rules prescribed in the Code. For the avoidance of doubt, if the exercise date of Incentive Stock Options is accelerated upon a Change in Control as provided for in Section 11 and the provisions regarding the $100,000 limitation are exceeded, the treatment described above shall apply.

(f) No Right to Dividends. Participants shall not have the right to dividends or dividend equivalents with respect to Stock Options.

B-6

7. Stock Appreciation Rights

The Committee may grant Stock Appreciation Rights either alone, or in conjunction with, and related to previously or concurrently granted Stock Options and/or other Awards.

(a) Number of Rights; Term. The Administrator will determine, absolutely or by formula, the number of shares of Common Stock subject to each Stock Appreciation Right. No Stock Appreciation Right shall be exercisable after the 10th anniversary of its date of grant.

(b) Exercise. Stock Appreciation Rights shall entitle the Participant to receive upon exercise, without any payment to the Company, an amount of cash and/or a number of shares determined and payable as provided in Section 7(c). The exercise price per share of Common Stock subject to a Stock Appreciation Right shall not be less than the Fair Market Value of the Common Stock on the date of grant, except (i) in connection with a Stock Appreciation Right substitution in connection with a corporate transaction (to the extent consistent with Code Section 409A) and (ii) if a Stock Appreciation Right is granted to replace a Stock Option, the Exercise Price of the Stock Appreciation Right may be the Exercise Price of the Stock Option it replaces, to the extent consistent with Code Section 409A. A Participant wishing to exercise Stock Appreciation Rights shall give written notice of such exercise to the Company. The date of receipt of such notice shall be the “Exercise Date” for such Stock Appreciation Rights. Promptly after the Exercise Date, the Company shall pay and/or deliver to the Participant the cash and/or shares to which he or she is entitled.

(c) Amount of Cash and/or Number of Shares. The amount of the payment to be made upon exercise of Stock Appreciation Rights shall be determined by multiplying (i) that portion of the total number of shares as to which the Participant exercises the Stock Appreciation Rights award as of the Exercise Date, by (ii) the excess of the Fair Market Value of a share of Common Stock on the date of exercise over the applicable exercise price. The Committee may make payment in Common Stock, cash, or partly in cash and partly in Common Stock, all as determined by the Committee in its sole discretion. To the extent that all, or a portion of, payment is made in Common Stock, the number of shares to be paid shall be determined by dividing the amount of such payment by the Fair Market Value of a share of Common Stock on the Exercise Date. No fractional shares shall be issued, but instead the Participant shall be entitled to receive a cash adjustment equal to the same fraction of the Fair Market Value on the Exercise Date.

(d) No Right to Dividends. Participants shall not have the right to dividends or dividend equivalents with respect to Stock Appreciation Rights.

8. Restricted Shares

The Administrator may grant Restricted Share awards to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee.

(a) Restrictions. Restricted Shares shall be granted subject to such restrictions on the full enjoyment of the Shares as the Administrator shall specify in the applicable Award Agreement; which restrictions may be based on the passage of time, satisfaction of performance criteria, or the occurrence of one or more events; and shall lapse separately or in combination upon such conditions and at such time or times, in installments or otherwise, as the Administrator shall specify in the applicable Award Agreement. Except for limited circumstances determined by the Administrator and specified in the applicable Award Agreement, including but not limited to special recruitment or retention awards, death, Disability, or Retirement, Restricted Shares shall have a restriction period of not less than three years; provided that, Restricted Shares shall have a minimum restriction period of one year if lapse of the restriction is based on performance criteria.

(b) Dividends; Rights. Participants shall have none of the rights of a stockholder with respect to Restricted Shares (including the right to receive dividends or dividend equivalents) until such time as restrictions are lifted with respect to shares of Common Stock subject to an Award of Restricted Stock. The Administrator may specify in an Award Agreement that a Restricted Share Award will accrue dividends in an amount equal to those which are paid with respect to an issued and outstanding share of Common Stock during the period restrictions apply with respect to shares of Common Stock subject to an Award of Restricted Stock. If such right to dividends are included in a Restricted Share Award, such dividends will be paid in cash or shares of Common Stock as soon as practicable after restrictions are lifted with respect to corresponding shares of Common Stock subject to an Award of Restricted Stock. No dividends shall be paid to the Participant before the vesting date of the portion of the Award to which dividends relate. No dividends will be paid with respect to shares of Common Stock subject to an Award

2021 Proxy Statement	B-7

of Restricted Stock that is forfeited or that is conditioned on the satisfaction of performance conditions or criteria that are not met. The Administrator may specify that the dividends will be deemed to be reinvested in Common Stock. No other interest shall be paid on such dividends or any part thereof.

(c) Transfer of Restricted Shares. The Participant shall not have the right to sell, transfer, assign, convey, pledge, hypothecate, grant any security interest in or mortgage on, or otherwise dispose of or encumber any Restricted Stock Units or shares of Restricted Shares or any interest therein (while any restriction applies to the Restricted Shares).

(d) Evidence of Share Ownership. The Restricted Shares will be book-entry shares only unless the Administrator decides to issue certificates to evidence shares of the Restricted Shares. Any stock certificate(s) representing the Restricted Shares that is so issued to a Participant shall bear an appropriate legend describing the restrictions to which the shares are subject.

9. Deferred Stock Units

The Administrator may grant Deferred Stock Units to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. Award Agreements may describe Deferred Stock Units as “Restricted Stock Units,” “Performance Shares,” or such other nomenclature determined by the Administrator.

(a) Number, Value, and Manner of Payment of Deferred Stock Units. Each Deferred Stock Unit shall be equivalent in value to one share of Common Stock. Deferred Stock Units may be subject to satisfaction of any applicable time-vesting, performance conditions or criteria, or other conditions, as set forth in the Award Agreement, which shall entitle the Participant to receive from the Company at the end of the deferral period (the “Deferral Period”) applicable to such Unit the value at such time of each Unit. Except as otherwise determined by the Administrator, Deferred Stock Units shall be granted without payment of cash or other consideration to the Company but in consideration of services performed for or for the benefit of the Company or a Participating Subsidiary by such Participant. Payment of the value of Deferred Stock Units may be made by the Company in shares of Common Stock, cash or both, as determined by the Administrator. Upon payment in respect of a Deferred Stock Unit, such Unit shall be canceled.

(b) Deferral Period. Except for limited circumstances determined by the Committee, including but not limited to, special recruitment or retention awards, death, Disability or Retirement, Deferral Periods for employee Participants shall not be less than three years; provided that, Deferral Periods may be less than three years but not less than one year if payment is conditioned on satisfaction of performance conditions or criteria.

(c) Dividend Equivalents; Rights. Participants shall have none of the rights of a stockholder with respect to Deferred Stock Units (including the right to receive dividends or dividend equivalents) until such time as shares of Common Stock are paid in settlement of Deferred Stock Units. The Administrator may specify in an Award Agreement that a Deferred Stock Unit will accrue “Dividend Equivalents,” i.e., an additional amount equal to the cash dividends, if any, which are paid with respect to an issued and outstanding share of Common Stock during the period the Deferred Stock Unit is outstanding. If Dividend Equivalents are included in a Deferred Stock Unit Award, the Dividend Equivalents will be paid in cash or shares of Common Stock at the time payment in respect of the Deferred Stock Units is made. No Dividend Equivalents will be paid on a Deferred Stock Unit Award that is forfeited or that is conditioned on the satisfaction of performance conditions or criteria that are not met. The Administrator may also specify that the Dividend Equivalents will be deemed to be reinvested in Common Stock. No other interest shall be paid on a Dividend Equivalent or any part thereof.

(d) Director’s Elective Deferral of Fees. Eligible Directors may, under such terms as may be determined by the Board, elect to defer compensation otherwise payable to them and to receive such deferred compensation in the form of Deferred Stock Units.

10. Other Awards

(a) Other Stock-Based Awards. The Administrator shall have the authority in its discretion to grant to eligible Participants such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock as deemed by the Administrator to be consistent with the purposes of the Plan, including, without limitation, purchase rights, shares awarded without restrictions or conditions, or securities or other rights convertible or exchangeable into shares of Common Stock. The Administrator shall determine the terms and conditions, if any, of any Other

B-8

Stock Awards made under the Plan, provided that Participants shall not have the right to dividends or dividend equivalents with respect to Other Stock Awards unless and until any restrictions or conditions on the underlying Other Stock Award are lifted or satisfied.

(b) Cash Incentive Awards. Subject to the provisions of the Plan, the Administrator may grant cash incentive awards.

11. Change in Control

The provisions of this Section 11 shall apply in the case of a Change in Control with respect to Awards granted under the Plan, unless provided otherwise (1) by the Administrator, (2) in an applicable Award Agreement or (3) in the Deferred Compensation Program for Directors (or any other program established under the Plan), in each case prior to a Change in Control and, with respect to items (2) and (3), subject to additional modification by the Administrator prior to a Change in Control.

(a) Stock Options and Stock Appreciation Rights.

(i)	Any Stock Option or Stock Appreciation Right may be exchanged by the Company or the Surviving Entity in connection with a Change in Control for a Replacement Award that satisfies the conditions of this paragraph 11(a)(i). The Replacement Award shall preserve the value of the Stock Option or Stock Appreciation Right and vest and become exercisable on terms (including acceleration events) at least as favorable as those applicable to the corresponding Award for which it is being exchanged; and shall provide that, if within 24 months of such Change in Control, the Participant’s employment with the Company or Surviving Entity is terminated by the Company or Surviving Entity without Cause or by the Participant for Good Reason, such Replacement Award, to the extent then outstanding, shall become fully vested and exercisable upon such termination of employment and shall remain exercisable throughout the remainder of its term;

(ii)	Any outstanding Stock Options and Stock Appreciation Rights that are not exchanged by the Company or the Surviving Entity for a Replacement Award will become immediately exercisable upon a Change in Control, and will remain exercisable throughout the remainder of their term. Such vested Stock Options and vested Stock Appreciation rights may be settled, in the discretion of the Administrator or pursuant to an agreement effecting the Change in Control, for cash at the Change in Control Price (less the exercise price in the case of Stock Options) as soon as practical but no later than 30 days after the Change in Control. If the per share exercise price equals or exceeds the Change in Control Price, such vested Stock Options and vested Stock Appreciation Rights may be cancelled by the Company or the Surviving Entity.

(b) Restricted Shares, Deferred Stock Units and Other Stock Awards Without Performance Conditions.

(i)	Any Restricted Share, Deferred Stock Unit, or Other Stock Award that is not conditioned on the satisfaction of performance conditions may be exchanged by the Company or the Surviving Entity in connection with the Change in Control for a Replacement Award that satisfies the conditions of this paragraph 11(b)(i). The Replacement Award shall have equivalent value to the Award for which it is being exchanged, taking into account dividends and Dividend Equivalents where applicable; shall vest on terms (including acceleration events) at least as favorable as those applicable to the corresponding Award for which it is being exchanged; and shall provide that, if within 24 months of such Change in Control, the Participant’s employment with the Company or Surviving Entity is terminated by the Company or Surviving Entity without Cause or by the Participant for Good Reason, such Replacement Award, to the extent then outstanding, shall be vested and shall be paid within 30 days of such termination of employment, or, if made in restricted stock, become vested and transferable upon such termination of employment.

(ii)	Any restriction periods, Deferral Periods or other restrictions imposed on Restricted Shares, Deferred Stock Units and Other Stock Awards that are not conditioned on the satisfaction of performance conditions and are not exchanged by the Company or Surviving Entity for a Replacement Award will lapse, and such Awards shall be fully vested and, in the case of Restricted Shares, transferrable. Such vested Deferred Stock Units or Other Stock Awards, shall be paid, within 30 days of the Change in Control, in shares of Common Stock or, at the discretion of the Administrator, in cash equal to the Change in Control Price multiplied by the number of Deferred Stock Units or Other Stock Awards, together with any related Dividend Equivalents.

2021 Proxy Statement	B-9

(c) Performance Conditioned Restricted Shares, Deferred Stock Units and Other Stock Awards.

(i)	Any performance conditioned Restricted Shares, Deferred Stock Unit, or Other Stock Award may be exchanged by the Company or the Surviving Entity upon Change in Control for a Replacement Award that satisfies the conditions of this paragraph 11(c)(i). The Replacement Award shall have equivalent value to the Award for which it is being exchanged, taking into account dividends and Dividend Equivalents when applicable, but shall not be subject to any performance conditions, and instead shall be subject solely to the restrictions, if any, of the Award for which it is being exchanged that are based on the passage of time. The number or value of such Replacement Award shall be determined based on the assumed achievement of all of the relevant performance objectives of the Award for which it is being exchanged at their target levels. The Replacement Award shall provide that, if within 24 months of such Change in Control the Participant’s employment with the Company or the Surviving Entity is terminated by the Company or Surviving Entity without Cause or by the Participant for Good Reason, such Replacement Award, to the extent then outstanding, shall become free of all contingencies, restrictions, and limitations and become vested and transferable upon, and be paid within 30 days of such termination of employment.

(ii)	The vesting of all performance conditioned Restricted Shares, Deferred Stock Units, and Other Stock Awards that are not exchanged by the Company for a Replacement Award will be accelerated as of the effective date of the Change in Control, and such Awards shall be fully vested and, in the case of Restricted Shares, transferrable. Such vested Deferred Stock Units or Other Stock Awards shall be paid, within 30 days of the Change in Control, in shares of Common Stock or cash in accordance with their terms, based on an assumed achievement of all relevant performance objectives at target levels; provided that, at the discretion of the Administrator, all such Awards may be paid in cash in an amount calculated on the basis of the Change in Control Price.

(d) Cash Settlement of Awards.

Notwithstanding the foregoing provisions of this Section 11:

(i)	In connection with a Change in Control, all or a portion of any outstanding Award may, at the discretion of the Administrator, be required to be surrendered by the holder thereof for cancellation in exchange for a cash payment which shall be in an amount based upon the Change in Control Price to be paid at the time of the Change in Control.

(ii)	If the Company is a party to an agreement that is reasonably likely to result in a Change in Control, such agreement may provide for settlement of outstanding Awards in cash in an amount based upon the Change in Control Price to be paid at the time of the Change in Control.

(iii)	To the extent that Awards settle in shares of Common Stock upon a Change in Control, such shares shall be entitled to receive, as a result of the Change in Control transaction, the same consideration as the shares held by other shareholders of the Company as a result of the Change in Control transaction.

12. Dilution and Other Adjustments

Notwithstanding any other provision of the Plan, in the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin off, combination, or exchange of shares, a rights offering to purchase Common Stock at a price substantially below Fair Market Value, or other similar corporate change, an equitable adjustment shall be made so as to preserve, without increasing or decreasing, the value of Awards and authorizations, in (i) the maximum number or kind of shares issuable or awards which may be granted under the Plan, (ii) the amount payable upon exercise of Stock Appreciation Rights, (iii) the number or kind of shares or purchase price per share subject to outstanding Stock Options, (iv) the number or value, or kind of shares which may be issued in payment of outstanding Stock Appreciation Rights, (v) the value and attributes of Deferred Stock Units, (vi) the number or kind of shares subject to Restricted Share Awards, (vii) the maximum number, kind or value of any Awards which may be awarded or paid in general or to any one employee, (viii) the performance-based events or objectives applicable to any Awards, (ix) any other aspect or aspects of the Plan or outstanding Awards made thereunder as specified by the Administrator, (x) any combination of the foregoing, or (xi) such other equitable substitution or adjustments as the Administrator may determine to be appropriate. Such adjustments shall be made as determined by the Administrator and shall be conclusive and binding for all purposes of the Plan. Notwithstanding the foregoing sentence or any other provision of the Plan to the contrary, the Board or Committee may, upon

B-10

the occurrence of a corporate change under this Section 12 or a Change in Control (i) make provision for a cash payment to the holder of an outstanding Award in consideration for the cancellation of such Award (including, in the case of outstanding Stock Options or Stock Appreciation Rights, a cash payment to the holder of such Stock Options or Stock Appreciation Rights in the amount equal to the excess, if any, of the Change in Control Price with respect to the Common Stock subject to such Stock Options or Stock Appreciation Rights over the aggregate exercise price of such Stock Options or Stock Appreciation Rights), (ii) cancel and terminate any Stock Options or Stock Appreciation Rights having a per share exercise price equal to, or in excess of, the Fair Market Value of a share of Common Stock subject to such Stock Options or Stock Appreciation Rights without any payment or consideration therefor or (iii) make provision for a cash payment to the holder of an outstanding Award in consideration for cancellation of such Award equal to the value of such Award (such value to be determined by the Committee in its sole discretion based on appropriate valuation models).

13. Miscellaneous Provisions

(a) No Shareholder Rights. Except as otherwise provided here, the holder of an Award shall have no rights as a Company shareholder with respect thereto unless, and until the date as of which, shares of Common Stock are issued upon exercise or payment in respect of such award.

(b) Transferability. Except as the Administrator shall otherwise determine in connection with determining the terms of Awards to be granted or in accordance with procedures adopted by the Administrator, no Award or any rights or interests therein of the recipient thereof shall be assignable or transferable by such recipient except upon death to his or her Designated Beneficiary, and during the lifetime of the recipient, an Award shall be exercisable only by, or payable only to such recipient or his or her guardian or legal representative. In no event shall an Award be transferable for consideration.

(c) Securities Restrictions. No shares of Common Stock shall be issued, delivered or transferred upon exercise or in payment of any Award granted hereunder unless and until all legal requirements applicable to the issuance, delivery or transfer of such shares have been complied with to the satisfaction of the Administrator, and the Company, including, without limitation, compliance with the provisions of the Securities Act of 1933, the Exchange Act and the applicable requirements of the exchanges on which the Company’s Common Stock may, at the time, be listed. The Administrator and the Company shall have the right to condition any issuance of shares of Common Stock made to any Participant hereunder on such Participant’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares as the Administrator and/or the Company shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof, and certificates representing such shares may be legended to reflect any such restrictions.

(d) Taxes. The Company shall have the right to deduct from all Awards hereunder paid or any payment in respect of an Award, any federal, state, local or foreign taxes required by law to be withheld. In the case of Awards to be distributed in Common Stock, the Company shall have the right to require, as a condition of such distribution, that the Participant or other person receiving such Common Stock pay to the Company at the time of distribution thereof the amount of any such taxes which the Company is required to withhold with respect to such Common Stock or that the number of the units of the award cancelled or the number of the shares of Common Stock to be distributed be reduced by an amount with a value equal to the value of such taxes required to be withheld.

(e) No Employment Right. No employee or director of the Company or a Subsidiary or other person shall have any claim or right to be granted an Award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company or a Subsidiary or any director any right to continue as a director of the Company. All Company and Subsidiary employees who have or may receive Awards under the Plan are employed, except to the extent provided by law, at the will of the Company or such Subsidiary and in accord with all statutory provisions.

(f) Stock to be Used. Distributions of shares of Common Stock upon exercise, in payment or in respect of Awards made under the Plan may be made either from shares of authorized but unissued Common Stock reserved for such purpose by the Board or from shares of authorized and issued Common Stock reacquired by the Company and held in its treasury, as from time to time determined by the Committee, the Board, or pursuant to delegations of authority from either. The obligation of the Company to make delivery of Awards in cash or Common Stock shall be subject to currency or other restrictions imposed by any government.

(g) Expenses of the Plan. The costs and expenses of administering the Plan shall be borne by the Company and not charged to any award or to any employee, director or Participant receiving an Award. However, the Company may charge the cost of any Awards that are made to employees of Participating Subsidiaries, including administrative costs and expenses related thereto, to the respective Participating Subsidiaries by which such persons are employed.

2021 Proxy Statement	B-11

(h) Plan Unfunded. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Award under the Plan and payment of awards shall be subordinate to the claims of the Company’s general creditors.

(i) Code Section 409A.

(i)

It is intended that the provisions of the Plan avoid the adverse consequences under Code Section 409A, and all provisions of the Plan shall be construed and interpreted in a manner consistent with that intent. However, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with an Award (including any taxes and penalties under Code Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold such Participant harmless from any or all of such taxes or penalties.

(ii)

No Participant or creditors or beneficiaries of a Participant shall have the right to subject any deferred compensation (within the meaning of Code Section 409A) payable under the Plan to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment, except as required by applicable law. Except as permitted under Code Section 409A, any deferred compensation (within the meaning of Code Section 409A) payable to any Participant or for the benefit of any Participant under the Plan may not be reduced by, or offset against, any amount owing by any such Participant to the Company or any of its Affiliates.

(iii)	If an Award is subject to Code Section 409A and payment is due upon a termination of employment, payment shall be made upon a separation from service within the meaning of Code Section 409A.

(iv)

If, at the time of a Participant’s separation from service (within the meaning of Code Section 409A), (A) such Participant shall be a specified employee (within the meaning of Code Section 409A) and (B) an amount payable pursuant to an Award constitutes nonqualified deferred compensation (within the meaning of Code Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Code Section 409A in order to avoid taxes or penalties under Code Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first day of the seventh month following such separation from service.

(v)

Solely with respect to any Award that constitutes “deferred compensation” subject to Code Section 409A and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treas. Reg. § 1.409A-3(i)(5), but only to the extent necessary to establish a time or form of payment that complies with Code Section 409A, without altering the definition of Change in Control for any other purpose.

(vi)

Notwithstanding any provision of the Plan to the contrary, the Company reserves the right to make amendments to any Award as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Code Section 409A.

(j) Governing Law. The Plan shall be governed by the laws of the Commonwealth of Pennsylvania and shall be construed for all purposes in accordance with the laws of said Commonwealth except as may be required by the General Corporation Law of Delaware or by applicable federal law.

(k) Recoupment. The Company or Administrator may establish policies and procedures as each may deem appropriate or as may be required by applicable regulation or stock exchange listing standards to provide for clawback or recoupment of Awards, and the Administrator may include provisions requiring the clawback or recoupment of Awards in Award Agreements or other documents containing Award provisions. Among other things, the Company or the Administrator may require forfeiture of an Award, repayment of an Award (or proceeds derived therefrom), or recoupment from other payments otherwise due to the Participant or beneficiary.

B-12

14. Definitions

The following terms as used in the Plan shall have the following meanings:

“Administrator” shall have the meaning set forth in Section 2(c).

“Award” shall mean a grant of incentive compensation under the Plan.

“Award Agreement” shall have the meaning set forth in Section 5(b).

“Board” shall mean the Board of Directors of the Company.

“Cause” shall, unless provided otherwise in an Award Agreement or a program document, mean (a) documented failure of the Participant to substantially perform his or her reasonable duties (other than any such failure due to Disability), repeated acts of insubordination, dishonesty, performance of an illegal act or material violation of Company policy or the Company’s Code of Conduct or of an obligation to the Company; provided, that, if the Participant has entered a change in control severance agreement with the Company specifying the terms of the Participants severance upon a Change in Control, “Cause” shall have the meaning provided therein upon a Change in Control.

“Change in Control” shall, unless provided otherwise in an Award Agreement or a program document, mean the first to occur of any one of the events described below:

(i)

Stock Acquisition. Any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), other than the Company or a corporation, a majority of whose outstanding stock entitled to vote is owned, directly or indirectly, by the Company, or a trustee of an employee benefit plan or trust sponsored solely by the Company and/or such a corporation, is or becomes, other than by purchase from the Company or such a corporation, the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding voting securities;

(ii)

Change in Board. During any period of two consecutive years, individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority of the Board, unless the election or nomination for election by the Company’s shareholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period. Such a Change in Control shall be deemed to have occurred on the date upon which the requisite majority of directors fail to be elected by the shareholders of the Company;

(iii)

Business Combination. Consummation of a reorganization, merger, consolidation, or other corporate transaction involving the Company (a “Transaction”), in each case, with respect to which the shareholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own more than 50 percent (50%) of the combined voting power of the Company or other corporation resulting from such Transaction in substantially the same respective proportions as such shareholders’ ownership of the voting power of the Company immediately before such Transaction; or

(iv)	Sale or Liquidation. The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or a sale or disposition of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, if an Award, or amount payable with respect to an Award, is “deferred compensation” for purposes of Code Section 409A, and if a payment of such Award or amount would be accelerated or otherwise triggered upon a “Change in Control,” then the forgoing definition is modified, to the extent necessary to avoid the imposition of an excise tax under Code Section 409A, to mean a “change in control event” as such term is defined for purposes of Code Section 409A.

“Change in Control Price” shall mean (i) the highest tender or exchange offer price paid or to be paid for Common Stock pursuant to the offer associated with the Change in Control (such price to be determined by the Administrator from such source or sources of information as it shall determine including, without limitation, the Schedule 13D or an amendment thereto filed by the offeror pursuant to Rule 13d-1 under the Exchange Act), or (ii) the price paid or to be paid for Common Stock under an agreement associated with the Change in Control, as the case may be, or (iii) if neither (i) nor (ii) apply, the Fair Market Value of a share of Common Stock on the date of payment.

2021 Proxy Statement	B-13

“Code” shall mean the Internal Revenue Code of 1986, and regulations thereunder, as amended from time to time, or any successor thereto. References to particular Code Sections shall include successor provisions.

“Common Stock” shall mean the Common Stock of the Company, par value $1.00.

“Company” shall mean Air Products and Chemicals, Inc.

“Committee” shall mean the Management Development and Compensation Committee of the Board.

“Deferral Period” shall have the meaning set forth in Section 9(a).

“Deferred Stock Units” are rights to receive, at the end of a deferral period, cash and/or Common Stock equivalent in value to one share of Common Stock for each unit.

“Designated Beneficiary” shall mean the person or persons, if any, last designated as such by the Participant on a form filed by him or her with the Plan Recordkeeper in accordance with such procedures as the Plan Recordkeeper shall provide and, if there is no such designation, shall be the person or persons most recently named as the beneficiary or beneficiaries of life insurance provided to the Participant by the Company or a Participating Subsidiary; and, if there is no such life insurance beneficiary, shall be the person or persons designated in the Participant’s will and, if the will is silent, shall be the estate of the Participant.

“Director Awards” shall mean Awards granted to Eligible Directors.

“Disability” or “Disabled” shall mean permanent and total disability of an employee or director participating in the Plan as determined by the Administrator in accordance with uniform principles consistently applied, upon the basis of such evidence as the Administrator deems necessary and desirable. Notwithstanding the foregoing, with respect to an Award that is subject to Code Section 409A, no condition shall constitute a “Disability” for purposes of the Plan unless such condition also constitutes a disability as defined under Section 409A.

“Dividend Equivalents” shall have the meaning set forth in Section 9(c).

“Effective Date” shall mean January 28, 2021.

“Eligible Directors” shall have the meaning set forth in Section 1(a).

“Employee Awards” shall mean Awards granted to individuals other than Eligible Directors.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Exercise Date” shall have the meaning set forth in Sections 6(e)(ii) or 7(b), as applicable.

“Fair Market Value” of a share of Common Stock of the Company on any date shall mean an amount equal to the closing sale price for such date on the New York Stock Exchange, as reported on the composite transaction tape, or on such other exchange as the Administrator may determine. If there is no such sale price quotation for the date as of which Fair Market Value is to be determined, the previous trading date prior to such date for which there are reported sales prices on the composite transaction tape shall be used. If there are no such sale price quotations on or within a reasonable period both before and after the date as of which Fair Market Value is to be determined, then the Administrator shall in good faith determine the Fair Market Value of the Common Stock on such date.

“Fiscal Year” shall mean the 12-month period used as the annual accounting period by the Company and shall be designated according to the calendar year in which such period ends.

“Good Reason” shall, unless provided otherwise in an Award Agreement or a program document, mean a material reduction in the Participant’s base wage or salary, benefits or incentive compensation opportunities. If a condition constituting Good Reason arises, the Participant must provide the Company with notice within 90 days of the initial existence of the condition and must provide the Company with 30 days during which the Company may remedy the condition. Notwithstanding the foregoing, if a Participant has entered a Change in Control severance agreement with the Company, Good Reason shall have the meaning provided therein.

B-14

“Incentive Stock Option” shall mean a Stock Option designated by the Committee as an Incentive Stock Option which is intended to comply with the requirements in Subsection (b) of Code Section 422 or any successor thereto so as to be eligible for preferential income tax treatment under Code Section 421(a).

“Net Exercise” shall mean a method for settling Stock Options whereby, instead of receiving a payment or tender by the Participant to cover the exercise price of the Stock Option, the Company issues to the Participant the net shares of Common Stock representing the difference between the aggregate Fair Market Value of the shares of Common Stock covered by the Stock Option and the aggregate exercise price of the Stock Option.

“Nonstatutory Stock Option” shall mean a Stock Option which is not eligible for preferential tax treatment under Code Section 421(a).

“Other Stock Awards” shall mean Awards, in such form as the Board or Committee may determine, that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Common Stock.

“Participant” shall mean, as to any Award granted under the Plan and for so long as such Award is outstanding, the employee or director to whom such Award has been granted.

“Participating Subsidiary” shall mean any Subsidiary designated by the Administrator to participate in the Plan.

“Plan” shall mean this Air Products and Chemicals, Inc. 2021 Long-Term Incentive Plan.

“Plan Recordkeeper” shall mean, with respect to an Employee Participant, Fidelity Stock Plan Services, LLC or such other person as shall be engaged by the Company to perform recordkeeping services for the Plan and, if none, shall be the Company; and, with respect to an Eligible Director, shall be the corporate secretary of the Company or such other person as shall be engaged by the Company to perform recordkeeping services for the Plan.

“Prior Plan” shall have the meaning set forth in Section 1(b).

“Prior Plan Shares” shall have the meaning set forth in Section 4(a).

“Replacement Award” shall mean an award resulting from an exchange for an outstanding Award described in Section 11 upon a Change in Control and meeting the applicable conditions specified in Section 11, provided that such award is issued by a company (foreign or domestic) the majority of the equity of which is listed under and in compliance with the domestic company listing rules of the New York Stock Exchange or with a similarly liquid stock exchange which has comparable standards to the domestic listing standards of the New York Stock Exchange or Nasdaq Stock Market.

“Restricted Shares” shall mean shares of Common Stock awarded subject to restrictions and to possible forfeiture upon the occurrence of specified events.

“Retirement” or “Retired” shall mean

(a) in the case of an employee Participant, separating from service with the Company or a Subsidiary, on or after a customary retirement age for the Participant’s location, with a fully vested right to begin receiving immediate benefits under a retirement income plan sponsored or otherwise maintained by the Company or a Subsidiary for its employees, or, in the absence of such a plan being applicable to any Participant, as determined by the Committee in its sole discretion; and

(b) in the case of an Eligible Director, (i) resigning from serving as a director, failing to stand for re-election as a director or failing to be re-elected as a director after at least six full years of service as a director of the Company. More than six months’ service during any 12-month period after a director’s first election by the shareholders to the Board shall be considered as a full year’s service for this purpose.

“Stock Appreciation Rights” shall mean rights to receive cash and/or Common Stock equivalent in value to the “spread” between (a) the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Right is exercised and (b) the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Right was granted.

“Stock Options” shall mean rights to purchase Common Stock from the Company at a price designated at the time of grant.

2021 Proxy Statement	B-15

“Subsidiary” shall mean any domestic or foreign corporation, partnership, association, joint stock company, joint venture, trust or unincorporated organization “affiliated” with the Company, that is, directly or indirectly, through one or more intermediaries, “controlling”, “controlled by” or “under common control with”, the Company. “Control” for this purpose means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, contract or otherwise.

“Surviving Entity” shall mean the entity resulting from a Change in Control (including, without limitation, an entity which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets or stock, either directly or through one or more subsidiaries).

“Ten-Percent Holder” shall have the meaning set forth in Section 6(a).

15. Amendments and Termination; Requisite Shareholder Approval

The Board may at any time terminate or from time to time amend or suspend the Plan in whole or in part in such respects as the Board may deem advisable in order that Awards granted thereunder shall conform to any change in the law, or in any other respect which the Board may deem to be in the best interests of the Company; provided, however, that no amendment of the Plan shall be made without shareholder approval if shareholder approval of the amendment is at the time required by applicable law, or by the rules of the New York Stock Exchange or any stock exchange on which Common Stock may be listed.

Notwithstanding any other provision of the Plan or any provision in an Award Agreement, Section 11 may not be terminated, amended or modified on or after the effective date of a Change in Control in a way that would adversely affect any Award theretofore granted to a Participant in any material way, unless the Participant gives his or her prior written consent to the termination, amendment or modification.

The Board shall have the power to amend the Plan in any manner contemplated by Section 12 or deemed necessary or advisable for Awards granted under the Plan to qualify for the exemption provided by Rule 16b-3 (or any successor rule relating to exemption from Section 16(b) of the Exchange Act) and such amendment shall, to the extent deemed necessary or advisable by the Board, be applicable to any outstanding Awards theretofore granted under the Plan notwithstanding any contrary provisions contained in any Award Agreement. In the event of any such amendment to the Plan, the holder of any Award outstanding under the Plan shall, upon request of the Board and as a condition to the exercisability thereof, execute a conforming amendment in the form prescribed by the Board to any Award Agreement relating thereto within such reasonable time as the Board shall specify in such request.

The Administrator may amend outstanding Award Agreements or otherwise modify outstanding Awards in a manner not inconsistent with the terms of the Plan; provided, however, that, unless required by law, no action contemplated or permitted by this Section 15 shall adversely affect any rights of Participants or obligations of the Company to Participants with respect to any Award theretofore made under the Plan without the consent of the affected Participant.

Notwithstanding the above, except in connection with a corporate transaction involving the Company described in Section 12, repricing of Stock Options or Stock Appreciation Rights shall not be permitted without shareholder approval. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (A) changing the terms of a Stock Option or Stock Appreciation Right to lower its exercise price; (B) any other action that is treated as a “repricing” under generally accepted accounting principles; and (C) repurchasing for cash or canceling a Stock Option or Stock Appreciation Right at a time when its exercise price is greater than the Fair Market Value of the underlying stock in exchange for another Award, unless the cancellation and exchange occurs in connection with an event set forth in Section 12.

B-16

16. Effective Date, Amendment and Restatement, and Term of the Plan

(a) The Prior Plan, previously denominated the “Air Products and Chemicals, Inc. 1990 Long-Term Incentive Plan,” became effective for the Fiscal Year commencing October 1, 1989 for awards to be made for the Fiscal Year commencing October 1, 1989 and for Fiscal Years thereafter and was continued in effect indefinitely until terminated, amended, or suspended as permitted by its terms, following approval by a majority of those present at the January 26, 1989 annual meeting of shareholders of the Company and entitled to vote thereon. Following approval by the holders of a majority of the shares of Common Stock of the Company present at the January 25, 1996 annual meeting of shareholders of the Company and entitled to vote thereon, the Prior Plan was amended, restated, denominated the “Air Products and Chemicals, Inc. 1997 Long-Term Incentive Plan,” and continued in effect indefinitely for awards made for the Fiscal Year commencing October 1, 1996 and for Fiscal Years thereafter, until terminated, amended, or suspended as permitted by its terms. Following approval by the holders of a majority of the shares of Common Stock of the Company present at the January 25, 2001 annual meeting of shareholders of the Company and entitled to vote thereon, the Prior Plan was amended, restated, denominated the “Air Products and Chemicals, Inc. Long-Term Incentive Plan,” and continued in effect indefinitely for awards made for the Fiscal Year commencing October 1, 2001 and for Fiscal Years thereafter, until terminated, amended, or suspended as permitted by its terms. Following approval by the holders of a majority of the shares of Common Stock of the Company present at the January 23, 2003 Annual Meeting of Shareholders of the Company and entitled to vote thereon, the Prior Plan was amended, restated, and continued in effect for awards made on or after January 23, 2003, until terminated, amended, or suspended as permitted by its terms. Following approval by the holders of a majority of the shares of Common Stock of the Company present and entitled to vote at the January 26, 2006 Annual Meeting of Shareholders, the Prior Plan was amended, restated, and continued in effect for Awards made on or after January 26, 2006, until terminated, amended, or suspended as permitted by its terms. Following approval by the holders of a majority of the shares of Common Stock of the Company present and entitled to vote at the January 28, 2010 Annual Meeting of Shareholders, the Prior Plan was amended, restated, and continued in effect for Awards made on or after January 28, 2010, until terminated, amended, or suspended as permitted by its terms.

(b) Following approval by a majority of the shareholders present and entitled to vote thereon at the January 24, 2013 Annual Meeting of Shareholders, the Prior Plan was amended, restated and continued in effect until terminated, amended, or suspended as permitted under Section 15; provided, however, that no Award was permitted to be granted under the Prior Plan on or after January 24, 2023. This amendment and restatement of the Prior Plan applied to Awards made after January 24, 2013, except as provided therein and except to the extent it would adversely affect the rights of Participants with respect to Awards made prior to such date or be a “material modification” of such Awards within the meaning of Code Section 409A.

(c) Contingent on the approval by a majority of the shareholders present and entitled to vote thereon at the January 28, 2021 Annual Meeting of Shareholders, the Prior Plan shall be terminated, replaced, and superseded by the Plan as of the Effective Date, except that any awards granted under the Prior Plan shall remain in effect pursuant to their terms. The Plan shall apply to Awards issued on and after the Effective Date and shall continue to apply until terminated, amended, or suspended, as permitted by its terms.

2021 Proxy Statement	B-17

Appendix C

Survey Reference Group

Air Liquide	Dean Foods	Parker Hannifin
Alcoa	Eastman Chemical	Rockwell Automation
Arconic	Ecolab	Sealed Air
Avery Dennison	Emerson Electric	Sherwin-Williams
Ball	Estee Lauder	Stanley Black & Decker
Baxter	Fortive Corporation	Stryker
Becton Dickinson	Hershey	TE Connectivity
BorgWarner	Hormel Foods	Textron
Boston Scientific	Illinois Tool Works	United States Steel
Campbell Soup	Ingersoll-Rand	Univar
Celanese	Jacobs Engineering	Westlake Chemical
Chemours Company	J.M. Smucker	WestRock
Chevron Phillips Chemical	Kellogg	Weyerhaeuser
ConAgra Foods	Linde	Williams Companies
Corning	Masco
Covestro	Mosaic

2021 Proxy Statement	C-1

Images featured on the cover of this proxy statement
were taken prior to mask-wearing and social-distancing
protocols related to COVID-19. Proud to be designated
as a critical industry, Air Products has put important
protocols and procedures in place to help keep our
employees, customers and communities safe while
continuing to run our facilities around the world,
provide the critical products and services that society
needs and win important projects. We Stand Together.

For more information,
please contact us at:

Corporate Headquarters
Air Products and Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, PA 18195-1501
T 610-481-4911
F 610-481-5900

Corporate Secretary’s Office
Sean D. Major, Executive Vice President,
General Counsel and Secretary
T 610-481-4880

Investor Relations Office
Simon Moore, Vice President,
Investor Relations, Corporate Relations
and Sustainability
T 610-481-5575

AIR PRODUCTS AND CHEMICALS, INC.
7201 HAMILTON BLVD.
ALLENTOWN, PA 18195-1501

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You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on January 27, 2021 (January 25, 2021 for Retirement Savings Plan Participants). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D26810-P46582-Z78469	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AIR PRODUCTS AND CHEMICALS, INC.

The Board of Directors recommends you vote FOR each of the following:

1.	Election of Directors

	Nominees:		For	Against	Abstain

	1a.	Susan K. Carter	☐	☐	☐

	1b.	Charles I. Cogut	☐	☐	☐

	1c.	Lisa A. Davis	☐	☐	☐

	1d.	Chadwick C. Deaton	☐	☐	☐

	1e.	Seifollah Ghasemi	☐	☐	☐

	1f.	David H. Y. Ho	☐	☐	☐

	1g.	Edward L. Monser	☐	☐	☐

	1h.	Matthew H. Paull	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.		For	Against	Abstain

2.	Advisory vote approving the compensation of the Company's named executive officers.	☐	☐	☐

3.	Approval of the Air Products and Chemicals, Inc. 2021 Long-Term Incentive Plan.	☐	☐	☐

4.	Ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending September 30, 2021.	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Annual Meeting of
Air Products and Chemicals, Inc.
Thursday, January 28, 2021 - 2:00 p.m. Eastern Time

www.virtualshareholdermeeting.com/APD2021

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D26811-P46582-Z78469

Air Products and Chemicals, Inc.

Annual Meeting of Shareholders - January 28, 2021

Proxy

This proxy is solicited on Behalf of the Board of Directors

The undersigned hereby appoints Seifollah Ghasemi, M. Scott Crocco and Sean D. Major, or any one of them, with full power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Air Products and Chemicals, Inc. on Thursday, January 28, 2021, at 2:00 p.m. (Eastern Time), and at any adjournments thereof, and to vote at such meeting the shares which the undersigned would be entitled to vote if virtually present, as directed on the reverse side, and to vote in their judgment upon all other matters which may properly come before the meeting and any adjournments thereof. This proxy will be voted as directed, but if no instructions are given for voting on the matters listed on the reverse side, this proxy will be voted as recommended by the Board of Directors. If any other matters are properly presented for consideration at the Annual Meeting of Shareholders, the proxy holders, or any one of them, will have discretion to vote on those matters in accordance with their best judgment.

Air Products and Chemicals, Inc. Retirement Savings Plan Participants

The person signing on the reverse directs that Fidelity Management Trust Company, as Trustee for the Air Products and Chemicals, Inc. Retirement Savings Plan (the "Plan"), vote the shares of common stock of Air Products and Chemicals, Inc. ("shares") allocated to his or her account under the Plan at the Annual Meeting of Shareholders of Air Products and Chemicals, Inc. to be held on January 28, 2021 as directed on the reverse side.

The Trustee will tabulate the instructions from all participants and vote shares held in the Plan according to the instructions. The Trustee will vote shares held in the Plan for which no voting instructions are received by January 25, 2021 in the same proportions and manner as shares held in the Plan for which instructions have been received.

Continued and to be signed on reverse side